File No. 024-12574

Offering Circular dated July __, 2025

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Limitless X Holdings Inc.

9777 Wilshire Blvd., #400

Beverly Hills, CA 90212

(855) 413-7030

AS MANY AS 3,000,000 SHARES

of

Series D 15% Cumulative Redeemable Perpetual Preferred Stock

This is a public offering of securities (the “Offering”) of Limitless X Holdings Inc., a Delaware corporation (“Limitless X”, the “Company”, “we”, “us”, or “our”). The Offering is for as many as 3,000,000 shares (the “Maximum Offering”) of Series D 15% Cumulative Redeemable Perpetual Preferred Stock, stated value $25.00 per share (the “Series D Preferred Stock” or the “Shares”) at an offering price of $25.00 per Share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “Commission” or the “SEC”). See “Description of Securities”.

The Series D Preferred Stock is a new issuance with no prior trading market. However, we intend to seek quotation of listing of the Series D Preferred Stock on the OTCQB or the NYSE American. Such quotation or listing is not required for the closing of this Offering. The Series D Preferred Stock has no voting rights, other than in the limited circumstances required by Delaware corporate law, and our Chief Executive Officer, Jaspreet Mathur, controls voting on all matters presented to the shareholders. Commencing on the date of each issuance of shares of Series D Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series D Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable to the holders of the Series D Preferred Stock (the “Series D Preferred Stockholders”) on a quarterly basis in arrears, on or after the 15th day after the end of each quarter (each, a “Dividend Payment Date”), as such holders appear on our stock records at the close of business on the last day of the preceding fiscal quarter, regardless of whether it is a business day. Dividends will be payable out of amounts legally available at a rate equal to 15% per annum per $25.00, the stated value per share.

At each closing of the Offering, an amount equal to the first two years of dividend payments, or $3.75 per share per annum (equivalent to $7.50 for two years) (the “Dividend Reserve”), for the Series D Preferred Stock, will be retained from the proceeds from this Offering in a separate cash account held in escrow (the “Divided Payment Account”). Subject to compliance with Delaware law and any other applicable requirements, we will make dividend distributions from the Dividend Payment Account to the holders of the Series D Preferred Stock, on a quarterly basis, as and when permitted under Delaware law. Specifically, we will not make dividend payments if such payments do not comply with Section 170(a) of the Delaware General Corporation Law (the “DGCL”), which provides that dividend payments may only be paid out of a surplus or the net profits for the fiscal year in which the dividend is declared. Any dividends that are not paid on the applicable Dividend Payment Date shall accrue and will be paid to the applicable Series D Preferred Stockholders when the Company can declare dividends in accordance with Section 170(a) of the DGCL.

We will invest the proceeds of the Dividend Reserve in various capital preservation instruments, such as short-term, investment grade, interest-bearing securities and (or) money-market funds. Any investment income earned from the Dividend Payment Account will be remitted to Limitless X to use for working capital or general corporate purposes, provided that the Dividend Payment Account has sufficient funds to pay all dividends due to the holders of the Series D Preferred Stock for a two-year period, as and when permitted under Delaware law.

The Series D Preferred Stock has no stated maturity, shall not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities. Commencing on the date that is two (2) years from each respective Issue Date (the “Redemption Period Start Date”), we may redeem, at our option, the shares of Series D Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus all accrued and unpaid dividends up to, but not including, the redemption date. See “Description of Securities – Redemption” for further details.   The Offering will commence on the date of this Offering Circular and terminate on the earlier of (i) the date on which the Maximum Offering is sold, (ii) the date that is two (2) years from the date of qualification of this Offering Statement; or (iii) when we elect to terminate the Offering for any reason (in each such case, the “Termination Date”). To subscribe for Shares in this Offering, see “ – Procedures for Subscribing”. At least every twelve (12) months after the date this Offering has been qualified, Limitless X will file a post-qualification amendment to include its recent financial statements over a maximum period of two (2) years.

We will offer our Shares on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds, less the Dividend Reserve (which will be deposited in a separate cash account held in escrow), into our bank account and may dispose of the proceeds in accordance with the section “Use of Proceeds”.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds we receive from subscribers for this Offering will be available for our use upon our acceptance of subscriptions for the Shares.

Sale of the Shares will commence within two calendar days of the qualification date, and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F). Limitless X is using the Offering Circular format in its disclosure in this Offering Circular.

Offering the Shares on a “best-efforts” basis means that our Officers will use their commercially reasonable best efforts to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the Shares on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Generally, no sale may be made to non-accredited investors in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The Company and its subsidiaries are building a dynamic ecosystem designed to help individuals “Look Good and Feel Great” by integrating health, wellness, entertainment, fintech, community building, and brand development. Through its wholly-owned subsidiary, Limitless X Inc., the Company focuses on direct-to-consumer sales, offering innovative nutritional supplements that inspire people to reinvent themselves and achieve their highest potential. Currently, the Company’s products focus on brain health, weight management and recovery.

In December 2024, the Company announced plans to expand into new industries, including film and television, entertainment, real estate, fintech and regenerative skin-care areas. The Company expects that all of its proposed products will deliver unmatched value to customers, driving long-term growth for shareholders, and fostering meaningful connections within communities worldwide. However, these plans to expand into new industries. are aspirational and may not come to fruition or prove successful. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more detail.

Investing in our Shares involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Shares.

	Per Share	Total Maximum
Public offering price (1)	$25.00	$75,000,000
Less: introduction fees (2)	1.75	5,250,000
Net Offering Proceeds (3)	$23.25	$69,750,000
Less: Dividend Reserve	7.50	22,500,000
Net Offering Proceeds to Limitless	$15.75	$47,250,000

(1)	We expect to offer the Shares on a continuous, “best efforts” basis primarily through introductions from registered broker-dealers. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds (not including the Dividend Reserve) into our bank account and may dispose of the proceeds in accordance with the section “Use of Proceeds”. See also “Ranking”.

(2)	This represents the fee payable to any registered broker-dealers equal to seven percent (7%) of the public offering price from sales to investors in this Offering who are introduced to us by such registered broker-dealers. The amount in this line item assumes all sales of Shares are subject to an introduction fee.

(3)	This amount does not include total offering expenses, which are estimated to be approximately $100,000 and include legal and professional fees and miscellaneous expenses, regardless of how many Shares we sell.

Currently, our common stock is quoted in the under the symbol “LIMX” in the OTCQB market. On July 16, 2025, the closing price of our common stock was $2.49 per share.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the Shares.

No sale may be made to you in this Offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to “Qualified Purchasers” on page 23. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is July __, 2025

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process. Periodically, we may provide a Supplement to the Offering Circular that would add, update, or change the information contained in this Offering Circular. We may also file a post-qualification amendment (“PQA”) to reflect any facts or events arising after qualification of the Offering Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Offering Statement. Any statement that we make in this Offering Circular (as well as the Offering Statement of which it is a part) will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement or PQA. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

The Offering Statement and all supplements and PQAs that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

In this Offering Circular, unless the context indicates otherwise, references to “Limitless X,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Limitless X Holdings Inc. and its subsidiaries.

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Set forth below is a summary of the Risk Factors That Affect Our Business and the Offering

●	We have incurred significant losses, we expect to incur losses in the future, and we may not be able to generate sufficient revenue to achieve and maintain profitability.

●	The report of the independent registered public accounting firm includes a going concern uncertainty explanatory paragraph.

●	All of the current brands and products that we sell and promote are owned or controlled by our Chief Executive Officer and we may lose all of our business at any time.

●	If we fail to cost-effectively acquire new consumers or retain our existing consumers, our business could be adversely affected.

●	Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

●	If we fail to retain existing customers, or fail to maintain average order value levels, we may not be able to maintain our revenue base and margins, which would have a material adverse effect on our business and operating results.

●	We rely on third parties for some essential business operations and services, and disruptions or failures in service or changes in terms may adversely affect our ability to deliver goods and services to our customers.

●	Shipping is a critical part of our business and any changes in our shipping arrangements or any interruptions in shipping could adversely affect our operating results.

●	Increases in labor costs, including wages, could adversely affect our business, financial condition, and results of operations.

●	If we fail to maintain and enhance awareness of our brand, our business and financial results could be adversely affected.

●	We could face liability for information displayed via our e-commerce webpages and our other websites.

●	Advertising inaccuracies or product mislabeling may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

●	We are subject to a number of other laws and regulations, which could impact our business.

●	Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

●	We have authorized and designated Class A Preferred Convertible Stock, which are held by our Chief Executive Officer and majority shareholder and have voting rights of 60% of our common stock at all times.

●	Jaspreet Mathur, our Chief Executive Officer, owns greater than 50% of our voting securities which will cause us to be deemed a “controlled company” under the rules of NYSE American.

●	Because insiders control our activities, that may cause us to act us in a manner that is most beneficial to them and not to an outside shareholder which could cause us not to take actions that outside shareholders might view favorably.

●	We are dependent upon our management, founders, key personnel, and consultants to execute our business plan, and many of them have concurrent responsibilities at other companies.

●	There are limitations on the liability of our directors.

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●	We can issue future series of shares of preferred stock without shareholder approval which could adversely affect the rights of common shareholders.

●	We cannot make dividend payments to the holders of the Series D Preferred Stock, if such payments do not comply with Section 170(a) of the DGCL, which provides that dividend payments may only be paid out of a surplus or the net profits for the fiscal year in which the dividend is declared.

●	Our securities are considered a penny stock, and therefore are subject to the penny stock rules, and as such, U.S. broker-dealers may be discouraged from effecting transactions in our securities.

While our shares of our common stock are quoted on the OTCQB, we are required to remain current in our filings with the SEC for our shares of common stock to remain quoted on the OTCQB and not be moved to the OTC Pink Market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Shares. You should carefully read the entire Offering Circular, including the risks associated with an investment in Limitless X discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Limitless X Holdings Inc., incorporated in Delaware and based in California, along with its subsidiaries (“Limitless X”, the “Company”, “we”, “us”, or “our”), is building a dynamic, value-driven and recession-proof ecosystem designed to help individuals “Look Good and Feel Great” by integrating health, wellness, entertainment, fintech, community building, and brand development. The Company provides direct-to-consumer e-commerce, offering innovative products that empower people to reinvent themselves and become the best versions of themselves through, the Company’s subsidiary, Limitless X Inc., a Nevada corporation (“Limitless X”). The Company’s current products are focused on brain health, weight management and recovery.

In December 2024 and January 2025, the Company announced that it planned to make a significant impact in television and film, regenerative skin care, fintech, entertainment and real estate. Although the Company is optimistic about its expansion into these new industries, the endeavor is aspirational and there is no guarantee that such ventures will come to fruition and prove successful.

As of July 1, 2025, the Company has the following subsidiaries. A detailed description of each and the Company’s expansion plans may be found in the Business – “Other Business Divisions” section of this Offering Circular:

●	Limitless X, a Nevada corporation, provides direct to consumer e-commerce services for the Company’s health and wellness products, with a primary emphasis on dietary supplements. The Company’s current lead products are NZT-48, NZT-48 Lions mane, NZT-48 For Her and OneShot Nootropic Pre-Workout.

●	Limitless Films, Inc., a Florida corporation, is a dynamic television and film production company committed to crafting compelling visual stories in collaboration with acclaimed producers and directors that engage global audiences. In January 2025, Limitless Films advanced a $1 million bridge loan to a film producer to finance part of the pre-production budget for Borrower’s upcoming film with an A-list actor. The bridge loan is secured by a copyright in the film and the script.

●	XocelForte Therapeutics Inc., a Delaware corporation, is an emerging direct-to-consumer e-commerce brand which will be specializing in developing and marketing regenerative skin care products, harnessing the latest advancements in biotechnology and natural ingredients to promote skin health and rejuvenation.

●	Limitless Entertainment, Inc., a Florida corporation, is set to revolutionize the entertainment industry by creating an AI-powered platform for live and on-demand streaming of various sporting events, with advanced fan interaction tools to elevate user engagement to new heights. With our Chief Executive Officer’s strong foothold in the boxing, mixed martial arts, and wrestling industries, Limitless Entertainment expects to specialize in producing and licensing content related to combat sports.

●	Limitless Digital Assets, Inc., is a Florida corporation through which the Company intends either to develop or invest in digital assets. The Company recognizes that the future of nearly every sector will be intertwined with digital assets. This project is currently in its infancy and no steps have been taken in furtherance of the project in any material way. Statements made herein regarding Limitless Digital Assets are aspirational in nature. There can be no guarantee regarding its success or even if such plans will come to fruition.

●	Limitless Living Inc., a Florida corporation, is evaluating a variety of real estate investment projects, including creating a residential complex designed to inspire and elevate your life with innovative amenities that foster both physical vitality and mental clarity, or financing real estate projects. Our Chief Executive Officer has commenced initial evaluations of locations in the United States which are suitable for this development project.

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Leadership

Jas Mathur, our Chairman and Chief Executive Officer, is a Transformational Health Entrepreneur with over 14 years of experience within the health, wellness, and dietary supplements industry and 25+ years of experience as a webmaster and internet marketer. He is the owner of Emblaze One, a global interactive and web development agency with a team of 100+. Mr. Mathur founded Limitless X in 2021, drawing upon his own personal battles with health and his transformative journey that resulted in a remarkable weight loss of over 250 lbs. His extraordinary achievements across multiple industries serve as a powerful source of motivation, inspiration, and empowerment for all those who cross paths with him, igniting their dreams, fostering belief, and empowering them to achieve greatness.

Corporate History and Background

The Company was formed in the State of Nevada on June 3, 1996, as Vyta Corp. On November 5, 2010, the Company changed its name to Bio Lab Naturals, Inc. On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“Limitless X”), and its 11 shareholders (the “Limitless X Nevada Acquisition”). The parties completed and closed the Limitless X Nevada Acquisition on May 20, 2022.

Concurrently with the Limitless X Nevada Acquisition, Jaspreet Mathur, the founder, and principal shareholder of Limitless X also purchased from Helion Holdings LLC, shares of Bio Lab’s Class A Preferred Convertible Stock (“Class A Stock”), which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab. On June 10, 2022, the Company changed its name to Limitless X Holdings Inc.

Corporate Information

We are a Delaware corporation. Our corporate headquarters are located at 9777 Wilshire Blvd., #400, Beverly Hills, CA 90210. Our telephone number is (855) 413-7030. We maintain a website at https://www.limitlessx.com. We include our website throughout this report for reference only. The information contained on or connected to our website is not incorporated by reference into this report.

Trading Market

Our common stock is quoted in the OTCQB Best Market under the stock symbol “LIMX.”

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THE OFFERING

Issuer:	Limitless X Holdings Inc.

Securities offered:	As many as 3,000,000 shares of Series D 15% Cumulative Redeemable Perpetual Preferred Stock (“Series D Preferred Stock” or “Series D Stock”) having a stated value of $25.00.

Offering Price:	$25.00 per Share.

Trading Market:	The Series D Preferred Stock is a new issuance with no prior trading markets. However, the Company intends to seek quotation or listing of the Series D Preferred Stock on the OTCQB or NYSE American. Such quotation or listing is not required for the closing of this Offering.

Dividends:

Commencing on the date of each issuance of shares of Series D Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series D Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable to the holders of the Series D Preferred Stock (the “Series D Preferred Stockholders”) on a quarterly basis in arrears, provided that the dividend payments are permitted under Delaware law. Subject to compliance with Delaware law and any other applicable requirements, the Company will make dividend payments on or after the 15th day after the end of each quarter (each, a “Dividend Payment Date”) as such holders appear on our stock records at the close of business on the last day of the preceding fiscal quarter, regardless of whether a business day. Dividends will be payable out of amounts legally available at a rate equal to 15% per annum per $25.00, the stated value per share.

Dividend Payment Account:

At each closing of the Offering, an amount equal to two (2) years of dividend payments, or $3.75 per share per annum (equivalent to $7.50 per share for two years) (the “Dividend Reserve”), for the Series D Preferred Stock, will be retained from the proceeds from this Offering in a separate cash account (the “Divided Payment Account”). Subject to compliance with Delaware law and any other applicable requirements, we will make dividend distributions from the Dividend Payment Account to the holders of the Series D Preferred Stock when permitted under Delaware law out of a surplus or the net profits from the year in which any dividend on the Series D Preferred Stock is declared.

We will invest the proceeds of the Dividend Reserve in various capital preservation instruments, such as short-term, investment grade, interest-bearing securities and (or) money-market funds. Any investment income earned from the Dividend Payment Account will be remitted to the Company to use for working capital or general corporate purposes, provided that the Dividend Payment Account has sufficient funds to pay dividends due to the holders of the Series D Preferred Stock for a period of two (2) years.

Maturity, Sinking Fund, and Mandatory Redemption:	The Series D Preferred Stock has no stated maturity, shall not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Optional Redemption:	Commencing on the date that is two (2) years from each respective Issue Date (the “Redemption Period Start Date”), we may redeem, at our option, the shares of Series D Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus all accrued and unpaid dividends up to, but not including, the redemption date. See “Description of Securities – Redemption” for further details.

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Ranking:	The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities on parity with all equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. See “Description of Securities – Ranking” for further information.

Limited Voting Rights:	Holders of Series D Preferred Stock will have no voting rights except for the limited instances where the Series D Preferred Stock may vote. See “Description of Securities – Voting Rights” for further information.

Use of Proceeds:	After escrowing the Dividend Reserve, we intend on using the net proceeds from this Offering for working capital and general corporate purposes. See “Use of Proceeds” for further information.

Terms of the Offering:

The Offering will commence on the date of this Offering Circular and terminate on the earlier of (i) the date on which the Maximum Offering is sold, (ii) the date that is two (2) years from the date of qualification of this Offering Statement; or (iii) when we elect to terminate the Offering for any reason (in each such case, the “Termination Date”). To subscribe for Shares in this Offering, see “Plan of Distribution – Procedures for Subscribing”. At least every twelve (12) months after the date this Offering has been qualified, Limitless will file a post-qualification amendment to include its recent financial statements over a maximum period of three (3) years.

We expect to have multiple closings of this Offering prior to the Termination Date. We have not retained a placement agent, underwriter, or broker-dealer with respect to this Offering and are not paying any underwriting discounts or commissions, except that we may pay a cash fee payable to any registered broker-dealers equal to seven percent (7%) of the gross proceeds from sales to investors in this Offering who are introduced to us by such registered broker-dealers. There is no minimum number of securities or minimum aggregate proceeds for this Offering to close.

Investor Suitability Standards:	The Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Subscription Procedures:	To subscribe for the Shares in this Offering, you must: (i) contact us by phone or e-mail, (ii) electronically receive, review, execute and deliver to us a subscription agreement; and (iii) deliver funds directly by check, wire, or electronic funds transfer via ACH to our designated account.

Risk factors:

An investment in the Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in “Risk Factors” in this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Shares

Our Chief Executive Officer, Jaspreet Mathur, is a controlling shareholder and controls all voting on matters presented to the shareholders.

Certain U.S. Federal Income Tax Considerations:	You should consult your tax advisors with respect to the U.S. federal income tax consequences of owning the Series D Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction.

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RISK FACTORS

An investment in the Shares involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this Offering Circular, including our consolidated financial statements and notes thereto, before deciding whether to invest in our Shares. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the value of our stock could decline, and you may lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

RISKS RELATED TO OUR BUSINESS

Our future profitability is uncertain.

We have incurred losses in recent quarters. Because we operate in the highly competitive nutritional supplement industry and are or expect to expand into film and television, regenerative skin care, entertainment, real estate, and potentially even digital assets, we have difficulty predicting our future operating results, and we cannot be certain that our revenue will grow at rates that will allow us to reach or maintain profitability on a quarterly or annual basis.

We have incurred recurring losses and may not be profitable in the future. Our plans to maintain and increase liquidity may not be successful. The report of the independent registered public accounting firm includes a going concern uncertainty explanatory paragraph.

We have a history of operating losses and negative cash flow in operating activities. We have incurred recurring net losses, including net losses from operations before income taxes of $4.2 million and $13.9 million for the years ended December 31, 2024 and 2023, respectively, and we had an accumulated deficit of $38.8 million as of December 31, 2024. In the three months ended March 31, 2025, we incurred a net loss from operations before income taxes of $34.6 and an accumulated deficit of $73,460,342 as of March 31, 2025. These factors raise substantial doubt as to our ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in their report for 2023. Our cash needs will depend on numerous factors, including our revenues, completion of our product development activities, customer and market acceptance of our product, and our ability to reduce and control costs. We expect to devote substantial capital resources to, among other things, fund operations and continue development plans. To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through loans, and has not experienced any liquidity problems in settling payables in the normal course of business and repaying loans when they fall due. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impact our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in the near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

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We have incurred significant losses, we expect to incur losses in the future, and we may not be able to generate sufficient revenue to achieve and maintain profitability.

For the year ended December 31, 2024, we incurred net losses of $4.2 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we (i) expand our business into new areas, which includes film and television, regenerative skin-care, entertainment and fin-tech, and which may not come to fruition and prove successful (ii) broaden our customer base, (iii) develop our retail and wholesale distribution platforms, and (iv) make expenditures in an effort to enhance our existing online direct-to-consumer website. Historically, we have devoted most of our financial and other resources on sales and marketing; continued expansion of our business; and general administration expenses, including legal, accounting, and other expenses. We may not succeed in increasing our revenues, which historically have been reliant on our online direct-to-consumer website, in a manner that will be sufficient to offset these higher expenses. Any failure to increase our revenues as we implement initiatives to grow our business could prevent us from achieving profitability. We cannot be certain that we will be able to achieve profitability on a quarterly or annual basis, if at all. If we are unable to address these risks and difficulties as we encounter them, our business, financial condition, and results of operations may suffer.

All of the current brands and products that we sell and promote are licensed from Limitless Performance, Inc., an entity owned by our Chief Executive Officer and we may lose all of our business at any time.

All of the current brands and products, including the NZT-48 products, that we sell and promote are licensed from Limitless Performance, Inc. (“LPI”), an entity owned by Jas Mathur, our Chief Executive Officer. If Mr. Mathur chooses, on behalf of LPI, to terminate our licensing agreement, we will effectively lose all of our current business. We entered into the licensing agreement with LPI for our current marketed brands in 2021 and it has a five-year term with automatic renewal for five years, whereby the licensor is not able to terminate the agreement with us before the end of a given term except “for cause.” However, the licensing agreement only grants us a non-exclusive license to manufacture, market, and distribute the brand’s products. Therefore, there is a possibility that LPI could work with other companies to manufacture, market, and distribute its products or replace us entirely. If this occurs, our revenues will significantly decline or stop completely. In addition, the trademarks for our name, “Limitless X,” and logo, are owned by entities that are owned or controlled by Mr. Mathur. In the event that he chooses, on behalf of LPI, to restrict our use of these trademarks, we will not be able to use our name and logo and would have to change our name.

If we fail to cost-effectively acquire new consumers or retain our existing consumers, our nutritional supplements business could be adversely affected.

Our success in our nutritional supplements business depends on our ability to attract new customers and engage existing customers cost-effectively. To acquire and engage customers, we must, among other things, promote and sustain our platform, and provide high-quality products, user experiences, and customer service. If customers do not perceive our e-commerce service or products to be reliable and of high quality, if we fail to introduce new and improved products, or if we introduce new products that are not favorably received by the market, we may not be able to attract or retain customers.

We have historically acquired a significant number of our customers through digital advertising on social media. The advertisers we utilize may terminate their agreements with us at any time or introduce factors beyond our control, such as such as adjustments to algorithms that may decrease user engagement or negatively affect our ability to reach a broad audience; increases in pricing; and changes in policies that may delay or prevent our advertising through these channels, all of which could impact our ability to attract new customers.

We have marketing initiatives designed to acquire customers through increased search engine optimization and streaming digital video services. These new acquisition channels may not perform as well as our historical social media advertising channels. Our efforts to diversify customer acquisition channels may not be effective, which could negatively affect our results of operations.

Customer acquisition costs may fluctuate and rise on the channels that have been successful for us historically and on new channels that we are introducing. Rising costs may limit our ability to expand or maintain our customer acquisition efforts which could negatively affect our results of operations.

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Other factors may reduce our ability to acquire, maintain, and further engage with customers, including the effectiveness of our marketing efforts and other expenditures we make to continue to acquire new customers and maintain and increase engagement with existing customers; system updates to advertising platforms; changes in search algorithms by search engines; the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites; and consumer behavior changes as a result of the COVID-19 pandemic or otherwise.

Moreover, consumer preferences may change, and customers may not purchase through our marketplace as frequently or spend as much with us as historically has been the case. As a result of these potential changes, the revenue generated from customer transactions may not be as high as revenue generated from transactions historically.

We must expend resources to maintain consumer awareness of our current nutritional supplement brands, to develop new business divisions in television and film, regenerative skin-care, fintech, entertainment and real estate and generate interest in our current and new products. Our marketing strategies and channels will evolve, and our efforts may or may not be successful.

To remain competitive and expand and keep market share for our current nutritional products (including new and advanced versions of these products) and to develop our new businesses in television and film, regenerative skin care, fintech, entertainment and real estate, across our various channels, we need to increase our marketing and advertising spending. Substantial advertising and promotional expenditures will be e required to maintain or improve our brands’ market position and to develop our new business divisions, which includes our television and entertainment, regenerative skin care, fintech, entertainment and real estate divisions. An increase in our marketing and advertising efforts may not maintain our current reputation, lead to increased brand awareness, or attract new customers. If we are unable to maintain and promote a favorable perception of our brand and products on a cost-effective basis, our business, financial condition, results of operations, and prospects could be adversely affected.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as, among other things, marketing tools. We also maintain relationships with many social media influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms that we use change their policies or algorithms, we may not be able to fully optimize such platforms, and our ability to maintain and acquire customers and our financial condition may suffer.

Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the FTC has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser.

We do not prescribe what our influencers post, and if we were held responsible for the content of their posts or their actions, we could be fined or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products, or influencers and other third parties who are affiliated with us may be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction.

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If we fail to retain existing customers, or fail to maintain average order value levels, we may not be able to maintain our revenue base and margins, which would have a material adverse effect on our business and operating results.

A significant portion of our net sales is generated from sales to existing customers. If existing customers no longer find our product offerings appealing, or if we are unable to timely update our product offerings to meet current trends and customer demands, our existing customers may make fewer or smaller purchases in the future. A decrease in the number of our customers who make repeat purchases or a decrease in their spending on the merchandise we offer could negatively impact our operating results. Further, we believe that our future success will depend in part on our ability to increase sales to our existing customers over time, and if we are unable to do so, our business may suffer. If we fail to generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results, and financial condition could be materially adversely affected.

Traffic to our e-commerce webpages and conversion rates may decline.

In order to generate online customer traffic, we depend heavily on e-mailed catalogs, outbound emails, and an affiliate program. Our sales volume and e-commerce webpages traffic generally may be adversely affected by, among other things, a change in any of the above-mentioned dependencies as well as economic downturns, system failures, competition from other internet retailers, and non-internet retailers. A reduction in traffic to the e-commerce webpages as a result of these or any other factors could have a material adverse effect on our business, results of operations, and financial condition. In addition, e-commerce webpages sales conversion rates may decline due to, among other things, system failures and our ability to effectively predict and respond to changing trends and consumer demands, and to translate market trends into appropriate, saleable product offerings in a timely manner, all of which could also have a material adverse effect on our business, results of operations, and financial condition.

We must effectively manage our vendors to minimize inventory risk and maintain our margins.

We seek to avoid maintaining high inventory levels in an effort to limit the risk of outdated merchandise and inventory write-downs. If we underestimate quantities demanded by our customers and our vendors cannot restock, then we may disappoint customers who may then turn to our competitors. We require many of our vendors to meet minimum restocking requirements, but if our vendors cannot meet these requirements and we cannot find alternative vendors, we could be forced to carry more inventory than we have in the past. Our risk of inventory write-downs would increase if we were to hold large inventories of merchandise that prove to be unpopular.

We rely on third parties for some essential business operations and services, and disruptions or failures in service or changes in terms may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, such as printing, shipping, paper supplies, and operation of our e-commerce webpages and customer support. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality or cost of products and services that they provide will remain at currents levels or the levels needed to enable us to conduct our business efficiently and effectively.

Our business, including our costs and supply chain, is subject to risks associated with sourcing, manufacturing, warehousing, distribution, infrastructure, and logistics to third-party providers, and the loss of any of our key suppliers or logistical service providers could negatively impact our business.

All of the products we offer are supplied or manufactured by a limited number of third-party suppliers and manufacturers, and as a result we may be subject to price fluctuations or supply disruptions. Our operating results would be negatively impacted by increases in the costs of our products, and we have no guarantees that costs will not rise. In addition, as we expand into new categories and product types, we expect that we may not have strong purchasing power in these new areas, which could lead to higher costs than we have historically seen in our current categories. We may not be able to pass increased costs on to consumers, which could adversely affect our operating results. Moreover, in the event of a significant disruption in the supply of the materials used in the manufacture of the products we offer, we and the vendors that we work with might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

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In addition, products and merchandise we receive from manufacturers and suppliers may not be of sufficient quality or free from damage, or such products may be damaged during shipping, while stored in our warehouse fulfillment centers or with third-party e-commerce or retail customers or when returned by consumers. We may incur additional expenses, and our reputation could be harmed if consumers and potential consumers believe that our products do not meet their expectations, are not properly labelled, or are damaged. Quality control problems could also result in regulatory action, such as FDA Warning Letters, restrictions on importation, product liability litigation, product seizures, products of inferior quality or product stock outages or shortages, harming our sales and creating inventory write-downs for unusable products.

We purchase significant amounts of product from a limited number of suppliers with limited supply capabilities. There can be no assurance that our current suppliers will be able to accommodate our anticipated growth or continue to supply current quantities at preferential prices. We generally do not maintain long-term supply contracts with any of our suppliers and any of our suppliers could discontinue selling to us at any time. An inability of our existing suppliers to provide materials in a timely or cost-effective manner could impair our growth and have an adverse effect on our business, financial condition, results of operations, and prospects.

We rely or may rely on software-as-a-service (“SaaS”) technologies from third parties in order to operate critical functions of our business, including financial management services, payment processing, customer relationship management services, website platform services, e-commerce services, email services, supply chain services, and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices or for any other reason, or if we fail to migrate successfully to new services, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our offerings and supporting our consumers could be impaired, our ability to communicate with our suppliers could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained, and implemented, all of which could have an adverse effect on our business, financial condition, results of operations, and prospects.

We utilize cloud services from third-party data center facilities operated by AWS and Cloudflare. Any damage to, failure of, or interference with our cloud service that is hosted by us, AWS, Cloudfare, or by third-party providers we may utilize in the future, whether as a result of our actions, actions by the third-party data centers, actions by other third parties, or acts of nature, could result in interruptions in our cloud service and/or the loss of our or our customers’ data, including personal information. Impairment of, or interruptions in, our cloud services may subject us to claims and litigation and adversely affect our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our services are unreliable. Additionally, any limitation of the capacity of our data centers could impede our ability to scale, onboard new customers, or expand the usage of existing customers, which could adversely affect our business, financial condition, and results of operations. While we have disaster recovery arrangements in place, our preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit us to continue operating in the event of any problems with respect to our systems or those of our third-party data centers or any other third-party facilities. Our disaster recovery and data redundancy measures may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

If any of our key suppliers becomes insolvent, ceases, or significantly reduces its operations, or experiences financial distress, or if any environmental, economic, or other outside factors impact their operations, our operations could be substantially disrupted. If we are unable to identify or enter into distribution relationships with new suppliers or to replace the loss of any of our existing suppliers, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, results of operations, and prospects could be adversely affected.

If our third-party suppliers and manufacturers do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, financial condition, results of operations, and prospects could be harmed.

We continually seek to expand our base of suppliers, especially as we identify new products that necessitate new or additional materials. We also require our new and existing suppliers to meet our ethical and business partner standards. Suppliers may also have to meet governmental and industry standards and any relevant standards required by our consumers, which may require additional investment and time on behalf of suppliers and us.

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Our reputation and our consumers’ willingness to purchase our products depend in part on our suppliers’, manufacturers’, and retail partners’ compliance with ethical employment practices, such as with respect to child labor, wages, and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail partners and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or retail partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations, and prospects.

Shipping is a critical part of our business and any changes in our shipping arrangements or any interruptions in shipping could adversely affect our operating results.

We rely on several vendors for our shipping requirements. If we are not able to negotiate acceptable pricing or other terms with these vendors or if they experience performance problems or other difficulties, it could negatively impact our operating results and our consumer experience. Rising shipping costs and the imposition of surcharges from time to time could negatively impact our operating results. In addition, our ability to receive inbound inventory and ship products to consumers and retailers may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, trade embargoes, customs and tax requirements, and similar factors. We are also subject to risks of damage or loss during delivery by our shipping vendors. If our products are not delivered in a timely fashion or are damaged or lost during delivery, our consumers could become dissatisfied and cease shopping on our site or retailer, which could have an adverse effect on our business, financial condition, operating results, and prospects.

We are subject to risks related to online payment methods, including third-party payment processing-related risks.

We currently accept payments using a variety of methods, including credit card, debit card, and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud, and other risks. We also rely on third parties to provide payment processing services, and for certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and affect our ability to achieve or maintain profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI-DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications, or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.

Furthermore, as our business changes, we may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. As we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional regulations, compliance requirements, and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs.

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We also occasionally receive orders placed with fraudulent data and we may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines or refuse to process our transactions. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, we may have little recourse if we process a criminally fraudulent transaction. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

Merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If the rate of merchandise returns increases significantly or if merchandise return economics become less efficient, our business, financial condition, and operating results could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time our products are damaged in transit, which can increase return rates and harm our brands.

Our operations are currently dependent on a single warehouse and distribution center, and the loss of, or disruption in, the warehouse and distribution center and other factors affecting the distribution of merchandise could have a material adverse effect on our business and operations.

Our warehouse and fulfillment/distribution functions are currently primarily handled from a single facility. Our current fulfillment/distribution operations are dependent on the continued use of this facility. Any significant interruption in the operation of the warehouse and fulfillment/distribution center due to COVID-19 restrictions, natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use our facility, could delay, or impair the ability to distribute merchandise and fulfill online orders, which could cause sales to decline.

We also depend upon third-party carriers for shipment of a significant amount of merchandise directly to our customers. An interruption in service by these third-party carriers for any reason could cause temporary disruptions in business, a loss of sales and profits, and other material adverse effects.

Our revenues and income could decline due to general economic trends and declines in consumer spending.

Our revenues are largely generated by discretionary consumer spending. Consumer spending tends to decline during recessionary periods and may also decline at other times. Accordingly, our revenues could decline during any general economic downturn.

We face risks related to recession, inflation, weak growth, and other economic conditions.

Customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. For example, under these conditions, potential customers may delay or cancel purchases of our products. Further, in the event of a recession, our manufacturing partners, suppliers, and other third-party partners may suffer their own financial and economic challenges and as a result they may demand pricing accommodations, delay payment, or become insolvent, which could harm our ability to meet our customer demands or otherwise could harm our business, financial condition, and results of operations. Similarly, disruptions in financial and credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers, and lenders and might cause us to not be able to access sources of liquidity, and our borrowing costs could increase. If general macroeconomic conditions deteriorate, our business, financial condition, and results of operations could be materially and adversely affected.

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In addition, we are also subject to risk from inflation and increasing market prices of certain supplies and raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, supplies, and commodities, such as inflation or supply chain constraints.

Changes in the economy could have a detrimental impact on our business.

Changes in the general economic climate could have a detrimental impact on our revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may adversely affect our business. Any of such events or occurrences could have a material adverse effect on our financial results.

Increases in labor costs, including wages, could adversely affect our business, financial condition, and results of operations.

Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs, and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in California and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition, and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition, and results of operations.

We face competition in our market from various companies, most of which have greater financial, technical, and other resources than us.

We face significant competition from other companies operating in the health and wellness space and other industries into which we intend to expand such as film and entertainment, fintech, and real estate. Our operating results could suffer if we fail to compete effectively. These industries are intensely competitive and subject to rapid and significant change. We have competitors both in the United States and internationally. Many of our competitors have substantially greater financial, technical, and other resources, such as larger staff and experienced marketing departments and manufacturing wings. These companies may obtain market acceptance more rapidly than we can and may be more effective in selling and marketing their products and services as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop products and services that are superior. Competition may increase further as a result of greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring, or licensing similar products or services that we may develop. If we fail to successfully compete in our market, or if we incur significant expenses in order to compete, it could have a material adverse effect on our results of operations.

Our business model is evolving.

Our business model is unproven and is evolving. In December 2024 and January 2025, we announced that we were entering into new industries, including television and film, entertainment, fintech, real estate and regenerative skin care. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as our market continues to evolve.

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If we fail to maintain and enhance awareness of our brand, our business and financial results could be adversely affected.

We believe that maintaining and enhancing awareness of our brand is critical to achieving widespread acceptance and success of our business. We also believe that the importance of brand recognition will increase due to the relatively low barriers to entry in our market. Maintaining and enhancing our brand awareness may require us to spend increasing amounts of money on, and devote greater resources to, advertising, marketing, and other brand-building efforts and these investments may not be successful. Further, even if these efforts are successful, they may not be cost-effective. If we are unable to continuously maintain and enhance our media presence, our market may decrease and we may fail to attract advertisers and subscribers, which could in turn result in lost revenues and adversely affect our business and financial results.

An inability to maintain and enhance product image could harm our business.

It is important that we maintain and enhance a positive perception of any new products. The image and reputation of our products may be impacted for various reasons including, but not limited to, bad publicity, litigation, and complaints from regulatory bodies. Such problems, even when unsubstantiated, could be harmful to our image and the reputation of our products. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated could damage our reputation and diminish the value of our brand, which could have a material adverse effect on our business, results of operations, and financial condition. Deterioration in our brand equity (brand image, reputation, and product quality) may have a material adverse effect on our financial results.

Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

If our operations expand as planned, we will need to manage additional relationships with various strategic partners, suppliers, and other third parties. Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts effectively and hire, train, and integrate additional management, administrative and sales and marketing personnel. Our projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel, or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

Our operating plan relies in large part upon our assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our operating plan depends on a number of factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	results of our research and development activity;

●	demand for our current and proposed products;

●	competition;

●	our ability to retain existing key management and consultants, to integrate recent hires, and to attract, retain, and motivate qualified personnel; and

●	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations, and financial condition.

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Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy or the local economies of the markets in which we operate, cause shortages of materials, increase costs associated with obtaining materials, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our products and services and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

RISKS RELATING TO GOVERNMENT REGULATION AND POLICIES

We could face liability for information displayed via our e-commerce webpages and our other websites.

We may be subjected to claims for defamation, negligence, copyright, or trademark infringement, or based on other theories relating to the information we publish on our e-commerce webpages and on any of our websites. These types of claims have been brought, sometimes successfully, against similar companies in the past. We are currently involved in a lawsuit related to this issue as noted on page F-42 of this Offering Circular:

●	Harpo Inc. – A legal action was filed in the Central District of California against Limitless X Inc. and two of its officers along with Emblaze One, Inc., alleging trademark infringement and dilution, unfair competition, false advertising, and violation of the right of publicity, all based on allegations that one of our advertisements contained the unauthorized use of a celebrity’s name and intellectual property, Harpo Inc. and OW Licensing Company LLC v. Emblaze One, Inc., et al., Case Number 2:23-cv-04459 VAP (ASx) filed on June 7, 2023. Plaintiffs in this action seek relief in the form of: (1) a declaratory injunction stating that the use of Plaintiff’s mark constitutes dilution, tarnishment, unfair competition and trademark infringement; (2) a permanent injunction prohibiting the Company from using any of Plaintiff’s marks and her name, image and likeness; (3) destruction of all marketing materials bearing infringing marks; (4) disgorgement of profits; (5) actual and punitive damages; and (6) corrective advertising. Any exposure stemming from this action would be subject to indemnity from the advertising network responsible for the ads in question. There is no tentative schedule of litigation at the moment as we have not yet filed a responsive pleading in this action as we are attempting a global settlement; however, if unable to settle we will defend the case vigorously and will attempt a contractual and equitable indemnity claim against the advertiser. No liability has been recorded for this litigation because the Company believes that any such liability is not reasonably estimable at this time.

In addition, based on links we provide to third-party websites, we could also be subjected to claims based upon online content we do not control that is accessible from our e-commerce webpages.

Government regulation of the internet and e-commerce is evolving and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business, financial condition, results of operations, and prospects.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce, including consumer protection regulations that regulate retailers and govern the promotion and sale of merchandise. Existing and future regulations and laws could impede the growth of the Internet, e-commerce, or mobile commerce, which could in turn adversely affect our growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, sales practices, subscription programs, and internet neutrality. It is possible that general business regulations and laws, or those specifically governing the internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply, or will comply fully with all such laws and regulations.

Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities, customers, suppliers, or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our website and mobile applications by customers and suppliers, and may result in the imposition of monetary liabilities and burdensome injunctions that could, for example, require changes to our business practices. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could have an adverse effect on our business, financial condition, results of operations, and prospects.

We are subject to a number of other laws and regulations, which could impact our business.

We are subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public and worker health and safety, natural resources, the environment, and consumers. Our operations are subject to regulation by the Occupational Safety and Health Administration (“OSHA”), the Food and Drug Administration (“FDA”), the Consumer Product Safety Commission (“CPSC”), the United States Department of Agriculture (“USDA”), the Federal Trade Commission (“FTC”), and by various other federal, state, local and foreign authorities regarding the manufacture, processing, packaging, storage, sale, order fulfillment, advertising, labeling, import and export of our products. In addition, we and our manufacturing partners are subject to additional regulatory requirements, including state, local and foreign environmental, health and safety legislative and regulatory authorities and the National Labor Relations Board, covering such areas as discharges and emissions to air and water, the use, management, disposal and remediation of, and human exposure to, hazardous materials and wastes, and public and worker health and safety, and current Good Manufacturing Practice requirements (“GMPs”) enforced by the FDA.

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In addition, as the provider of products with a subscription-based element, a variety of laws and regulations govern the ability of users to cancel subscriptions and auto-payment renewals. California’s automatic renewal law in particular has been the basis for both consumer class actions and government enforcement.

Violations of or liability under any of these laws and regulations may result in administrative, civil, or criminal fines, penalties, or sanctions against us, revocation or modification of applicable permits, licenses, or authorizations, environmental, health and safety investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and we may incur (directly or indirectly through our manufacturing partners) material costs to comply with current or future laws and regulations or in any required product recalls.

Liabilities under, and/or costs of compliance, and the impacts on us of any non-compliance, with or investigations under any such laws and regulations could have an adverse effect on our business, financial condition, results of operations, and prospects.

Failure by our network of retail and e-commerce partners, suppliers, or manufacturers to comply with product safety, environmental, or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our network of retail and e-commerce partners, suppliers, or manufacturers fail to comply with environmental, health and safety, or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted, and our reputation could be harmed. Additionally, our retail and e-commerce partners, suppliers, and manufacturers are required to maintain the quality of our products and to comply with our standards and specifications. In the event of actual or alleged non-compliance, we might be forced to find alternative retail or e-commerce partners, suppliers, or manufacturers and we may be subject to lawsuits and/or regulatory enforcement actions related to such non-compliance by the suppliers and manufacturers. As a result, our supply of products could be disrupted or our costs could increase, which could adversely affect our business, financial condition, results of operations, and prospects. The failure of any partner or manufacturer to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims, government, or third-party actions, or economic loss. For example, a manufacturer’s failure to meet GMPs could result in the delivery of a product that is subject to a product recall, product liability litigation, or government investigations and enforcement. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of materials or finished inventory, including increasing inventory in anticipation of a potential supply or production interruption, could have an adverse effect on our business, financial condition, results of operations, and prospects.

We, as well as our suppliers, are subject to numerous federal, state and local laws and regulations and our compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, require recalls of certain products, raise regulatory enforcement risks not present in the past or otherwise adversely affect our business, results of operations and financial condition.

We are subject to various federal, state, and local laws, regulations and administrative practices that affect our business. Our suppliers and contract manufacturers are also subject to such laws and regulations. The safety, formulation, manufacturing, processing, packaging, importation, labeling, promotion, advertising, and distribution of products we sell in our stores, including private label products, are subject to regulation by several federal agencies, including the FDA, the FTC, the USDA, the CPSC and the EPA, as well as by various state and local agencies.

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Our sale of dietary supplements is subject to the FDA’s comprehensive regulatory authority under the FDCA, as amended by the Dietary Supplement Health and Education Act (“DSHEA”). DSHEA greatly expanded the FDA’s regulatory authority over dietary supplements and empowered the FDA to establish good manufacturing practice regulations governing key aspects of the production of dietary supplements, including quality control, packaging, and labeling. Under DSHEA, a person or firm that markets a dietary supplement with structure, function, general well-being or nutrient deficiency claims on the product labeling must notify FDA about the claim within thirty days after first marketing the dietary supplement with the claim and no dietary supplement may bear a statement that expressly or implicitly represents that such supplement will diagnose, cure, treat or prevent a disease. If these laws and regulations were violated by our management, suppliers, distributors or vendors, we could be subject to regulatory enforcement action, public warning letters, product recalls, fines, penalties and sanctions, including injunctions against the future shipment and sale of products, seizure and confiscation of products, prohibition on the operation of our stores, restitution and disgorgement of profits, operating restrictions and even criminal prosecution in some circumstances. In addition, other public and private actors are increasingly targeting dietary supplement retailers and manufacturers with class action lawsuits for selling products that allegedly fail to adhere to the requirements of FDCA, DSHEA, and other federal and state statutes and requirements, including for failing to adhere to current GPMs, making false or misleading product statements, providing inaccurate ingredient identity and potency, and failing to control or disclose allergens, contaminants, residues and adulterants, as well as for state common and statutory laws regarding deceptive trade practices.

We could also be the target of claims relating to false or deceptive advertising in connection with the marketing and advertising of the products we sell, including under the auspices of the FTC, the consumer protection statutes of some states as well as certain non-government watchdog groups and class action law firms. In addition, the FDA has aggressively enforced its regulations with respect to structure/function claims (e.g., “calcium builds strong bones”), nutrient content claims (e.g., “high in antioxidants”) and other claims that impermissibly suggest therapeutic benefits for certain foods or food components. In addition, the number of private consumer class actions relating to false or deceptive advertising against cosmetic, food, beverage and nutritional supplement manufacturers has increased in recent years. These events could interrupt the marketing and sales of products in our stores, including our private label products, severely damage our brand reputation and public image, increase the cost of products in our stores, result in product recalls or litigation, and impede our ability to deliver merchandise in sufficient quantities or quality to our stores, which could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

The storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations that could adversely affect our business and financial condition.

Some data we store, process, and use, contains personal information, which subjects us to a variety of privacy, rights of publicity, data protection, content, protection of minors, and consumer protection laws and regulations in the United States. These laws and regulations are constantly evolving, can be particularly restrictive, and may impose significant fines or penalties. The application and interpretation of these laws and regulations are often uncertain and could result in investigations, claims, changes to our business practices, and/or increased cost of operations, any of which could have a material adverse effect on our results of operations and financial condition.

A number of states have enacted laws or are considering the enactment of laws governing the protection of credit card or other personal information received from consumers. If we fail to comply with these laws, it could adversely affect our business and financial performance.

We face significant risks relating to cybersecurity threats.

We face significant risks related to cybersecurity threats, which could adversely affect our business, financial condition, and results of operations. Cybersecurity incidents, including but not limited to unauthorized access, data breaches, and other malicious activities, could result in the loss or theft of sensitive information, disruption of our operations, and damage to our reputation. While we have implemented measures to protect our information systems, there can be no assurance that these measures will effectively prevent all cybersecurity incidents.

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RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

We have authorized and designated Class A Stock, which have voting rights of 60% of our common stock at all times.

We have 500,000 shares of our Class A Stock authorized and outstanding. The Class A Stock have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of the Company. At this time, all shares of the Class A Stock are issued to Jaspreet Mathur, our Chief Executive Officer and majority shareholder. Therefore, at all times, our CEO will have voting control over all decisions requiring majority vote or consent.

Jaspreet Mathur, our Chief Executive Officer, owns greater than 50% of our voting securities which will cause us to be deemed a “controlled company” under the rules of NYSE American.

As a result of his ownership of all issued and outstanding shares of our Class A Stock, as well as ownership of our common stock, Mr. Mathur, our Chief Executive Officer currently holds approximately 87% of our voting securities (and will continue to own at least 60% of our voting stock at all times, including after our offering), and as such, we are a “controlled company” under the NYSE American Listing Rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group, or another company is a “controlled company” and, as such, may elect to be exempt from certain corporate governance requirements.

Accordingly, should the interests of Mr. Mathur differ from those of other shareholders, the other shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE American corporate governance standards. Even if we do not avail ourselves of these exemptions, our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Because insiders control our activities, that may cause us to act us in a manner that is most beneficial to them and not to outside shareholder which could cause us not to take actions that outside shareholders might view favorably.

Our officers, directors, and holders of 5% or more of our issued and outstanding common stock beneficially own approximately 92% of our issued and outstanding common stock and our CEO owns all of the Class A Stock. As a result, insiders and particularly our CEO effectively control all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transactions. These insiders also have the ability to delay or perhaps even to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring, or preventing a change in control that you might view favorably.

We are dependent upon our management, founders, key personnel, and consultants to execute our business plan, and many of them have concurrent responsibilities at other companies.

Our success is heavily dependent upon the continued active participation of our current executive officers as well as other key personnel and consultants. Many of them have concurrent responsibilities at other entities. Some of the advisors and consultants, and others to whom our ultimate success may be reliant have not signed contracts with us and may not ever do so. Loss of the services of one or more of these individuals could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train, and retain other highly qualified personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on it.

We do not have any key person life insurance policies on any of our officers or employees.

We are dependent upon our officers and key employees to conduct our operations and execute our business plan. However, we have not purchased any life insurance policies for any individuals in the event of their death or disability. Therefore, should any of those officers and key employees die or become disabled, we will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect us and our operations.

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There are limitations on the liability of our directors.

Delaware General Corporation Laws exclude personal liability of our directors and our shareholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws. Our charter documents also provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors for monetary damages for certain breaches of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“the “Securities Act”) may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have agreed to indemnification of officers and directors as is allowed by Delaware General Corporation Law.

Delaware General Corporation Law provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

Our officers and directors may have conflicts of interests as to corporate opportunities which we may not be able or allowed to participate in.

Presently there is no requirement contained in our charter documents or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. See “Certain Relationships and Related Party Transactions”.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF THE SERIES D PREFERRED STOCK

We will not be able to pay dividends on the Series D Preferred Stock unless we have sufficient cash on hand and meet certain financial and solvency requirements of Delaware law relating to the payment of dividends.

Our ability to pay cash dividends on the Series D Preferred Stock, requires us to have either net profits or positive net assets (total assets less total liabilities). Specifically, we will not make dividend payments if such payments do not comply with Section 170(a) of the DGCL, which provides that dividend payments may only be paid out of a surplus or the net profits for the fiscal year in which the dividend is declared. We are not certain if we will be able to satisfy these financial requirements for dividend payments. If we are not able to satisfy these requirements, we will not be able to distribute any dividend payments.

Further, we may not have sufficient cash to pay dividends on the Series D Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this Offering Circular were to occur. Also, payment of our dividends depends upon our financial condition, and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay dividends on our Series D Preferred Stock.

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The Series D Preferred Stock ranks junior to our indebtedness and other liabilities

In the event of our bankruptcy, liquidation, dissolution, or winding-up of our affairs, our assets will be available to pay obligations on the Series D Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series D Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors. Also, the Series D Preferred Stock effectively ranks junior to all our existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series D Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series D Preferred Stock then outstanding. We may in the future incur debt and other obligations that will rank senior to the Series D Preferred Stock. Nevertheless, the Dividend Reserve that we will put into the Dividend Payment Account will not be our property but will be for the sole benefit of the Series D Preferred Stockholders, payable to them on a quarterly basis, if permitted under Delaware corporate law. As a result, such Dividend Reserve will not, in the ordinary course, be accessible to our third-party creditors.

Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of the Series D Preferred Stock and may result in dilution to owners of the Series D Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. The holders of the Series D Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series D Preferred Stock and will dilute the value of their holdings in us.

The Dividend Payment Account could be subject to the claims of creditors.

We will put the Dividend Reserve into the Dividend Payment Account we will create for the benefit of the holders of our Series D Preferred Stock. If we were to have insolvency issues and (or) file for bankruptcy, the proceeds held in the Dividend Payment Account could then be subject to the claims of creditors.

The Dividend Payment Account is not a true escrow account and will not be subject to the terms of an escrow agreement.

Although we have acknowledged that the Dividend Reserve that will be placed in the Dividend Payment Account is not Company property, the Dividend Payment Account is not an escrow account subject to the terms of an escrow agreement with an escrow agent. Therefore, the Company will have unrestricted access to the Dividend Payment Account, and thus, the Dividend Reserve. Although it is not our intention, such unrestricted access would allow the Company to use the Dividend Reserve in its sole discretion for purposes which may not include the payment of dividends to the holders of our Series D Preferred Stock.

There is no established market for our Series D Preferred Stock, and no assurance that a market will develop and be sustained.

There is no established trading market for our Series D Preferred Stock, and we do not know if a market will develop for the Series D Preferred Stock or, if it does, how active it will be or whether it will be sustained. The liquidity of the market for the Series D Preferred Stock would depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series D Preferred Stock, the market for the Series D Preferred Stock, and the interest of securities dealers in making a market in these securities. Further, we cannot predict with certainty the extent of investor interest in the Series D Preferred Stock or how liquid that market will be. Without an active trading market, the liquidity of these securities will be limited.

We may issue additional shares of Series D Preferred Stock and additional series of preferred stock that rank on parity with the Series D Preferred Stock as to dividend rights and rights upon liquidation.

We are allowed to issue additional shares of Series D Preferred Stock and additional series of preferred stock that could rank on parity with the Series D Preferred Stock as to dividend payments and rights upon our liquidation, dissolution, or winding up of our affairs pursuant to our Amended and Restated Certificate of Incorporation (“Charter”), without any vote of the holders of the Series D Preferred Stock. The issuance of additional shares of Series D Preferred Stock or additional series of preferred stock could have the effect of reducing the amounts available to the holders of Series D Preferred Stock in the form of dividends upon our liquidation or dissolution or the winding up of our affairs.

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If we redeem the Series D Preferred Stock, investors will no longer be entitled to dividends.

On or after the date that is two (2) years after each Issue Date of Series D Preferred Stock, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time-to-time, based upon the payment of the stated value of $25.00 per share of Series D Preferred Stock plus accrued dividends. Also, upon the occurrence of a Change of Control (as defined in the Certificate of Designation for the Series D Preferred Stock), we may, at our option, upon not less than 30 and no more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 150 days after the date of such written notice. We may have an incentive to redeem the Series D Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series D Preferred Stock. If we redeem the Series D Preferred Stock, then from and after the redemption date, dividends will cease to accrue on the shares of Series D Preferred Stock that have been redeemed, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

If you purchase the Shares, you will have no voting rights except for extremely limited voting rights for the Series D Preferred Stock.

The voting rights of a holder of Series D Preferred Stock are limited. Our shares of common stock are the only classes of our securities that carry full voting rights. Our Class A Stock has voting rights of 60% of our common stock at all times.

The holders of Series D Preferred Stock have no voting rights except with respect to voting on amendments to our Charter that materially and adversely affect the rights of the holders of Series D Preferred Stock. Other than the limited circumstances described in the Offering Circular, the Certificate of Designation for the Series D Preferred Stock and except to the extent required by law, holders of Series D Preferred Stock do not have any voting rights. See “Description of Securities – Series D 15% Preferred Cumulative Redeemable Perpetual Preferred Stock”.

The Series D Preferred Stock is not convertible into our common stock.

The Series D Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, while there is currently a market for our common stock, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series D Preferred Stock. The market value of the Series D Preferred Stock will depend more on dividend rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution, satisfy the liquidation preference with respect to the Series D Preferred Stock.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

Our Charter authorizes us to issue as many as 30,000,000 shares of blank check preferred stock from which shares of Series D Preferred Stock will be designated immediately prior to the first closing of this Offering. Any preferred stock that we issue in the future may rank ahead of our other securities in terms of dividend priority or liquidation preference and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of our common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of Limitless X.

A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of July 1, 2025, we have 15,540,256 shares of our common stock issued and outstanding. In addition, we have outstanding stock options allowing for the purchase of 450,000 shares of our common stock. We have an aggregate of 35,629,601 shares of our common stock that are issuable upon conversion of our Class A Stock, Class B Stock and Class C Stock.

The issuance of common stock pursuant to the conversion of shares of our preferred stock, and exercise of warrants and options would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

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Provisions in our Charter and under Delaware law could make an acquisition of Limitless X more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Charter and Amended and Restated Bylaws (“Bylaws”), as well as provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Limitless X, even if such a change in control would be beneficial to our stockholders, include the following:

●	only our board of directors may call special meetings of our stockholders;

●	a director of the board may be removed only for cause and only by the affirmative vote of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose;

●	we have designated preferred stock in the form of Class A Stock, which requires the Company to obtain the written consent of at least 51% of the outstanding shares of such Class A Stock before the company may liquidate, wind-up or effect any Liquidation Event (as defined in the Charter, a Liquidation Event includes a transaction such as a merger with another entity); and

●	we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

Provisions in our Bylaws may make it more difficult for shareholders to bring derivative suits and other actions arising under Delaware.

Article XI of our Bylaws provides that the Delaware Court of Chancery is the exclusive forum for state law claims such as any derivative action, any action asserting a claim of breach of a fiduciary duty or other wrongdoing by a director, officer, or employee of the Company, any action asserting a claim against the Company pursuant to the Delaware General Corpora Law or the Company’s Charter or Bylaws, any action to interpret, apply, and enforce the Company’s Charter or Bylaws, and any action against the corporation governed by the internal affairs doctrine. While Article XI of our Bylaws does not apply to claims made under federal securities laws, this provision may increase the cost of litigation and will limit the ability of investors to bring suit against the Company in a jurisdiction and/or forum they find favorable, thereby potentially discouraging investors to litigate claims they may have against the Company.

Failure to obtain listing of our Series D Preferred Stock on the NYSE American would subject our Series D Preferred Stock to the so-called penny stock rules and will affect the liquidity of Series D Preferred Stock.

National exchanges like the NYSE American requirements include minimum share price, minimum stockholders’ equity, minimum capitalization and a minimum number of public stockholders. If we fail to obtain quotation or listing (or, if we face delisting for failure to meet the continued listing requirements and rules after having obtained quotation) of our Series D Preferred Stock on the NYSE American or another major national securities exchange, we may seek quotation or listing on various over the counter markets, which would subject our Series D Preferred Stock to the so-called penny stock rules, which impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, failure to obtain (or maintain) listing on NYSE American or on another national market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our Series D Preferred Stock and the ability of purchasers of our Series D Preferred Stock to sell their securities in the secondary market. If our Series D Preferred Stock were to trade in the OTC Market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Series D Preferred Stock. Further, if the Company also fails to obtain (or maintain) listing on any of the exchanges of the OTC Markets, the liquidity and value of our Series D Preferred Stock may be adversely affected, making it difficult for investors to sell their securities, as they will have to sell their securities through private offerings and/or to institutional investors.

The OTC Market is a thinly traded market and lacks the liquidity of certain other public markets.

The OTC Market is a thinly traded market, lacks the liquidity of certain other public markets, and involves risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the NYSE American (“Exchange-listed stocks”). Many stocks traded on the OTC Market trade less frequently and in smaller volumes than Exchange-listed stocks. Accordingly, our Series D Preferred Stock would be less liquid than it would be otherwise, and stockholders may have difficulty reselling any of our shares owned by them. Also, the prices of stocks traded on the OTC Market are often more volatile than Exchange-listed stocks. Consequently, stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume may be reluctant to purchase or recommend the purchase of our shares.

While our shares of common stock are quoted on the OTCQB, we are required to remain current in our filings with the SEC for our shares of common stock to remain quoted on the OTCQB and not be moved to the OTC Pink Market.

While our common stock is quoted on the OTCQB, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the OTCQB. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock on the OTCQB will be terminated following a 30-day grace period if we do not make our required filing during that time, and quotation of our shares of common stock will continue on the OTC Pink Sheets under the “Limited Information” tier. Given the reduced transparency of companies on the OTC Pink Sheets – Limited Information tier, trading for companies listed on this tier tends to be more attenuated and/or unpredictable. Therefore, if our common stock is not eligible for quotation on the OTCQB, investors in our common stock may find it difficult to sell their shares.

Corporate Headquarters

Our executive offices are located in Beverly Hills, California. We do not own any real property, but lease an office space consisting of approximately 1,900 square feet for all of our corporate and subsidiary locations. We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet the current needs of our business.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of our business, the resolution of which we do not anticipate would have, individually or in the aggregate, a material adverse effect on our business, financial condition, or results of operations.

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PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update, or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Offering Period and Expiration Date

The Offering will commence on the date of this Offering Circular and terminate on the earlier of (i) the date on which the Maximum Offering is sold, (ii) the date that is two (2) years from the date of qualification of this Offering Statement; or (iii) when we elect to terminate the Offering for any reason (in each such case, the “Termination Date”). To subscribe for Shares in this Offering, see “Distribution – Procedures for Subscribing”. At least every twelve (12) months after the date this Offering has been qualified, Limitless will file a post-qualification amendment to include its recent financial statements over a maximum period of two (2) years.

Plan of Distribution

We expect to have multiple closings of this Offering prior to the Termination Date. We have not retained a placement agent, underwriter, or broker-dealer with respect to this Offering and are not paying any underwriting discounts or commissions, except that we may pay a cash fee payable to any registered broker-dealers equal to seven percent (7%) of the gross proceeds from sales to investors in this Offering who are introduced to us by such registered broker-dealers. There is no minimum number of securities or minimum aggregate proceeds for this Offering to close.

We anticipate issuing the Series D Preferred Stock sold in this Offering in book-entry uncertificated form, unless the investor requests a certificate to be issued by Mountain Share Transfer, LLC, our transfer agent.

Excluding the introduction fees payable to registered broker-dealers (if any), the expenses of the offering payable by us are estimated to be approximately $100,000, which includes legal and accounting fees as well as other miscellaneous expenses.

The transfer agent and registrar for our Series D Preferred Stock is Mountain Share Transfer, LLC. Mountain Share Transfer, LLC’s address is 2030 Powers Ferry Road SE, Suite # 212, Atlanta, Ga. 30339, and its telephone number is (404)-474-3110.

Pricing of the Offering

The Offering Price of the Shares was determined by us. The principal factors considered in determining the Offering Price include:

●	the dividend and liquidation preferences of the Series D Preferred Stock;

●	the information set forth in this Offering Circular;

●	our history and prospects, and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, securities of generally comparable companies; and

●	other factors deemed relevant by us.

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Procedures for Subscribing

Potential investors who are “qualified purchasers” may subscribe to purchase our Shares. Any potential investor wishing to acquire our Shares, must:

1.	Contact us via phone or e-mail;

2.	Electronically receive, review, execute and deliver to us a subscription agreement; and

3.	Deliver funds directly by check, wire, or electronic funds transfer via ACH to our designated account.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the investor, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

State Law Exemption and Offerings to “Qualified Purchasers”

The Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Shares to qualified purchasers in every state of the United States.

Dividend Payment Account

We will place the Dividend Reserve into the Dividend Payment Account, which we will maintain. We will offer our Shares on a “best efforts” basis, and since there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit the proceeds into our bank account and may dispose of the proceeds in accordance with the “Use of Proceeds”.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Shares in any jurisdiction where action for that purpose is required. Our Shares may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of our Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Shares in any jurisdiction in which such an offer or solicitation would be unlawful.

An investment in our Shares may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Shares. See “Risk Factors”.

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USE OF PROCEEDS

For the purpose of calculating the net proceeds from the Offering that we can use, we deducted the approximate offering fees and expenses and the Dividend Reserve to determine the amount of net proceeds available for our use. The table below shows that if we sell the maximum of 3,000,000 Shares at the maximum price of $25.00 per Share, we can expect to be able to use, for the purposes identified, an estimate of approximately $58.3 million. The table below also shows the estimated net proceeds we would derive from this Offering assuming the sale of only 75%, 50% or 25% of the Shares.

We cannot assure you that this Offering will be completed, that we will sell all of the Shares or that sales will be made at the maximum end of the range.

	Percentage of Shares Sold
	100%	75%	50%	25%
Gross Offering Proceeds	$75,000,000	$56,250,000	$37,500,000	$18,750,000
Less: Approximate Offering Fees and Expenses
Introduction Fees (1)	$5,250,000	$3,937,500	$2,625,000	$1,312,500
Miscellaneous expenses	10,000	10,000	10,000	10,000
Legal and accounting	100,000	100,000	100,000	100,000
Approximate offering fees and expenses	$5,360,000	$4,047,500	$2,735,000	$1,422,500
Net Offering Proceeds	$69,640,000	$52,202,500	$34,765,000	$17,327,500
Less: Dividend Reserve to be placed in escrow	22,500,000	16,875,000	11,250,000	5,625,000
Net Offering Proceeds to Limitless X	$47,140,000	$25,327,000	$23,515,000	$11,702,500

(1)	Fee payable to any registered broker-dealers equal to seven percent (7%) of the gross proceeds from sales to investors in this Offering who are introduced to us by such registered broker-dealers. The amount in this line item assumes all sales of Shares are subject to an introduction fee.

(2)	Any line-item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include operating expenses, research and development, clinical trial expenses and capital expenditures. Following the Company securing over $1 million in funding from this Offering, the Company is required to pay back Jaspreet Mathur $500,000 (plus accrued interest) pursuant to that certain Promissory Note by and between the Company and Mr. Mathur dated March 21, 2025, as described below in Certain Relationships And Related Party Transactions – Notes Payable to Related Parties. We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. We reserve the right to change the use of proceeds at any time.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors and which may include amounts required to pay officers’ salaries, bonuses, accrued or deferred compensation, consulting fees, professional fees, ongoing public reporting costs, computer equipment costs, office-related expenses, and other corporate expenses. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the Shares being offered, we may seek additional financing from other sources to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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BUSINESS

Company Overview

Limitless X Holdings Inc., incorporated in Delaware and based in California, along with its subsidiaries is building a dynamic, value-driven, and recession-proof ecosystem designed to help individuals “Look Good and Feel Great” by integrating health, wellness, entertainment, fintech, community building, and brand development. The Company provides direct-to-consumer e-commerce, offering innovative products that empower people to reinvent themselves and become the best versions of themselves through Limitless X Inc., a Nevada corporation, its wholly-owned subsidiary (“Limitless X”). The Company’s current products are focused on brain health, weight management and recovery.

In December 2024 and January 2025, the Company announced that it planned to make a significant impact in television and film, regenerative skin care, fintech, entertainment and real estate. Although the Company is optimistic about its expansion into these new industries, the endeavor is aspirational and there is no guarantee that such ventures will come to fruition and prove successful.

As of July 1, 2025, the Company has the following subsidiaries. A detailed description of each and the Company’s expansion plans may be found in the “Other Business Divisions” section of this Business Section of this Offering Circular:

●	Limitless X, Inc., a Nevada corporation, provides direct to consumer e-commerce services for the Company’s health and wellness products, with a primary emphasis on dietary supplements. The Company’s current lead products are NZT-48, NZT-48 Lions mane, NZT-48 For Her and OneShot Nootropic Pre-Workout.

●	Limitless Films, Inc., a Florida corporation (“Limitless Films”), is a dynamic television and film production company committed to crafting compelling visual stories in collaboration with acclaimed producers and directors that engage global audiences. In January 2025, Limitless Films advanced a $1 million bridge loan to a film producer to finance part of the pre-production budget for Borrower’s upcoming film with an A-list actor. The bridge loan is secured by a copyright in the film and the script.

●	XocelForte Therapeutics Inc., a Delaware corporation (“Xocel”), is an emerging direct-to-consumer e-commerce brand which will be specializing in developing and marketing regenerative skin care products, harnessing the latest advancements in biotechnology and natural ingredients to promote skin health and rejuvenation.

●	Limitless Entertainment, Inc., a Florida corporation (“Limitless Entertainment”) is set to revolutionize the entertainment industry by creating an AI-powered platform for live and on-demand streaming of various sporting events, with advanced fan interaction tools elevate user engagement to new heights. With our Chief Executive Officer’s strong foothold in the boxing, mixed martial arts, and wrestling industries, Limitless Entertainment expects to specialize in producing and licensing content related to combat sports.

●	Limitless Digital Assets, Inc., is a Florida corporation through which the Company intends either to develop or invest in digital assets. The Company recognizes that the future of nearly every sector will be intertwined with digital assets. This project is currently in its infancy and no steps have been taken in furtherance of the project in any material way. Statements made herein regarding Limitless Digital Assets are aspirational in nature. There can be no guarantee regarding its success or even if such plans will come to fruition.

●	Limitless Living Inc., a Florida corporation (“Limitless Living”), is evaluating a variety of real estate investment projects including creating a residential complex designed to inspire and elevate your life with innovative amenities that foster both physical vitality and mental clarity, or financing real estate projects. Put differently, Limitless Living is company that intends to be involved in real estate investments that are related to health, wellness and community living.

Leadership

Jas Mathur, our Chairman and Chief Executive Officer, is a Transformational Health Entrepreneur with over 14 years of experience within the health, wellness, and dietary supplements industry and 25+ years of experience as a webmaster and internet marketer. He is the owner of Emblaze One, a global interactive and web development agency with a team of 100+. Mr. Mathur founded Limitless X in 2021, drawing upon his own personal battles with health and his transformative journey that resulted in a remarkable weight loss of over 250 lbs. His extraordinary achievements across multiple industries serve as a powerful source of motivation, inspiration, and empowerment for all those who cross paths with him, igniting their dreams, fostering belief, and empowering them to achieve greatness.

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Our Nutritional Supplement Products

The current products offered by Limitless X are:

NZT-48

NZT-48 is a nootropic supplement designed to enhance cognitive abilities, including memory, speed, and focus, and improves mood. NZT-48’s formula is crafted from over 20 premium ingredients. Notable ingredients include (a) ginkgo biloba, which increases blood flow to the brain to improve cognitive function and memory and contains neuroprotective properties that help protect the brain from age-related decline and damages, and (b) alpha GPC, which increases the production of acetylcholine, a neurochemical that plays a key role in memory and learning. With this state-of-the-art formula, NZT-48 sharpens focus, supports mental endurance, and provides supercharged energy with no crash, thereby helping consumers achieve and maintain peak productivity levels throughout the day.

NZT-48 Lions Mane

NZT-48 Lions Mane is the perfect everyday nootropic supplement that is formulated to support all cognitive functions, including memory, mental speed, and focus, and improves mood. This product is 100% vegan, non-GMO, and gelatin-free. This product helps consumers “get in the zone” and stay productive through enhanced mental clarity and creativity and sustained energy with no crash. Among the other 20+ clinically coordinated ingredients such as ginkgo biloba, theobromine, and alpha GPC, the namesake ingredient in this product’s formula is Lion’s Mane. Scientific studies have shown that this medicinal mushroom, renowned for its neuroprotective properties, promotes the synthesis of nerve growth factor (NGF), a protein essential for the maintenance, survival, and regeneration of neurons and mitigate age-related cognitive decline.

NZT-48 For Her

NZT-48 For Her is a nootropic supplement comprising a specially tailored blend for women. This product contains 23+ essential nutrients, including the perfect blend of GABA and DHA, to elevate mood, enhance creativity, increase energy and “happy hormones”, and reduce stress and anxiety. DHA, a type of Omega-3 fatty acid primarily found in fish oil that has been extensively researched, is a fundamental building block of brain tissue, contributing to mental clarity, focus, and cognitive agility. GABA, a naturally occurring amino acid and a dual-purpose compound, plays a crucial role in promoting relaxation and reducing neural excitability, serving as the brain’s “brake pedal” to help calm overactive mind states.

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OneShot Nootropic Pre-Workout

This product is a tasty, nootropic, pre-workout supplement that helps consumers unlock explosive gym performance. Packed with natural nitric oxide, L-Arginine, and BCAAs, this product causes consumers to experience high levels of focus, endurance, and power during their workouts without any jitters. Additionally, the essential amino acids contained in this product fuel the breakdown, repair, and building of muscle tissue to achieve muscle growth.

Licensing of Nutritional Products

All of our nutritional products are licensed from Limitless Performance, Inc. (“LPI”), a company wholly-owned by Jas Mathur, our Chief Executive Officer, pursuant to a Manufacturing & Distribution License Agreement dated December 1, 2021 (the “NZT-48 License Agreement”). The NZT-48 License originally contemplated a license that covered multiple products, but was partially terminated on November 1, 2023, where the only product to be licensed currently under the NZT-48 License Agreement is NZT-48. In January 2025, we filed the First Amendment to Manufacturing and Distributorship Licensing Agreement, whereunder Mr. Mathur agreed to waive all royalty payments under the NZT-48 Licensing Agreement for a period of three years. Under the NZT-48 License Agreement (and under amendments thereto), LPI granted a non-exclusive license to the Company to design, manufacture, promote, sell, and distribute NZT-48, a nootropic supplement designed to enhance cognitive abilities, including memory, speed, and focus, and improves mood. The term of the NZT-48 License Agreement is for 5 years and automatically renews for fiver-year terms unless either party provides notice of termination no later than six months prior to the end of the term. LPI may only terminate for cause prior to the end of the term. After December 31, 2027, and if Mr. Mathur does not extend the waiver of royalty payments, the Company will be obligated to pay Mr. Mathur royalties of 4% on the gross sales of NZT-48.

Our Services

Leveraging our top-notch business know-how, deep insights in the health and nutrition industry and a broad network in the industry to identify and boost unique investment opportunities, we help design, build, and grow successful e-commerce brands that have unique capabilities in each of their respective markets while enriching people’s lives. We empower founders by fostering connections with customers, strategic partners, and investors, using our unique direct-to-consumer model to maximize profits.

Product Development

We help create and grow strong, memorable brands. We help our partners at all stages of product development level, including with market research and product, label, and packaging design. On the market research side, we examine the competitive landscape of industries by analyzing competitors’ products, conducting surveys, finding relevant partners, and researching resources. We then create an actionable plan to break into the relevant market. We also facilitate key introductions to strategic partners in the PR, IT, finance and legal industries and we help design and implement the product fulfillment process.

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Product Manufacturing

We maintain complete control over the manufacturing process, from start to finish, including with the sourcing of high-quality ingredients, identifying reliable supply chain, distribution and manufacturers networks, and the designing of quality assurance and compliance processes.

Product Distribution and Fulfillment

Our streamlined omni-channel approach to product distribution prioritizes consumer interests to help deliver better conversion rates. It includes e-commerce websites, social media, shipping, distributed warehousing, payment processing and product returns. Reliable fulfillment and logistics process allows a fast delivery. Product orders are fulfilled via online, direct to consumer, retail, wholesale, and big box retail channels.

Marketing, Advertising, and Consumer Outreach

In 2023, we shifted our business model from working with third-party affiliates and affiliate networks to now include an in-house, full service digital marketing team to decrease our customer acquisition costs, increase customer retention, satisfaction and build brand trust and loyalty. This shift allows us to control the content and marketing creatives, mitigate chargebacks, decrease refunds, lower customer acquisition costs, impact average order values, and create direct relationships with advertisement platforms.

Our marketing efforts are designed to increase consumer awareness of and demand for the brands we work with or own. Our marketing team helps design, form and generate the right content for each brand, and devises the best strategy for its distribution. We employ a broad mix of traditional marketing strategies, from: product sampling to exhibiting at consumer trade events and hosting celebrity-rich events where our company and brand(s) are prominently highlighted. Our primary driver is the use of social media platforms to communicate with consumers and build interest in the respective brand(s) and product(s). Our advertising and use of online resources are aimed at increasing consumer preference and usage of our products. Operating as an integrated marketing agency, we plan to offer global marketing services across all areas of the sales process in the near future.

Our Competitive Strengths

Our strength has been in the relationships that have been developed over the last three decades particularly the network and partnerships that our Chairman & CEO, Jas Mathur, has developed through his success in running businesses. Jas has assembled a team of people with the same vision and goals, to work together as a unified and focused team. These influential relationships that have taken many years to develop are invaluable in helping to build the brand, drive sales and boost profitability through targeted marketing initiatives.

We strive to find gaps in the market and produce innovative products not only to fill those gaps but also to exceed consumer expectations. This is due to the fact that we have streamlined our approach, enabling us to quickly and effectively bring new products to market and of course, keep abreast of industry trends and the ever changing needs of the health and wellness sector.

With our solid industry knowledge and extensive network, we are well-suited to grow our ecosystem of wellness-based brands. We work with an elite group of influencers, who are credible and have a large following, and who are willing to promote our products and services. These relationships, in addition to our strategic marketing efforts, are crucial to our ability to expand and grow our brand worldwide.

Our Clients

Currently, all of the brands in our portfolio are with affiliated companies that are owned 100% by our Chief Executive Officer, Jas Mathur.

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Market for Global Health and Wellness

The market for global health and overall wellness is rapidly expanding due to growing public attention on fitness, mental health and overall wellness. The size of the global health and wellness market is expected to grow to $8,946 billion by the end of 2030 at a compound annual growth rate (“CAGR”) of 6.9% in the year 2023-2030, according to Zion Market Research. This increase indicates the growing demand for health oriented products and services around the world.

Market Overview & Drivers

As of 2022 the market was at $5,244 billion and the major sub sectors such as dietary supplements, fitness services, organic food, mental wellness, and wearable health technology have a good pace. This change has been spurred on further by a shift in consumer behavior, particularly among millennials and Gen Z, who are now major drivers of this expansion as they place greater emphasis on self-care, living long and holistic well-being. As people become more conscious of the fact that most lifestyle factors affect both the body and the mind, spending on wellness products and services increases.

The Direct-to-Consumer & E-commerce Opportunity

This growth in the health and wellness market is also accompanied by an unprecedented growth in the e-commerce and direct-to-consumer (“DTC”) industry. The global e-commerce market reached $5.7 trillion in 2022 and is expected to grow to more than $8.1 trillion by 2026 because of the growing popularity of online shopping and direct-to-consumer sales channels. The DTC model has changed the way brands reach out to customers, allowing companies to cut out the middlemen, i.e., traditional retail channels, and allowing companies to build a direct relationship with their customers. This transition to digital-first strategies and direct-to-consumer models has opened up new opportunities for health and wellness brands to scale and reach a global audience.

Taking advantage of the dual growth of health and wellness and e-commerce and DTC there is huge opportunity for companies in the sector. As more brands move to direct-to-consumer models there is a real opportunity to leverage digital marketing, influencers, and logistics to take your brand to a global audience and capitalize on increasing consumer demand for personalized, health focused products and services.

Factors Driving Market Growth

Increased Health Consciousness: Consumers are increasingly aware of the long-term benefits of healthy living and are investing in products that support wellness, from fitness supplements to mental health support tools.

Technological Advancements: The rise of wearable devices, mobile health apps, and digital platforms for virtual fitness and wellness coaching has made it easier for individuals to track and optimize their health and fitness routines.

Rise in Preventative Healthcare: As healthcare costs continue to rise, more individuals are turning to preventative measures such as nutrition supplements, fitness regimens, and mindfulness practices to avoid long-term health issues.

Aging Population: As the global population ages, there’s a growing demand for health and wellness products that support longevity, mobility, mental health, and cognitive function, further boosting market demand.

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Geographic Insights

North America and Europe continue to dominate the health and wellness market due to the higher disposable income, advanced healthcare systems, and strong consumer awareness. However, the Asia Pacific region is expected to experience the highest growth rate, fueled by increasing health-consciousness in countries like China and India, along with a growing middle class that seeks better living standards and wellness solutions.

Market Trends to Watch

Personalization & Customization: With advancements in AI and data analytics, there is a growing trend toward personalized wellness products, from custom vitamins to tailored fitness plans. Consumers are looking for solutions that are aligned with their specific health goals and preferences.

Sustainability & Clean Label Products: Eco-consciousness continues to shape consumer purchasing decisions. Brands that prioritize sustainability, ethical sourcing, and transparency in their ingredient lists are gaining consumer loyalty.

Mental Wellness: The demand for products supporting mental clarity, stress relief, and cognitive function is on the rise, reflecting growing concerns over mental health and the need for stress management in fast-paced, high-pressure lifestyles.

E-commerce Growth: The global shift toward online shopping is significantly affecting the health and wellness market, with more consumers turning to digital platforms for convenience and product availability. This has led to the rise of DTC health brands that offer personalized health solutions and direct access to wellness products.

Conclusion

The global health and wellness market is poised for exponential growth in the coming years. As consumers prioritize self-care, mental and physical well-being, and longevity, the market will continue to evolve with innovative products, services, and technologies that cater to these demands. With an expected CAGR of 6.9% from 2023 to 2030, the health and wellness industry represents a dynamic and lucrative opportunity for brands and entrepreneurs who understand the changing landscape of consumer needs.

Our Network of Influencers

We have made a list of our favorite and most credible influencers who are popular and influential in their respective fields and who are also passionate about the theme of our blog: Look Good and Feel Great. This diverse group includes music artists, movie stars, professional athletes, social media influencers, political figures, fitness experts, nutrition coaches, wellness advocates, lifestyle bloggers and experts from other industries. What sets our influencers apart is that, regardless of their professional status or the field they operate in, they all share the same passion for personal well-being and transformation.

These influencers are dedicated to the promotion of health, wellness and personal growth and urging people to take care of themselves and enjoy the process of changing for the better — all this, both physically and mentally. Whether they are in the limelight or heading a specific audience, all of them want to inspire other people to Look Good and Feel Great.

Our network is strategically utilized, with compensation terms tailored to each individual and product, as determined by our management team. We don’t use long-term formal contracts so we are in a position to be able to choose the influencer that will best fit the brand for the given campaign and ensure that the brand message is going to the right audience.

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Our marketing team works closely with the brands to identify the target audience and then contact the appropriate persons in our network. These influencers then post the product or service promoted by the brand on their social media pages in the pre-approved content, which helps in creating a connection between the brand and its audience. They receive a commission based on the sales made through their promotion.

Our network of influencers is diverse and includes Instagram, YouTube, podcasting, and personal appearances to ensure that the message is out there to the masses, from the fitness community to the high net worth individuals. All products promoted by our influencers are available for purchase through our website, so consumers can easily acquire the products they need to look and feel their best.

However, please note that the response is not simply a direct replication of the input. It may require additional context or explanation to ensure that the response is proportional to the length of the input. Specifically for shorter inputs, responses can benefit from being more concise to strike a balance between providing valuable information and avoiding lengthy explanations.

Other Business Divisions

We have 5 active subsidiaries through which we conduct our business. Our 6th subsidiary, Limitless Digital Assets, Inc., referenced in the “Summary” section and in “Business – Company Overview”, is still in its infancy, and as we determine the direction we wish to take, the Company is currently focusing its attention on our other 5 subsidiaries.

Limitless X

Limitless X Inc., a Nevada corporation (“Limitless X”), provides direct-to-consumer e-commerce services for its innovative health and wellness product lines, with a core emphasis on dietary supplements. The company’s flagship products—NZT-48, NZT-48 Lion’s Mane, NZT-48 For Her, and Oneshot Nootropic Pre-Workout—are formulated to enhance cognitive performance, energy, and overall wellness.

With the help of a data driven approach, influencer marketing and digital marketing, Limitless X expects to grow its customer base and brand presence rapidly. In 2025, Limitless X is strategically entering the Consumer Packaged Goods (CPG) space, beginning with the launch of a proprietary Coffee Concentrate, set to debut within the next several months. The cost to date of launching this Coffee Concentrate has been $50,000 and we expect to incur another $250,000 in costs as we initiate the launch of the Coffee Concentrate.

Our Coffee Concentrate is designed not just for taste and convenience, but also with functional health benefits that consumers may have in mind such as energy, focus, or clean fuel. We believe that our Coffee Concentrate caters to today’s wellness-conscious consumer, thus making it an important addition to our product portfolio. As part of this expansion, we plan to develop a line of specialty coffee concentrates—including nootropic blends, adaptogenic formulas, and wellness-focused infusions—that align with our core mission of optimizing mind and body. This move marks the first step in a broader CPG rollout. Backed by our CEO’s strategic relationships and direct access to major retail partners, Limitless X aims to scale across multiple verticals—from functional beverages to nutritional snacks, and beyond.

As part of its two-year growth strategy, Limitless X is focused on scaling direct-to-consumer (DTC) sales, leveraging our core strength: digital marketing. Our DTC model will be primarily driven through high-converting digital platforms such as Facebook, TikTok, Taboola, and through traditional influencer outreach campaigns. This channel remains a key growth engine for the business as we expect our revenue and returns to increase in conjunction with our ad spend.

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Currently, we retain approximately 35% of our customers through recurring billing, giving us an average lifetime value (LTV) of about $90 per customer. With the strategic addition of more SKUs and product bundles throughout 2025, we project a doubling of our LTV to $180. By 2026, we aim to increase this figure by an additional 50%, bringing LTV to approximately $270, driven by continued customer retention efforts, subscription optimization, and upsell opportunities. While we are optimistic about the projected increase in LTV, these figures are estimates and there is no guarantee or assurance that we will achieve these targets.

In parallel with our DTC push, Limitless X is pursuing big-box retail distribution to further diversify our sales channels and amplify brand visibility. This retail expansion will work hand-in-hand with our digital growth, offering consumers multiple touchpoints to engage with our brand. On a global scale, Limitless X aims to expand into key international markets such as Canada, Latin America, and the MENA region. While these targeted markets offer substantial growth potential and align with our mission to make premium health and wellness products accessible worldwide, such plans are aspirational and may not come to fruition as we do not currently have concrete plans to implement such an expansion.

Together, these strategic initiatives—DTC acceleration, retail expansion, and international market penetration—will better position Limitless X to enhance operations, increase market share, and achieve sustainable, long-term revenue growth. As we execute on this vision, we aspire to build the reputation of Limitless X in the global health and wellness industry.

Limitless Films

Limitless Films, Inc., a Florida corporation (“Limitless Films”), is a dynamic television and film production company committed to crafting compelling visual stories in collaboration with acclaimed producers and directors that engage global audiences.

In January 2025, Limitless Films advanced a $1 million bridge loan (the “Bridge Loan Agreement”) to a film producer, Gentleman Thief LLC (“Borrower” or “Producer”) to finance part of the pre-production budget for the Producer’s upcoming film, The Gentleman Thief (the “Picture”), starring John Travolta. This loan is secured by copyright ownership in both the film and its script. An affiliate of the Company and Limitless Films, EM1 Capital LLC, solely owned and managed by Jaspreet Mathur, the Company’s Chief Executive Officer, Chairman of the Company’s board of directors, and a significant shareholder, loaned Limitless Films $1 million (“EM1 Loan”) to enable Limitless Films to advance the $1 million bridge loan to Borrower pursuant to the terms of the Bridge Loan Agreement. The EM1 Loan bears an interest rate of five percent (5.0%) per annum and matures on January 22, 2026. The bridge loan bears an interest rate of twelve and one-half percent (12.5%) per annum from the date that the loan funds were received by Borrower. The maturity date of the bridge loan is ninety (90) days following the effective date of the Bridge Loan Agreement, which may be extended by Limitless Films in its sole discretion for a period of thirty (30) days. Limitless Films agreed to extend the maturity date until September 15, 2025 in exchange for a $25,000 penalty paid by the Borrower on June 30, 2025.

Over the next two years, Limitless Films will concentrate on developing, producing, and releasing a slate of global films. Each production will strategically incorporate high-converting influencers, streamers, and brands—many of which are either wholly or partially owned by Limitless X—into the creative process to market Limitless X products.

Film Financing Strategy

We plan to produce films with total budgets ranging from $3 million to $10 million, starting with mid-budget films in the $3–5 million range. These projects are ideal for showcasing new talent alongside A-list actors while balancing creative ambition and commercial sensibility.

Our film financing model is structured for maximum leverage and return on investment. We expect to finance approximately 10–15% of a film’s total budget in-house, which acts as the seed capital needed to initiate full financing. The remaining 85–90% will be sourced through traditional film finance channels, including:

●	Bank loans secured by state and international tax credits;
●	Strategic partnerships with studios; and
●	Private movie financiers who co-invest based on creative and commercial viability.

This capital structure enables us to maintain significant creative input and backend participation while minimizing our upfront risk. To further de-risk and ensure capital recovery, we are aligning with major distribution partners early in the development process. This includes both theatrical distribution deals and direct-to-streaming (VOD) releases with potential target platforms such as Amazon Prime, Netflix, or both, depending on the target audience and genre. It should be noted, however, that aside from the Bridge Loan Agreement, we do not have any agreements in place any production companies, studios, or distributors at this point in time.

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Additionally, owning or co-owning key IP assets in the films—including scripts, characters, and brand integrations—combined with our capital strategy, will promote our ability to procure and preserve long-term royalty streams and profit participation. Except for the Bridge Loan Agreement, which gives the Limitless Films a security interest in the underlying rights of The Genteman Thief, we do not currently have any agreements in place regarding ownership or co-ownership in key IP assets, and we may never enter into any such agreements.

Film Revenue Generation Strategy

We plan to generate revenue from our films through a multi-channel monetization strategy that includes:

●	Domestic and international box office receipts;
●	Global streaming rights sales;
●	Licensing and syndication to TV and VOD platforms;
●	Third-party brand sponsorships and product placement;
●	Royalties from soundtrack and merchandise sales;
●	International territory sales and pre-sales; and
●	Ancillary rights (airlines, hotels, inflight entertainment, etc.)

Led by CEO Jas Mathur and Director Arthur Sarkissian, we are leveraging an extensive network of entertainment and brand industry relationships. Our strategy blends high-impact storytelling with viral influencer marketing, to create content that aims not only entertains but also drives real-world product awareness and conversion.

Currently, we have four completed scripts (where ownership of the IP rights thereunder belongs exclusively to Limitless Films), several A-list actors committed, and are positioned to begin production pending receipt of financing from this Offering or other sources. We currently do not have any agreements in place regarding the scripts and we may never into such agreements with respect to intellectual property rights such as trademarks, licenses, or royalties. However, as we scale, we will continue to work to finalize international rights deals, expand our digital and physical distribution pipelines, and elevate promotional campaigns driven by our network of influencers—amplifying visibility, boosting corporate valuation, and achieving long-term, sustainable revenue growth.

XocelForte Therapeutics

XocelForte Therapeutics Inc., a Delaware corporation (“Xocel”), is an emerging direct-to-consumer and e-commerce brand specializing in the development and marketing of regenerative skincare products. Harnessing advancements in biotechnology and natural ingredients, Xocel is on a mission to redefine skin health and rejuvenation through science-backed innovation.

What sets Xocel apart is its focus on exosome-based skincare solutions—a biotechnology that utilizes nano-sized extracellular vesicles to support cell-to-cell communication and regeneration. Unlike conventional skincare products that primarily address surface-level concerns, Xocel’s formulations are designed to work at the cellular level, promoting deep tissue repair, increased collagen production, reduced inflammation, and visibly improved skin texture and elasticity. These are not just cosmetic enhancements; they represent true regenerative therapy for the skin.

To promote scalability and product readiness, Xocel has begun to establish relationships with strategic partners including world-class doctors, researchers, and manufacturers who specialize in unique, proprietary formulations. These collaborators bring decades of experience in dermatology, biotech, and pharmaceutical-grade skincare manufacturing. As a result, fully developed and tested serum and topical prototypes are ready for market launch while we work with our manufacturers and suppliers on packaging and design needs, which may take an estimated 4-6 months. We have not, however, entered into any definitive agreements with our strategic partners, and we may never enter into such agreements. The formulations have undergone clinical evaluations and user testing to validate both efficacy and safety. The cost of developing the products thus far has been less than $10,000, and we expect to have about $100,000 in inventory as we begin the initial rollout of the products.

Xocel will launch exclusively through a direct-to-consumer model, leveraging the same high-performance infrastructure and proven go-to-market strategy pioneered by Limitless X Inc. This includes:

●	Precision-targeted digital advertising on platforms like Facebook, Instagram, and TikTok;
●	Strategic influencer outreach and ambassador programs;
●	Branded content campaigns across streaming, podcasts, and social media; and
●	Conversion-optimized eCommerce funnels for high LTV customers.

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By eliminating traditional retail markups and going directly to the consumer, Xocel can offer premium, clinically proven skincare solutions at competitive pricing, while retaining full control over customer experience and brand image.

In addition to topical products, Xocel plans to roll out injectables and in-clinic treatments in partnership with licensed practitioners and medspas. These offerings will allow the brand to enter the luxury skincare and aesthetic markets, further expanding the brand’s impact and revenue potential.

Exosome-based treatments are often considered as the real anti-aging solution which many celebrities use for glowing skin and hence, this technique is commonly known as Hollywood’s best kept secret. Xocel is on a mission to provide a large number of people with the opportunity to benefit from these innovative products, thus allowing consumers to get the same regenerative technologies that are currently used by the elite figures in entertainment, fashion and beauty to achieve the best results in skincare. The Company is positioned to redefine the future of anti-aging and skin health through innovation and a commitment to excellence.

Limitless Entertainment

Limitless Entertainment, Inc., a Florida corporation (“Limitless Entertainment”) is set to revolutionize the entertainment industry by creating an AI-powered platform for live and on-demand streaming of various sporting events, with advanced fan interaction tools to elevate user engagement to new heights. With our Chief Executive Officer’s strong foothold in the boxing, mixed martial arts, and wrestling industries, the Company plans to produce, license, and distribute high-quality combat sports content while integrating advanced engagement features such as real-time commentary, voting, gamification, and social interactivity to enhance the viewing experience. We intend to leverage our CEO’s extensive industry relationships to secure exclusive content rights and create high-profile events featuring major influencers, celebrities, and athletes.

We are in preliminary discussions to enter into a strategic alliance with a major wrestling organization (name withheld due to confidentiality), as well as partnering with a UFC Hall of Famer to launch a new combat sports league. The league will operate on an event-to-event basis, with a projected cost of no more than $250,000 USD per event. Importantly, we do not intend to be the sole broadcaster—our strategy includes multi-platform distribution to maximize reach, visibility, and monetization.

We have access to multiple streaming platforms and source code options that we can acquire and fully customize, eliminating the need for expensive proprietary builds. Our estimated cost to develop and launch apps across all major smart TVs and set-top boxes is under $250,000, with a projected timeline of less than six months and a monthly maintenance cost not exceeding $5,000 USD.

We expect the backend infrastructure to utilize Amazon AWS for servers and load balancing, allowing us to keep the cost per active user negligible. For instance, even with 100,000 concurrent viewers during a live event, the total operational cost is estimated at only $5,000–$6,000 USD per month—making the platform efficient and scalable.

Over the next two years, the Company will focus on hosting and owning rights to premium sporting events, monetizing them through pay-per-view sales, monthly subscriptions, and brand-integrated sponsorships.

By controlling both the streaming technology and consumer data, Limitless Entertainment seeks to maximize its advertising revenue potential while building a direct-to-consumer entertainment ecosystem. The Company also plans to collaborate with Limitless Films Inc. to produce culturally resonant and localized content—especially for the Latin American market—to strengthen its global footprint and solidify its position as a leader in premium digital sports entertainment.

Limitless Living

Limitless Living, a Florida corporation, is reimagining real estate through a transformative lens—one where residential development is no longer just about buildings, but about building better lives. The company is actively evaluating a variety of real estate investment opportunities, with a core focus on developing residential communities that inspire and elevate their residents through innovative wellness-centered amenities, lifestyle design, and community curation.

As health and wellness continue to dominate global priorities, a clear trend has emerged in the real estate sector: people want to look good, feel great, and live in environments that support their journey toward optimal well-being. Most developers focus on amenities as a checklist—gyms, yoga rooms, wellness spas—but fail to recognize that wellness is a lifestyle built on intentionality: who you live around, the air you breathe, the water you drink, the food you eat, and the energy you surround yourself with.

That’s why Limitless Living’s vision is not just to construct beautiful spaces, but to build like-minded, supportive communities that empower residents to become the best version of themselves. Our developments will screen for alignment with wellness values, creating an intentional living ecosystem that fosters connection, growth, accountability, and vitality. Every detail—from air filtration systems and water purification to circadian lighting, soundscaping, and onsite nutrition education—will be thoughtfully designed to support physical, emotional, and mental health.

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We are currently in discussions with a major residential and commercial real estate development firm based in Southern Florida, who would come on board as a strategic partner and advisor. They bring not only a wealth of experience and expertise but also a network of financial partners and a portfolio of high-net-worth clients—key components to promoting the project’s success from both a development and capital perspective. While we are optimistic regarding the timeline for these ambitious projects, such developments may take many months to several years, and we cannot, at this point in time, provide a concrete estimate as to when any given project may come to fruition.

Depending on the location, the estimated total cost for each development is projected between $20 million and $30 million. In the U.S., we anticipate needing between $5 million and $7.5 million in capital on hand to effectively carry and complete a project. Funding for such projects will be sourced from the proceeds of this Offering and from traditional avenues such as bank loans and other private investors with whom we have existing relationships. These figures are scalable based on geographic market, with potential to expand to international wellness living communities once the model proves successful.

In parallel to developing its own branded properties, Limitless Living is also actively exploring strategic financing opportunities in the real estate sector, specifically projects that align with its mission of integrating wellness and lifestyle with contemporary construction. Whether as developer or capital partner, the company is committed to contributing to a global shift in how people live—intentionally, holistically, and limitlessly.

Our Compliance Team

As a company, all of our compliance matters are managed in-house by our Chief Operating Officer and our VP of Legal Affairs, who work closely together to make sure that all aspects of our operations are in compliance with the relevant legal and regulatory requirements. This includes supervising data security, privacy rights and making sure that our products meet or exceed the standards of applicable government regulations. Our team believes in upholding the highest levels of transparency, accountability, and ethical practices throughout all departments. They also keep a close eye on any changes in the regulatory landscape, and they implement the necessary changes to maintain compliance. We believe protecting customer information and their privacy is important, and we also want to stay ahead of changing legal standards to avoid any risks to the business.

Regulatory Compliance

FDA and FTC

We are subject to various federal, state, and local laws, regulations and administrative practices that affect our business. The safety, formulation, manufacturing, processing, packaging, importation, labeling, promotion, advertising, and distribution of our dietary supplements, are subject to regulation by several federal agencies, including the FDA, the FTC, the USDA and the CPSC.

The FDA exercises broad jurisdiction over the labeling and promotion of dietary supplements. Labeling is a broad concept that, under most circumstances, extends even to product-related claims and representations made on package inserts, and in some cases, a company’s website and printed or digital media. All dietary supplements, must bear labeling that provides consumers with specific information with respect to standards of product identity, net quantity/weight, nutrition or supplement facts labeling, ingredient statements, contact information for the manufacturer/packer/distributor, allergens, and certain other disclosures.

 The FDA has comprehensive authority to regulate the safety of dietary supplements, dietary ingredients, labeling and current good manufacturing practices. The DSHEA, enacted in 1994, greatly expanded the FDA’s regulatory authority over dietary supplements. Through DSHEA, dietary supplements became a separately regulated subcategory of food, and the FDA was empowered to establish good manufacturing practice regulations governing key aspects of the production of dietary supplements, including quality control, record keeping, packaging, and labeling. DSHEA also expressly permits dietary supplements to make label claims and promotional statements describing how a product affects the structure, function or general well-being of the body if adequate scientific evidence exists to substantiate the claim, although no statement may expressly or implicitly represent that a dietary supplement will diagnose, cure, treat or prevent a disease, which are claims reserved for drug products that are regulated separately by the FDA.

The FDA has broad authority to enforce the provisions of the FDCA applicable to the safety, labeling, manufacturing, transport, and promotion of dietary supplements, including powers to issue a public warning letter to a company, publicize information about illegal, misbranded, or adulterated products, instituting a seizure action, an injunction action, or a criminal prosecution. In the past few years, the FDA has commenced enforcement actions against dietary supplement companies by issuing warning letters regarding products that make impermissible claims related to treatments and cures for various diseases.

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In addition to the FDA’s regulatory control over product labeling, the FTC also exercises jurisdiction over the advertising of foods and dietary supplements, including health benefit claim, as well as deceptive advertising methods. The FTC has the power to levy monetary sanctions and demand “consent decrees” or seek judgments that include penalties and restitution to consumers that can severely limit a company’s business practices. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. In December of 2022, FTC issued its Health Products Compliance Guidance that suggests that at least one randomized clinical trial may be necessary for any claim regarding the health benefits of a product. In addition to FTC warning letters and enforcement actions, private parties are increasingly initiating broad consumer class actions against food and dietary supplement manufacturers for false or misleading labeling and/or advertising.

As is common in our industry, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and statutory requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and insurance from our suppliers and contract manufacturers, directly or through our distributor. However, even with adequate certifications, representations and warranties, insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in the products we sell. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or withdraw such products from our stores.

Data Privacy

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers, and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of states in the United States have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information, and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, particularly the California Consumer Privacy Act, as amended (“CCPA”), among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and afford those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Further, the California Privacy Rights Act (“CPRA”) was recently voted into law by California residents. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA went into effect on January 1, 2023, and became enforceable on July 1, 2023. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the United States, data protection laws, including the European Union General Data Protection Regulation (the “GDPR”), also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing, and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer personal data/information of persons located in the European Union, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of €20 million or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

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The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement and maintain adequate compliance programs. Failure to comply with United States and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

We rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising, cookie-based processing, and postal mail to sell our products and services and to attract new consumers, and we and our vendors, are subject to various current and future data protection laws and data protection obligations that govern marketing and advertising practices. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices, web browsers and application stores have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations, and prospects.

Seasonality

We do not experience seasonal variations in our quarterly operating results and capital requirements.

Human Capital

As of the date of this Offering Circular, we have 9 full-time employees and 5 sub-contractors. None of our employees are members of a labor union or covered by a collective bargaining agreement.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees, advisors, and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and the success of our business by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Legal Proceedings

From time to time, the Company is involved in legal proceedings. arising in the ordinary course of our business, the resolution of which we do not anticipate would have, individually or in the aggregate, a material adverse effect on our business, financial condition, or results of operations. For more detail regarding litigation matters, please see page F-42 of the Financial Statements.

Properties

We have a lease for our corporate headquarters located at 9777 Wilshire Blvd., #400, Beverly Hills, CA 90212.

Corporate History and Background

The Company was formed in the State of Nevada on June 3, 1996, as Vyta Corp. On November 5, 2010, the Company changed its name to Bio Lab Naturals, Inc. On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“Limitless X”), and its 11 shareholders (the “Limitless X Nevada Acquisition”). The parties completed and closed the Limitless X Acquisition on May 20, 2022. Concurrently with the Limitless X Nevada Acquisition, Jaspreet Mathur, the founder, and principal shareholder of Limitless X, also purchased from Helion Holdings LLC, shares of Bio Lab’s Class A Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab. On June 10, 2022, the Company changed its name to Limitless X Holdings Inc.

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Corporate Information

We are a Delaware corporation. Our corporate headquarters are located at 9777 Wilshire Blvd., #400, Beverly Hills, CA 90212. Our telephone number is (855) 413-7030. We maintain a website at https://www.limitlessx.com/.

We conduct business through our active subsidiary companies.

Reports to Security Holders

We provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules for a small business issuer under the Exchange Act. We are subject to disclosure filing requirements including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements and Associated Risks.

This Offering Circular contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this Offering Circular that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” or “continue,” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include but are not limited to economic conditions generally and in the industries in which we may participate; competition within our chosen industry, including competition from much larger competitors; technological advances and failure to successfully develop business relationships. (See “Cautionary Note Concerning Forward-Looking Statements.”)

OVERVIEW

Limitless X Holdings Inc., incorporated in Delaware and based in California, along with its subsidiaries is building a dynamic, value-driven, and recession-proof ecosystem designed to help individuals “Look Good and Feel Great” by integrating health, wellness, entertainment, fintech, community building, and brand development. The Company provides direct-to-consumer e-commerce, offering innovative products that empower people to reinvent themselves and become the best versions of themselves through Limitless X, its wholly-owned subsidiary. The Company’s products are focused on brain health, weight management and recovery.

History

On May 11, 2022, Bio Lab Naturals, Inc. (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X and its 11 shareholders (the “LimitlessX Acquisition”) on May 11, 2022 (the “Merger”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022, by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests in approximately six months from the Acquisition Closing as part of the Limitless Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder, and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

For accounting purposes, the Merger was accounted for as a “reverse merger” with LimitlessX as the accounting acquiror (legal acquiree) and Bio Lab as the accounting acquiree (legal acquiror). and, consequently, the transaction was treated as a recapitalization of Bio Lab. Since LimitlessX was deemed to be the accounting acquiror in the Merger, the historical financial information for periods prior to the Merger reflect the financial information and activities solely of LimitlessX and not of Bio Lab. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings Inc. From March 2022 through December 31, 2024, the Company’s revenues were generated from the sale of its nutritional supplements.

In December 2024 and January 2025, the Company announced that it planned to make a significant impact in television and film, regenerative skin care, fintech, entertainment and real estate. As of July 1, 2025, the Company will conduct business through its active subsidiary companies.

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RESULTS OF OPERATION

For the Three Months Ended March 31, 2025 Compared to the Three Months Ended March 31, 2024:

	Three Months Ended March 31,
			(restated)
	2025		2024		Changes
		% of		% of
	Amount	Sales	Amount	Sales	Amount	%
Revenue
Product sales	$251,936	100.0%	$1,022,525	100.0%	$(770,589)	-75.4%
Total revenue	251,936	100.0%	1,022,525	100.0%	(770,589)	-75.4%

Cost of sales
Cost of sales	117,194	46.5%	241,602	23.6%	(124,408)	-51.5%
Total cost of sales	117,194	46.5%	241,602	23.6%	(124,408)	-51.5%

Gross profit	134,742	53.5%	780,923	76.4%	(646,181)	-82.7%

Operating expenses:
General and administrative	170,866	67.8%	256,747	25.1%	(85,881)	-33.4%
Advertising and marketing	191,134	75.9%	721,678	70.6%	(530,544)	-73.5%
Professional fees	3,420,935	1357.9%	280,066	27.4%	3,140,869	1121.5%
Salaries and compensation	583,851	231.7%	497,188	48.6%	86,663	17.4%
Total operating expenses	4,366,786	1733.3%	1,755,679	171.7%	2,611,107	148.7%

Income (loss) from operations	(4,232,044)	-1679.8%	(974,756)	-95.3%	(3,257,288)	334.2%

Other income (expense)
Interest expense	(463,397)	-183.9%	(100,964)	-9.9%	(362,433)	359.0%
Other income	2,428	1.0%	7,902	0.8%	(5,474)	-69.3%
Other expense	-	0.0%	(10,325)	-4.1%	10,325	-100.0%
Gain (Loss) on debt settlement	(29,926,400)	-11878.6%	-	0.0%	(29,926,400)	n/a
Gain (loss) on disposal of assets	-	0.0%	-	0.0%	-	n/a
Total other income (expense), net	(30,387,369)	-12061.5%	(103,387)	-10.1%	(30,283,982)	29291.9%

Income (loss) before income tax provision	(34,619,413)	-13741.4%	(1,078,143)	-105.4%	(33,541,270)	3111.0%

Income tax provision	-	0.0%	-	0.0%	-	n/a

Net income (loss)	$(34,619,413)	-13741.4%	$(1,078,143)	-105.4%	$(33,541,270)	3111.0%

Product Sales - Our product sales decreased by $0.8 million to $0.3 million for the three months ended March 31, 2025 as compared to $1.0 million for the three months ended March 31, 2024. In 2024, there was a shift in our marketing and selling strategies, including a change in performance marketers and platforms, which resulted in the decrease of product sales.

Cost of Sales - Our cost of sales decreased from $0.2 million, or 23.6% of sales, in the three months ended March 31, 2024 to $0.1 million, or 46.5% of sales, in the three months ended March 31, 2025. As operations decreased during the period, so did our costs for freight, inventory, and other supplies.

Gross Profit - Gross profit for the three months ended March 31, 2025 was $0.1 million compared to $0.8 million for the three months ended March 31, 2024. The decrease in gross profit of $0.7 million was primarily due to a shift in our marketing and selling strategies, including a change in performance marketers and platforms.

Operating Expenses - During the three months ended March 31, 2025, we recognized $4.4 million in operating expenses compared to $1.8 million for the three months ended March 31, 2024. The increase of $2.6 million in operating expenses was primarily due to the increase in stock compensation expenses related to stock options issued, restricted stocks issued, and stocks issued for services.

Other Income or Expense - During the three months ended March 31, 2025, we had loss on settlement of debt due to conversion of loans payable to shareholders in the amount of $30.0 million compared to none in prior year same quarter. The Company also recorded interest expense of $0.5 million during the three months ended March 31, 2025 compared to $0.1 million during the three months ended March 31, 2024.

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RESULTS OF OPERATION

For the Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023.

	Years Ended December 31,
	2024		2023		Changes
		% of		% of
	Amount	Sales	Amount	Sales	Amount	%
Revenue
Product sales	$3,355,961	100.0%	$15,484,495	99.9%	$(12,128,534)	-78.3%
	-	0.0%	15,000	0.1%	(15,000)	-100.0%
Total revenue	3,355,961	100.0%	15,499,495	100.0%	(12,143,534)	-78.3%

Cost of sales
Cost of sales	1,105,879	33.0%	4,672,408	30.1%	(3,566,529)	-76.3%
Total cost of sales	1,105,879	33.0%	4,672,408	30.1%	(3,566,529)	-76.3%

Gross profit	2,250,082	67.0%	10,827,087	69.9%	(8,577,005)	-79.1%

Operating expenses:
General and administrative	379,771	11.3%	2,826,652	18.2%	(2,446,881)	-86.6%
Advertising and marketing	1,997,123	59.5%	9,944,457	64.2%	(7,947,334)	-79.9%
Professional fees	876,243	26.1%	1,514,516	9.8%	(638,273)	-42.1%
Salaries and compensation	2,879,870	85.8%	2,880,398	18.6%	(528)	0.0%
Total operating expenses	6,133,007	182.7%	17,166,023	110.8%	(11,033,016)	-64.3%

Income (loss) from operations	(3,882,925)	-115.7%	(6,338,936)	-40.9%	2,456,011	-38.7%

Other income (expense)
Interest expense	(512,619)	-15.3%	(897,287)	-5.8%	384,668	-42.9%
Other income	10,477	0.3%	17,056	0.1%	(6,579)	-38.6%
Other expense	(7,825)	-0.2%	(30,000)	-0.9%	22,175	-73.9%
Gain (Loss) on debt settlement	216,914	6.5%	(6,624,457)	-197.4%	6,841,371	-103.3%
Gain (loss) on disposal of assets	(26,035)	-0.8%	-	0.0%	(26,035)	n/a
Total other income (expense), net	(319,088)	-9.5%	(7,534,688)	-48.6%	7,215,600	-95.8%

Net loss from continuing operations	(4,202,013)	-125.2%	(13,873,624)	-89.5%	9,671,611	-69.7%

Loss from discontinued operations	-	0.0%	(1,854)	0.0%	1,854	-100.0%

Income (loss) before income tax provision	(4,202,013)	-125.2.0%	(13,875,478)	-89.5%	9,671,611	-69.7%

Income tax provision	915	0.0%	-	0.0%	915	n/a

Net income (loss)	$(4,202,928)	-125.2%	$(13,875,478)	-89.5%	$9,672,550	-69.7%

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Product Sales - Our product sales decreased by $12.1 million to $3.4 million for the year ended December 31, 2024 as compared to $15.5 million for the year ended December 31, 2023. The sales decrease was primarily attributable to changing affiliate marketing strategy to in-house sales through digital marketing. In 2023 partially and full year in 2024, there was a shift in our marketing strategies, including strategic advertisement placements with celebrities rather than depending on affiliate marketers who charge significant amount of marketing and affiliate costs.

Cost of Sales – Our cost of sales decreased by $3.6 million to $1.1 million, for the year ended December 31, 2024 compared to $4.7 million. This increase was primarily due to decrease in product revenue and a result of operations decreasing during the period.

Gross Profit – Gross profit for the year ended December 31, 2024 was $2.3 million or 67.0% of total revenue compared to $10.8 million and 69.9% of total revenue for the year ended December 31, 2023. The decrease in gross profit of $8.5 million was primarily due to decrease product revenue due to decrease in number of customer transactions and volume resulting from reduction in using affiliate third-party marketing. Our gross margin decrease was primarily due to slight increase in product costs.

Operating Expenses – During the year ended December 31, 2024, we recognized $6.1 million in operating expenses compared to $17.2 million for the year ended December 31, 2023. The decrease of $11.1 million was due to decrease in advertising and marketing, payroll, professional and legal fees, and bad debt expense.

●	Our advertising and marketing expense decreased by $7.9 million due to a shift in marketing strategies to bring digital marketing in-house and decrease in spendings to performance marketers (affiliate marketing).
●	Professional and legal fees decreased by $0.6 million due to higher fees for our audits and security counsel legal fees in 2024 compared to 2023.
●	Bad debt was $1.6 million in year 2023 compared to none in 2024.

Other Income (Expense)

For the year ended December 31, 2024, the Company incurred $0.5 million related to interest expense compared to $0.9 million of interest expense for the year ended December 31, 2023. The Company recorded loss on extinguishment of debt of $6.6 million for the year ended December 31, 2023 compared to gain of $0.2 million for the year ended December 31, 2024.

LIQUIDITY AND CAPITAL RESOURCES

We have a history of operating losses and negative cash flow in operating activities. We have incurred recurring net losses, including net losses from operations before income taxes of $4.2 million for the year ended December 31, 2024. We used $0.7 million of cash for operating activities the year ended December 31, 2024 and we had an accumulated deficit of $38.8 million at December 31, 2024. As of March 31, 2025, our accumulate deficit was %34.6 million.

As of December 31, 2024 and March 31, 2025, we had $53,549 and $39,491 in cash on hand. We expect our existing cash resources will not be sufficient to meet our anticipated cash resources during the next 12 months. These factors raise substantial doubt as to our ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in its audit report for our financial statements for the fiscal year ended December 31, 2024.

We intend to meet the balance of our cash requirements for the next 12 months through advances from related parties as well as a combination of equity financing through private placements or a registered public offering, subject to SEC approval. Regardless, there is no assurance that we will be successful in completing any private placement or other financings. If we are unsuccessful in obtaining sufficient funds through our capital raising efforts, we may review other financing options.

Cash Used in Operating Activities

During the year ended December 31, 2024, net cash used in operating activities was $0.7 million. The cash used in operating activities was primarily due to a net loss of $4.2 million off-set by increase and decrease in accounts payable, inventories, accrued expenses and royalty payable. During the year ended December 31, 2023 net cash used in operating activities was $6.9 million. The cash used in operating activities was primarily due to a net loss of $13.9 million off-set by changes in accounts payable and accrued expenses, royalty payable and inventories.

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During the three months ended March 31, 2025, net cash used in operating activities was $0.8 million. The cash used in operating activities was primarily due to net loss of approximately $23.4 million and off-set by loss on settlement of debt of $20.2 million.

Cash Provided by Investing Activities

Net cash used in financing activities for the years ended December 31, 2024 and 2023 was $1,604.

Net cash used in financing activities for the three months ended March 31, 2025 was $__.

Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 was $0.6 million. This amount was incurred by increased borrowings from related parties, and shareholders. Net cash provided by financing activities for the year ended December 31, 2023 was $1.2 million. This amount was incurred by increased borrowings from shareholders and convertible debt.

Net cash provided by financing activities for the three months ended March 31, 2025 was $0.8 million. This amount was incurred by increased borrowings from a stockholder.

Off Balance Sheet Arrangements

None.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our financial statements and the accompanying notes. The amounts of assets and liabilities reported on our balance sheet and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, stock-based compensation, and the valuation of deferred taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:

Revenue Recognition

We recognize revenue when performance obligations under the terms of a contract with our customers are satisfied. We have determined that fulfilling and delivering products is a single performance obligation. Revenue is recognized at the point in time when we have satisfied our performance obligation, and the customer has obtained control of the products. This generally occurs when the product is delivered to or picked up by the customer based on applicable shipping terms, which is typically within 15 days. Revenue is measured as the amount of consideration expected to be received in exchange for fulfilled product orders,

While customers generally have a right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies for defective or non-conforming products may include a refund or exchange. As a result, the right of return is estimated and recorded as a reduction in revenue at the time of sale, if necessary.

Our customer contracts identify product quantity, price, and payment terms. Payment terms are granted consistent with industry standards. Although some payment terms may be more extended, the majority of our payment terms are less than 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Amounts billed and due from customers are classified as Accounts Receivables on the Balance Sheet.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table and paragraphs set forth information regarding our executive officers and directors as of July 1, 2025, including the business experience for the past five years (and, in some instances, for prior years) of each such executive officer and director.

Name	Age	Position with the Company	Date Joined the Company
Jaspreet Mathur	40	Chief Executive Officer and Chairman	May 20, 2022
Benjamin Chung	48	Chief Financial Officer	May 20, 2022
Danielle Young	35	Chief Operating Officer	May 20, 2022
Rob Cucher	46	VP of Legal Affairs	May 20, 2022
Bharat Raj Mathur	67	Director	May 20, 2022
Amanda Saccomanno	31	Director	May 20, 2022
Dan Fleyshman	40	Director	October 3, 2022
Leon Anderson	36	Director	October 3, 2022
Michael Braun	38	Director	January 11, 2023
Hassan Iddrissu	45	Director	January 11, 2023
Arthur Sarkissian	75	Director	December 31, 2024

Executive Officers

Jaspreet Mathur – Chief Executive Officer and Chairman of the Board of Directors

Jas Mathur is a renowned investor and tech entrepreneur with a proven track record of developing successful brands in the health and wellness industry. Over the years, he has garnered the backing of major figures in sports and entertainment, generating tens to hundreds of millions in revenue annually. As a trendsetter with over 10 million Instagram followers (@Limitless), Jas is driven by a passion for helping individuals achieve their health, wellness, and business goals—drawing inspiration from his own transformative journey of losing over 250lbs in his twenties.

On May 20, 2022, Jas became the Chairman and CEO of the company and joined its Board of Directors. His entrepreneurial journey began in January 2011 when he founded Kore Fit Living, a chain of retail stores in Canada specializing in vitamins, supplements, sports nutrition, athletic apparel, and fitness/MMA training equipment. In 2013, Jas launched Emblaze One, a global interactive web agency designed to serve the growing demand for e-commerce. Later, in November 2018, he introduced the Limitless brand, which manufactures health and wellness products while offering B2B services for brand development and digital marketing. In January 2022, Jas partnered with Dr. Mehmet Oz and HealthCorps, a nonprofit organization, to initiate health and wellness programs focused on empowering teens and young adults.

Benjamin Chung – Chief Financial Officer

On May 20, 2022, Benjamin Chung was appointed as our Chief Financial Officer. Mr. Chung has been in public accounting for over 24 years. From 1999 through 2004, Mr. Chung was an Audit Manager at PricewaterhouseCoopers. From May 2004 through June 2007, Mr. Chung was an audit manager at Ernst & Young. He then went on to become the Director of Internal Audit for Big 5 Sporting Goods. In January 2012, Mr. Chung was the founder and managing partner at Benjamin & Ko, a public accounting and consulting firm. In May 2021, Mr. Chung became the CFO of RYVYL Inc. (formerly Greenbox POS) (Nasdaq: RYVL). Additionally, over the last five years, Mr. Chung has also served on the board for multiple public companies, the most recent being Franklin Wireless, which trades on Nasdaq. Mr. Chung resigned from that board in December 2019 and currently does not serve on the board of directors of any publicly traded company.

Danielle Young – Chief Operating Officer

On May 20, 2022, Danielle Young was appointed our Chief Operating Officer. Ms. Young has been in public accounting for over twelve years. In January 2015, she was hired by Benjamin & Young, LLP, a mid-size CPA firm in Orange County, California as part of their tax department. In May 2019, she left Benjamin & Young and joined Benjamin & Ko, as the Director of Internal Audit, spearheading their operations as well as working with major public companies such as The Habit Burger, Aerovironment, and Ducommun Aerospace. After leaving Benjamin & Ko in July 2021, she started her own consulting firm, Irvine Advisory Services which focuses on IPO readiness preparation, internal audit, Sarbanes-Oxley, and corporate management. In June 2022, she was elected to the board of trustees of The Miss America Foundation.

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Rob Cucher – VP of Legal Affairs

On May 20, 2022, Rob Cucher was appointed as our VP of Legal Affairs. Mr. Cucher is a seasoned attorney with 20 years of courtroom practice and experience representing clients on a wide range of legal matters including civil litigation, corporate governance, labor and employment, and commercial transactions, with a concentration in business law and health care. Since April 2017, Mr. Cucher has served as an officer and director of a technology company finding solutions to tracking chronic care and behavioral health conditions for patients throughout California. In February 2010, Mr. Cucher co-founded Sports for All Children, a non-profit providing athletic opportunities for children with special needs. Additionally, Mr. Cucher became a director in May 2019 of Better Housing Solutions, an affordable housing non-profit currently servicing Palmdale, California. Mr. Cucher graduated cum laude from UCLA and Loyola Law School in Los Angeles and is a current member of the California State Bar and United States District Courts.

Non-Employee Directors

Bharat Raj Mathur – Director

Bharat Raj Mathur joined our board of directors on May 20, 2022. Since July 2016, he has been a columnist and featured contributor at www.bizcatalyst360.com. From March 2014 to April 2016, he was chief operating officer at KORE Fit Living. From August 2004 through April 2016, Mr. Mathur was Vice President, Distribution Channel Management at Incredible Entertainment.

Amanda Saccomanno – Director

Amanda Saccomanno joined our board of directors on May 20, 2022. Ms. Saccomanno is an American professional wrestler, television personality, and fitness and figure competitor. In 2015, Ms. Saccomanno gained major attention from World Wrestling Entertainment (WWE) after scoring second place in its Tough Enough reality show – a competition of contenders vying for a WWE wrestling contract. In May 2015, she signed with the WWE as a Sports Entertainer and starring in their E! Hit Reality Series, Total Divas. Since May 2017, Ms. Saccomanno has developed multiple health platforms and launched an iOS application called “Fit with Mandy.” In 2020, Ms. Saccomanno co-founded and continues to help market and develop a skin care line, with our CEO, Jaspreet Mathur, called Amarose.

Dan Fleyshman – Director

Dan Fleyshman is the CIO and a director of Blockchain Consulting Group, Inc. He founded Elevator Studios in 2015 and is currently its CEO. From 2012 through 2015, he was the CEO of One Penny Ad Agency. Between 2010 and 2012, Mr. Fleyshman consulted for a casino in Nevada. He was the CEO of Victory Poker from 2009 through April 2010. From 1999 through 2009, he was the president of WYD, Inc. located in San Diego, California.

Leon Anderson – Director

From 2002 through 2012, Mr. Anderson became a partner in a London based night club. Mr. Anderson went on to develop public relations and marketing services for major brand deals while in the U.K. for a number of celebrities. Mr. Anderson was recognized for a “first of its kind” buyout on a brand that had no previous history but secured a buyout by ASOS. Since September 2021, Mr. Anderson has continued to run his company, Due Diligence Apparel Ltd.

Michael Braun – Director

Since 2010, Michael Braun has been the Director of Marketing and Sales of Westbank Pacific Realty Corp., a mixed-use real estate development company. Prior to Westbank, Mr. Braun worked for Rennie, a real estate marketing and sales firm in Vancouver. He graduated from the University of British Columbia in 2007 with a Science Major and Commerce Minor. Mr. Braun holds a real estate license in Vancouver, British Columbia.

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Hassan Iddrissu – Director

Since 2014, Mr. Iddrissu has been the CFO of First Pinnacle Capital Group, Inc., a real estate company in West Los Angeles. Since 2003, Mr. Iddrissu has also been the co-Founder, Chairman, and CEO of RoadStarr Motorsports, a market leader in the auto boutique with various entities across the luxury car industry including an exotic car rental company Starr Auto Rentals. Mr. Iddrissu is also an active mentor and motivational speaker for various inner-city youth, including the Los Angeles Sheriff Foundation. Mr. Iddrissu has his Bachelor of Business Administration from Loyola Marymount University.

Arthur Sarkissian – Director

On December 31, 2024, our board of directors elected Arthur Sarkissian to the board of directors, effective as of January 1, 2025. His term will expire at our next annual shareholders meeting. Mr. Sarkissian, 75 years old, is an established Hollywood producer. Over the course of his career, Mr. Sarkissian has developed and produced feature films that have dominated the domestic and global landscape, with box office receipts totaling close to one billion dollars. His biggest hits include the $900 million Rush Hour franchise, While You Were Sleeping, Last Man Standing, The Foreigner, The Protégé, Kill the Irishman, Memory, Vegas TV Series on CBS and many more. Since March 2014, Mr. Sarkissian has been the sole owner of Fourteen Films Inc. Mr. Sarkissian is well known for his entrepreneurial spirit and creativity, and we are confident that his experience and skillsets make him an appropriate fit to serve as a director of Limitless X Holdings, Inc.

Family Relationships

Except for Bharat Raj Mathur, who is the father of our CEO, Jaspreet Mathur, there are no family relationships with any of the executive officers or directors of the Company and the above referenced individuals. Other than as may be contemplated by the Share Exchange Agreement, there are no arrangements or understandings between the above referenced individuals and any other persons pursuant to which he or she was selected as a director.

Involvement in Legal Proceedings

With respect to each of the above-named executive officers and directors, none of the events enumerated in Item 10(d) of Form 1-A occurred during the past five years.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC.

Based solely upon a review of such forms filed electronically with the SEC or written representations that no Form 4s or 5s were required, the Company believes that all Section 16(a) filing requirements were timely met during the year ended December 31, 2024, except each of Ken Haller and Robby Cucher had one late Form 4 filing reporting one late transaction each, and Jas Mathur had one late Form 4 filing reporting two late transactions.

Board Composition and Independence

While we are not required to do so, we adhere to the rules of NYSE American in determining whether a director is independent. The NYSE American listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has affirmatively determined, after considering all the relevant facts and circumstances, that each of Leon Anderson, Michael Braun, Dan Fleyshman, Amanda Saccomanno and Arthur Sarkissian, are independent, as “independence” is defined under the applicable rules and regulations of the NYSE American, and does not have a relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Accordingly, a majority of our directors are independent, as required under the applicable NYSE American Rules.

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Audit, Compensation and Nominating Committees

On January 24, 2025, our board of directors authorized the creation of an Audit Committee, a Compensation Committee, and a Nominating Committee (the “Committees”). The Audit Committee consists of three (3) independent directors: Amanda Saccomanno, Dan Fleyshman, and Hassan Iddrissu, with Hassan Iddrissu serving as the chair. The Compensation Committee consists of three (3) independent directors: Leon Anderson, Arthur Sarkissian, and Amanda Saccomanno, with Amanda Saccomanno serving as the chair. The Nominating Committee will consist of three (3) independent directors: Amanda Saccomanno, Hassan Iddrissu, and Leon Anderson, with Leon Anderson serving as the chair.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, along with our Audit Committee, Compensation Committee, and a Nominating Committee, which address risks specific to its respective areas of oversight. Until such time as those committees are formed, the board of directors will manage the process. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating Committee will provide oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors. Code of Business Conduct and Ethics will be available on our website at www.limitlessx.com, upon the completion of a successful uplisting on the NYSE. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics and Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics and Business Conduct that apply to our principal executive officer, financial and accounting officers by posting the required information on our website at the above address within four business days of such amendment or waiver. The information on our website is not part of this Annual Report Offering Circular.

Our Board, management and all employees of our Company are committed to implementing and adhering to the Code of Business Conduct and Ethics. Therefore, it is up to each individual to comply with the Code of Business Conduct and Ethics and to be in compliance of the Code of Business Conduct and Ethics. If an individual is concerned that there has been a violation of the Code of Business Conduct and Ethics, he or she will be able to report such violation in good faith to his or her superior. While a record of such reports will be kept confidential by our Company for the purposes of investigation, the report may be made anonymously and no individual making such a report will be subject to any form of retribution.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes information regarding the compensation for fiscal years 2024 and 2023 for our named executive officers (“NEO’s”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Jaspreet Mathur, Chief Executive Officer and Chairman	2024	23,780	1,844,104	-	$17,634	$1,885,518
of the Board of Directors(3)	2023	320,925	-	-	$16,399	337,324
Kenneth Haller,	2024	12,900	932,171	-	$10,247	955,318
Former President and Director(4)	2023	22,115	-	-	$16,385	38,500
Benjamin Chung,	2024	177,083	52,082	-	$17,634	246,529
Chief Financial Officer(5)	2023	231,975	-	-	$20,841	270,841
Danielle Young,	2024	141,666	58,333	-	$517	252,816
Chief Operating Officer(6)	2023	186,142	-	-	$707	186,849
Rob Cucher,	2024	23,870	731,388	-	$17,634	755,258
VP of Legal Affairs(7)	2023	33,655	-	-	$23,227	56,882

(1)	Represents equity-based compensation expense calculated in accordance with the provisions of the Accounting Standards Codification Section 718 - Compensation - Stock Compensation.

(2)	Represents the payment of health care premiums for medical, dental and vision. All NEO’s received full insurance benefits, except Ms. Young only received premium payments for dental and vision.

(3)	Mr. Mathur received $23,870 and $320,925 of salary in cash in fiscal 2024 and 2023, respectively. The Company issued 2,281,597 shares of the Company’s common stock in fiscal 2024 for accrued salaries for fiscal years 2021, 2022, 2023, and 2024 with common stock valued between $0.40 and $1.00 per share.

(4)	Mr. Haller received $12,900 and $22,115 of salary in cash for fiscal 2024 and fiscal 2023, respectively. The Company issued 932,171 shares of the Company’s common stock in fiscal 2024 for accrued salaries for fiscal years 2021, 2022, 2023, and 2024 with common stock valued at $1.00 per share.

(5)	Mr. Chung received $177,083 and $231,975 of salary in cash for fiscal 2024 and fiscal 2023, respectively. The Company issued 130,205 shares of the Company’s common stock in fiscal 2024 for accrued salaries for fiscal 2024 with common stock valued at $0.40 per share

(6)	Ms. Young received $141,666 and $186,142 of salary in cash for fiscal 2024 and fiscal 2023, respectively. The Company issued 145,833 shares of the Company’s common stock in fiscal 2024 for accrued salaries for fiscal 2024 with common stock valued at $0.40 per share.

(7)	Mr. Cucher received $23,870 and $33,655 of salary in cash for fiscal 2024 and fiscal 2023, respectively. The Company issued 840,756 shares of the Company’s common stock in fiscal 2024 for accrued salaries for fiscal years 2021, 2022, 2023, and 2024 with common stock valued between $0.40 and $1.00 per share.

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Executive Compensation

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent.

●	Annual Base Salary. Base salary will be designed to compensate our named executive officers at a fixed level of compensation that will be designed to serve as a retention tool throughout the executive’s career. In determining base salaries, our board of directors (or, when enacted, our compensation committee) considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

●	Option Plan. We plan to offer option awards to executives and other employees, in the discretion of the board of directors, considering the executive’s role and other compensation.

●	Health/Welfare Plans. All of our full-time employees are eligible to participate in health and welfare plans, including medical, dental and vision benefits, maintained by the Company. The Company pays 100% of health and welfare plans for all executives and 50% of health and welfare plans for all full-time employees.

●	PTO Plan. We offer paid time off, which may be used for vacations, rest and relaxation and personal business, and sick days. The PTO varies amongst type of employee and is between two and three weeks.

Settlement Agreements with Named Executive Officers for Accrued Compensation in Fiscal 2023 and 2024

The Company did not have sufficient cash flow to satisfy its obligations to its executive officers in fiscal 2023 and 2024. Effective as of September 10, 2024, the Company entered into a Settlement Agreement and Release of Claims (each, a “September Settlement Agreement”) with each of (a) Jaspreet Mathur, the Company’s Chief Executive Officer; (b) Kenneth Haller, the Company’s President; and (c) Rob D. Cucher, the Company’s Vice President of Legal Affairs.

Under each September Settlement Agreement, the Company issued to (a) to Mr. Mathur, 1,552,442 shares of the Company’s common stock, the equivalent of $1,552,442.00; (b) to Mr. Haller, 932,171 shares of the Company’s common stock, the equivalent of $932,171.00; and (c) to Mr. Cucher, 658,476 shares of the Company’s common stock, the equivalent of $658,476.00. The shares of the Company’s common stock comprising each Settlement Payment were deemed to have a value of $1.00 per share, are subject to a one-year lock-up period commencing on the effective date of each September Settlement Agreement and ending on the anniversary date of such effective date.

Effective as of January 13, 2025, the Company entered into a Settlement Agreement and Release of Claims (each, a “January Settlement Agreement”) with each of (a) Jaspreet Mathur, the Company’s Chief Executive Officer; (b) Rob D. Cucher, the Company’s Vice President of Legal Affairs; (c) Danielle Young, the Company’s Chief Operating Officer; and (d) Benjamin Chung, the Company’s Chief Financial Officer.

Under each January Settlement Agreement, the Company issued to (a) to Mr. Mathur, 729,155 shares of the Company’s common stock, the equivalent of $291,662; (b) to Mr. Cucher, 182,280 shares of the Company’s common stock, the equivalent of $72,912; (c) to Ms. Young, 145,833 shares of the Company’s common stock, the equivalent of $58,333 and (d) to Mr. Chung, 130,205 shares of the Company’s common stock, the equivalent of $52,082. The shares are deemed to have a value of $0.40 per share and are subject to restrictions on transfer and sale under applicable state and federal securities laws.

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Employment Agreements and Equity Compensation

Jaspreet Mathur, Chief Executive Officer

We entered into an employment agreement with Jaspreet Mathur, effective as of May 1, 2022, pursuant to which Mr. Mathur serves as our Chief Executive Officer. Under his employment agreement, Mr. Mathur devotes his full business time and effort to the business affairs of the Company. Mr. Mathur employment agreement provides that his employment is on an at-will basis and can be terminated by either Mr. Mathur or the Company at any time, for “Cause”. Under the agreement, Mr. Mathur receives an annual salary of $1,000,000. In the event that Mr. Mathur’s employment is terminated by the Company without “Cause” or is terminated by Mr. Mathur for “Good Reason”, Mr. Mathur will be entitled to a predetermined severance compensation package which will be negotiated in good faith and be in compliance with all SEC regulations. “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Mathur’s compensation or duties and level of responsibility. Mr. Mathur is eligible to participate in the Company’s Equity Incentive Plans (as defined below herein). The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Mathur is subject.

During fiscal 2023 and 2024, Mr. Mathur receive a significant portion of his salary in stock, rather than cash. See “Executive Compensation - Summary Compensation Table.”

Rob D. Cucher, Esq., VP of Legal Affairs

We entered into an employment agreement with Rob D. Cucher, Esq., effective as of May 1, 2022, pursuant to which Mr. Cucher serves as our Vice President of Legal Affairs. Under his employment agreement, Mr. Cucher devotes his full business time and effort to the business affairs of the Company. Mr. Cucher’s employment agreement provides that his employment is on an at-will basis and can be terminated by either Mr. Cucher or the Company at any time, for “Cause”. Under the agreement, Mr. Cucher receives an initial base salary of $250,000 per year. Mr. Cucher’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Cucher’s compensation or duties and level of responsibility. Mr. Cucher is eligible to participate in the Company’s Equity Incentive Plans. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Cucher is subject.

Benjamin Chung, Chief Financial Officer

We entered into an employment agreement with Benjamin Chung, effective as of July 27, 2022, pursuant to which Mr. Chung serves as our Chief Financial Officer. Under his employment agreement, Mr. Chung devotes his full business time and effort to the business affairs of the Company. Mr. Chung employment agreement provides that his employment is on an at-will basis and can be terminated by either Mr. Chung or the Company at any time, for “Cause”. Under the agreement, Mr. Chung receives an initial base salary of $250,000 per year. Mr. Chung’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Chung’s compensation or duties and level of responsibility. Mr. Chung is eligible to participate in the Company’s Equity Incentive Plans. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Chung is subject.

During fiscal 2024, Mr. Chung receive a portion of his salary in stock, rather than cash. See “Executive Compensation - Summary Compensation Table.”

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 Danielle Young, Chief Operating Officer

We entered into an employment agreement with Danielle Young, effective as of May 1, 2022, pursuant to which Ms. Young serves as our Chief Operating Officer. Under her employment agreement, Ms. Young devotes her full business time and effort to the business affairs of the Company. Ms. Young’s employment agreement provides that her employment is on an at-will basis and can be terminated by either Ms. Young or the Company at any time, for “Cause”. Under the agreement, Ms. Young receives an initial base salary of $200,000 per year. Ms. Young’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Ms. Young’s compensation or duties and level of responsibility. Ms. Young is eligible to participate in the Company’s Equity Incentive Plans. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Ms. Young is subject.

During fiscal 2024, Ms. Young receive a portion of his salary in stock, rather than cash. See “Executive Compensation - Summary Compensation Table.”

Retirement Plans

We do not currently maintain any retirement plans for our employees.

Director Compensation

We did not provide any cash or equity compensation to any of our directors during the year ended December 31, 2024, in their capacity as directors, and we have not yet adopted a compensation program for our directors. However, we did provide equity compensation in the first quarter of 2025 to directors in connection with their services on the board of directors from their respective date of appointment until the present.

Name	Accrued Compensation	Shares of Common Stock Issued	Date Appointed
Jaspreet Mathur	$157,500	315,000	May 20, 2022
Bharat Raj Mathur	$157,500	315,000	May 20, 2022
Amanda Saccomanno	$157,500	315,000	May 20, 2022
Dan Fleyshman	$130,000	260,000	October 3, 2022
Leon Anderson	$130,000	260,000	October 3, 2022
Michael Braun	$120,000	240,000	January 11, 2023
Hassan Iddrissu	$120,000	240,000	January 11, 2023

Director Agreements

We do not have any written agreements with our directors. However, we have agreed to reimburse the directors for any Company-related expenses.

Outstanding Equity Awards at Fiscal Year End

There were no equity awards held by any of our appointed executive officers and directors as of December 31, 2023 or 2024.

2020 Stock Incentive Plan

On January 15, 2020, a Stock Option and Award Incentive Plan (the “2020 Stock Incentive Plan”) was approved by our board of directors. There are 2,222 shares of common stock reserved for the 2020 Stock Option Plan. No options or awards were granted under the 2020 Stock Incentive Plan during fiscal 2023 or 2024.

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2022 Stock Option Plan

Effective August 9, 2022, we adopted our 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, our board of directors may grant options to purchase common stock to officers, employees, and other persons who provide services to us. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. No options were granted to any employees or other persons during fiscal 2023 or 2024.

2022 Restricted Stock Plan

Effective August 9, 2022, we adopted our 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”, and together with the 2020 Stock Incentive Plan and the 2022 Stock Option Plan, the “Equity Incentive Plans”). Under the 2022 Restricted Stock Plan, our board of directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Restricted Stock Plan. No awards of restricted stock were made to any officers, directors, or key employees during fiscal 2023 or 2024.

Grants of Equity Compensation in Fiscal 2025

On January 29, 2025, the Company’s Board of Directors approved an award of stock options (“Options”) pursuant to its 2022 Stock Option Plan to purchase shares of common stock to the Company’s executive officers and directors as follows: 200,000 Options to Jaspreet Mathur, the Company’s Chief Executive Officer and Chairman; 75,000 Options to Rob Cucher, the Company’s VP of Legal Affairs; 25,000 Options to Benjamin Chung, the Company’s Chief Financial Officer; 75,000 Options to Danielle Young, the Company’s Chief Operating Officer; 50,000 Options to Bharat Raj Mathur, a member of the Board; and 50,000 Options to Arthur Sarkissian, a member of the Board. These Options, which have an exercise price of $0.52 per share, vested immediately upon grant.

Restricted Stock Awards

On January 29, 2025, the Board also approved an award of shares of Common Stock restricted under Rule 144 of the Securities Act of 1933, as amended (“Restricted Stock”) to the Company’s executive officers as follows: 333,333 shares of Restricted Stock to Jaspreet Mathur, the Company’s Chief Executive Officer and Chairman; 150,000 shares of Restricted Stock Options to Rob Cucher, the Company’s VP of Legal Affairs; 50,000 shares of Restricted Stock to Benjamin Chung, the Company’s Chief Financial Officer; and 150,000 shares of Restricted Stock to Danielle Young, the Company’s Chief Operating Officer. The shares of Restricted Stock were awarded pursuant to the Company’s 2022 Restricted Stock Plan (the “Restricted Stock Plan”).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024, regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2020 Stock Incentive Plan, 2022 Equity Incentive Plan, and our 2022 Restricted Stock Plan. We do not have any non-shareholder approved equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	833,333	$-	2,222	(1)
Equity compensation plans not approved by security holders	-	-	-
Total	0		2,222

(1) Includes 2,222 options under the 2020 Stock Incentive Plan; 833,333 options under the 2022 Equity Incentive Plan; and 833,333 shares of common stock under the 2022 Restricted Stock Plan].

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 1, 2025, there are 15,540,256 shares of our common stock issued and outstanding. The following table sets forth, as of July 1, 2025, the record and beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC. Generally, it means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options, warrants, and other securities convertible or exercisable into shares of common stock, provided that such securities are currently exercisable or convertible or exercisable or convertible within 60 days of July 1, 2025. As of July 1, 2025, there were 15,540,256 shares of our common stock issued and outstanding and 500,000 shares of our Class A Stock issued and outstanding. Each share of our Class A Stock is convertible into 2 shares of the Company’s common stock. In addition, as of July 1, 2025, the Company has 345,094 shares of its Class C Stock issued and outstanding, and each share of Class C Stock is convertible into 100 shares of the Company’s common stock.

Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their securities. The mailing address of each of the officers and directors as set forth above is c/o Limitless X Holdings Inc., 9777 Wilshire Blvd. #400, Beverly Hills, California 90212.

			Class A		Class C
	Common Stock		Preferred Stock		Preferred Stock		Percent of
Name of Beneficial Owner	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Combined Voting Power (8)

Officers and Directors:
Jaspreet Mathur, Chief Executive Officer, and Chairman (1)	37,446,997	79.75%	500,000	100%	304,264	88.17%	73.38%
Benjamin Chung, Chief Financial Officer (2)	240,539	1.55%	-	-	-	-	*
Robby Cucher, VP of Legal Affairs (3)	1,083,423	6.97%	-	-	-	-	2.12%
Danielle Young, Chief Operating Officer (4)	370,833	2.39%	-	-	-	-	*
Leon Anderson, Director	260,000	1.67%	-	-	-	-	*
Michael Braun, Director	240,000	1.54%	-	-	-	-	*
Dan Fleyshman, Director	260,000	1.67%	-	-	-	-	*
Hassan Iddrissu, Director	240,000	1.54%	-	-	-	-	*
Bharat R. Mathur, Director (5)	506,334	3.26%	-	-	-	-	*
Amanda Saccomanno, Director (6)	1,210,200	7.41%	-	-	7,892	2.29%	2.37%
Arthur Sarkissian, Director (7)	150,000	.97%	-	-	-	-	*
Directors and Officers as a Group (11 persons)	41,494 993	89.24%	500,000	100%	312,156	90.46%	81.74%
5% Shareholders
Ken Haller	1,083,423	6.97%	-	-	-	-	2.12%

* less than 1%

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(1)	Amount includes (i) 5,907264 shares of common stock held directly by Mr. Mathur and 133,333 shares of common stock held by LPI, a company controlled by Mr. Mathur, (ii) options to purchase 200,000 shares of common stock, which are immediately exercisable, (iii) 500,000 shares of Class A common stock owned by Mr. Mathur which are convertible into 1,000,000 shares of common stock and (iv) 304,264 shares of Class C Preferred Stock, which are owned indirectly by Mr. Mathur through the following entities as follows: 291,372 shares of Class C Stock owned by EM1 Capital, LLC, a company controlled by Mr. Mathur; 5,000 shares of Class C Stock owned by LPI, a company controlled by Mr. Mathur; and, 7,892 shares of Class C Stock owned by Amarose, Inc., a company in which Mr. Mathur has a 50% ownership interest. The shares of Class A stock owned by Mr. Mathur are convertible into 1,000,000 shares of common stock. The shares of Class C Stock owned by Mr. Mathur are convertible into an aggregate of 30,426,400 shares of common stock.

(2)	Amount includes 240,539 shares of common stock held directly by Mr. Chung, and options to purchase up to 25,000 shares of common stock, which are immediately exercisable.

(3)	Amount includes 1,083,423 shares of common stock held directly by Mr. Cucher, and options to purchase 75,000 shares of common stock, which are immediately exercisable.

(4)	Amount includes 370,833 shares of common stock held directly by Ms. Young, and options to purchase 75,000 shares of common stock, which are immediately exercisable.

(5)	Amount includes 506,334 shares of common stock held directly by Mr. Mathur, and options to purchase 50,000 shares of common stock which, are immediately exercisable.

(6)	Amount includes (i) 421,000 shares of common stock held directly by Ms. Saccomanno, and (ii) 7,892 shares of Class C Preferred Stock owned by Amarose, Inc., a company in which Ms. Saccomanno has a 50% ownership interest. The shares of Class C Stock are convertible into an aggregate of 789,200 shares of common stock.

(7)	Amount includes 150,000 shares of common stock held directly by Mr. Sarkissian, and options to purchase 50,000 shares of common stock, which are immediately exercisable.

(8)	Each share of common stock is entitled to one vote per share, and each share of Class C Stock carries a number of votes equal to the number of shares of common stock into which such Class C Stock may then be converted. The Class A Stock has a number of votes equal to 60% of all of the issued and outstanding shares of the Company’s common stock. The Class A Stock and Class C Stock generally will vote together with the common stock and not as a separate class.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons. These policies and procedures are generally not in writing but are evidenced by long standing principles adhered to by our Board. The disinterested members of the Board review, approve and ratify transactions that involve “related persons” and potential conflicts of interest. Related persons must disclose to the disinterested members of the Board any potential related person transactions and must disclose all material facts with respect to such transaction. All such transactions will be reviewed by the disinterested members of the Board and, in their discretion, approved or ratified. In determining whether to approve or ratify a related person transaction the disinterested members of the Board will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

We had the following transactions with related parties during the last two fiscal years:

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Settlement Agreements with NEOs for Accrued Compensation

Mr. Mathur, Mr. Chung, Mr. Cucher and Ms. Young entered into settlement agreements with the Company for accrued compensation payable to them pursuant to employment agreements on September 2024 and January 2024. For additional information, please see “Executive Compensation – Settlement Agreements with NEOs for Accrued Compensation.”

License Agreements and Royalty Payments to Affiliated Parties

From the date on which the Limitless X Nevada Acquisition of BioLabs was completed through November 1, 2023, Limitless X, the Company’s wholly-owned subsidiary, had manufacturing and distribution license agreements with (i) Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smilz”), and DIVATRIM INC. (“Divatrim”), which are all companies owned by Jas Mathur, our Chief Executive Officer, Chairman of the Board of Directors, and majority shareholder, and (ii) AMAROSE INC. (“Amarose”), which is owned 50% by Mr. Mathur and 50% by Amanda Saccomanno, one of our directors. LPI, Smilz, Divatrim and Amarose may be collectively referred to as the “Licensors.”

Pursuant to the License Agreements, and each of them, the Company agreed to pay to each Licensor royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances. On October 1, 2023, the Company terminated each of the License Agreements with Smilz, Divatrim and Amarose; however, the Company maintained its license for NZT-48 with LPI. As of October 1, 2023, the Company had accrued liabilities for royalty payments in the amount of $436,528 to Smilz,, $2,860 to Divatrim, $673,004 to LPI and $320,261 to Amarose, respectively. In the third quarter of 2023, the Company and each of the Licensors agreed to convert their royalty payments into accrued liabilities of the Company in the same amount.

As of November 1, 2023, Limitless X amended its license agreement with LPI, terminating its rights to license two nutritional supplements.

In January 2025 (the “January Amendment”), LPI amended the License Agreement for NZT-48 to waive all royalty payments from the Company for the next 3 years. The term of the License Agreement for NZT-48 is for 5 years and automatically renews for 5 years unless either party gives notice of its intent not to renew, and LPI can only terminate for the end of a term for cause. The License Agreement for NZT-48 only gives the Company a non-exclusive license to design, redesign, manufacture, promote, sell and distribute NZT-48. In May 2025, we further amended the License Agreement to memorialize the understanding and operating relationship between the LPI and Limitless X that the License Agreement and the royalty waivers under the January 2025 Amendment, applied to all NZT-48 related products, including NZT-48, NZT-48 Lions Mane, and NZT-48 For Her, as well as the OneShot Nootropic Pre-Workout and any OneShot related products, whether already developed or that may be developed by LPI in the future.

Notes Payable to the Majority Shareholder

The Company had various notes payable with its shareholder who is the Chief Executive Officer of the Company. As of September 30, 2024 and December 31, 2023, the Company had $5,144,460 and $5,152,028 outstanding. Refer to Note 7 – Notes Payable to Shareholder in the Company’s unaudited financial statements for the nine months ended September 30, 2024, which are included in this Offering Circular.

On December 10, 2024, Mr. Mathur advanced $145,000 to the Company pursuant to a promissory note accruing interest at the rate of 12% per annum, which matures on the earlier of (i) June 10, 2025, or (ii) the date on which the Company secures funding of at least $1 million in an offering. As consideration for advancing these funds, the Company issued 50,000 shares of its common stock to Mr. Mathur. These shares are “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

On December 31, 2024, Mr. Mathur advanced $200,000 to the Company pursuant to a promissory note accruing interest at the rate of 12% per annum, which matures on the earlier of (i) June 27, 2025, or (ii) the date on which the Company secures funding of at least $1 million in an offering, whichever comes first. As consideration for advancing these funds, the Company issued 70,000 shares of the Company’s common stock to Mr. Mathur. The shares are “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

On March 21, 2025, Mr. Mathur entered into a promissory note with the Company in the amount of $500,000.00 accruing at the rate of 12.5% per annum, which matures the earlier of (i) September 21, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering, whichever comes first. As consideration for advancing these funds, the Company issued 225,000 shares of its common stock and 10,000 shares of the Series D Preferred Stock to Mr. Mathur. These shares are “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

Notes Payable to Related Parties

The Company entered into various notes payable with shareholders of the Company. As of September 30, 2024, and December 31, 2023, the Company had $433,544 and $80,000 outstanding, respectively. Refer to Note 8 of the Company’s unaudited financial statements for the three and nine months ended September 30, 2024, which are included in this Offering Circular.

Mr. Mathur entered into a promissory note dated December 10, 2024 with the Company in the amount of $145,000.00 plus accrued interest at the agreed upon rate of 12% fixed equaling the total sum of $153,700.00. The Company will pay Mr. Mathur the full balance on or before the earlier of (i) June 10, 2025 or (ii) the date on which the Company secures funding of at least $1 million. As consideration for advancing the loan, the Company issued 50,000 shares of its common stock to Mr. Mathur.

Mr. Mathur entered into a promissory note dated December 31, 2024 with the Company in the amount of $200,000 plus accrued interest at the agreed upon rate of 12% fixed equaling the total sum of $212,000. The Company will pay Mr. Mathur the full balance on or before the earlier of (i) June 27, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering, whichever comes first. As consideration for advancing the loan, the Company issued 70,000 shares of its common stock to Mr. Mathur.

On January 22, 2025, Limitless Films entered into a promissory note with EM1 Capital LLC (“EM1”), a company wholly-owned and controlled by Mr. Mathur, pursuant to which EM1 advanced $1 million to Limitless Films to enable Limitless Films to meet its obligations under the Bridge Loan Agreement with Gentleman Thief LLC. The $1 million loan accrues interest at a rate of five percent (5%) and has a maturity date of January 22, 2026.

On March 21, 2025, Mr. Mathur entered into a promissory note with the Company in the amount of $500,000.00 accruing at the rate of 12.5% per annum, which matures the earlier of (i) September 21, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering, whichever comes first. As consideration for advancing these funds, the Company issued 225,000 shares of its common stock and 10,000 shares of the Series D Preferred Stock to Mr. Mathur. These shares are “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

On June 9, 2025, EM1, an entity controlled by Mr. Mathur, entered into a promissory note with the Company in the amount of $25,000 plus accrued interest at the agreed upon rate of 15% fixed equaling the total sum of $28,750 (the “Full Balance”). The Company is to use the funds received under the promissory note to pay its auditing fees. The Company will pay EM1 the Full Balance on or before the earlier of (i) December 9, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering. The note was subsequently amended on June 12, 2025, only to change the governing law provision from California to Delaware. The note was amended again on June/30, 2025 to include consideration payable to EM1 in the form of stock. The Company will issue 5,000 shares of the Company’s common stock to EM1, after obtaining Board approval, which shares are “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

On June 11, 2025, EM1 entered into a promissory note with the Company in the amount of $75,000 plus accrued interest at the agreed upon rate of 15% fixed equaling the total sum of $86,250 (the “Full Balance”). The Company is to use the funds received pursuant to promissory note for necessary expenses. The Company will pay EM1 the Full Balance on or before the earlier of (i) December 11, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering. In consideration for EM1’s willingness to loan the funds, the Company will issue 15,000 shares of the Company’s common stock to EM1 after obtaining Board approval. These shares will be “restricted securities” under Rule 144 of the Securities Act, have not been registered and cannot be resold or otherwise transferred without registration or an exemption therefrom.

Debt Conversion Agreements with Mr. Mathur

On January 3, 2025, the Company entered into a debt conversion transaction with Jaspreet Mathur to settle outstanding debt in the amount of $2,152,000, plus accrued interest in the amount of $227,601. In exchange for cancelling this debt, the Company issued an aggregate of 193,680 shares of Class C Stock to Mr. Mathur. The Class C Stock was priced at 12.5% of the total amount of the debt portion settled, plus agreed upon interest of 12%. The shares of the Company’s Class C Stock are “restricted securities” as defined in Rule 144 of the Securities Act and are subject to restrictions on transfer and sale under applicable federal and state securities laws.

On February 7, 2025, the Company entered into a debt conversion transaction with Jaspreet Mathur to settle outstanding debt in the amount of $3,000,000, plus accrued interest the amount of $375,000, for an aggregate debt in the amount of $3,3750,000. In exchange for cancelling this debt, the Company issued an aggregate of 135,000 shares of Series D Stock to Mr. Mathur. The Series D Preferred Stock was priced to 12.5% of the total amount of the debt owed to each vendor plus agreed upon interest at 12.5%. The shares of the Company’s Series D Preferred Stock are “restricted securities” as defined in Rule 144 of the Securities Act and are subject to restrictions on transfer and sale under applicable federal and state securities laws.

On April 14, 2025, the Company entered into debt conversion agreements with each of (i) Jaspreet Mathur and (ii) EM1 Capital, LLC and Emblaze One, LLC, two entities under Mr. Mathur’s control (each of Mr. Mathur and the entities, a “Vendor”, and collectively, the “Vendors”). The Company had an outstanding balance owed to the Vendors in an aggregate amount of $6,505,368 (the “Debt”) in connection with expenses paid on behalf of the Company by each Vendor. In exchange for cancelling the Debt, The Company issued an aggregate of 260,214 shares to the Vendors of the Series D Preferred Stock restricted under Rule 144 of the Securities Act of 1933, as amended, at a price of $25 per share. The Series D Preferred Stock is subject to restrictions on transfer and sale under applicable federal and state securities laws.

Notes Payable to Prime Time Live, Inc.

As of December 31, 2023, and 2024, Prime Time Live owed affiliates of the Company $80,000 and $80,000, respectively. These loans each bear interest at the rate of $=10 per annum and is due upon demand.

Loan and Sale of Vybe Labs, Inc. to Emblaze One, LLC

On December 31, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $929,401 from Emblaze One, LLC, (“Emblaze’) an affiliated entity of Mr. Mathur, the proceeds of which were to be used for working capital purposes. The loan had an interest rate of 8% per annum and was due on December 1, 2023.

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock with Emblaze wherein the Company sold all 5,000 of its shares of common stock of Vybe Labs, Inc., as full payment, and settlement of a debt in the principal amount of $929,401 owed by the Company to Emblaze.

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Policies and Procedures for Transactions with Related Persons

All future related party transactions will be voted upon by the disinterested board of directors. The Audit Committee of the Board is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Board or the Audit Committee, as applicable, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Board and the Audit Committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Charter and Bylaw Provisions

Our Charter and Bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 75 calendar days nor more than 125 calendar days prior to the first anniversary date of the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Removal of Directors. A director may only be removed for cause and upon the affirmative vote of at least 75% of the holders of shares then entitled to vote at a meeting called for that purpose.

Special Meetings of Stockholders. Our Bylaws provides that special meetings of stockholders may only be called by the Board.

Amendment of Bylaws. The Board has the power to amend or repeal any provisions of our Bylaws by an affirmative vote of a majority of the directors then in office. The stockholders may only amend or repeal the Bylaws at a regular or special meeting of the stockholders with a vote of at least 75% of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that only a majority of the shares present or represented by proxy at such a meeting is required if the Board recommends that the stockholders approve such amendment or repeal at such meeting of stockholders.

Preferred Stock. Our Charter authorizes our Board to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our Board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” below in “Securities Offered.”

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Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SECURITIES OFFERED

Current Offering

The Company is offering as much as an aggregate total of 3,000,000 Shares at an offering price of $25.00 per Share, pursuant to Tier 2 of Regulation A. We will commence sales of the Shares within two (2) days after the Offering Circular is qualified by the SEC.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws to be in effect upon the completion of this offering. The following description is a summary, does not purport to be complete and is qualified in its entirety by reference to our Charter and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus.

General

Limitless X Holdings Inc. is a Delaware corporation governed by the laws of the State of Delaware, our Charter, and our Bylaws. We have authorized 300,000,000 shares of common stock par value $0.0001 per share and 30,000,000 shares of preferred stock, 500,000 of which are designated as Class A Preferred Convertible Stock (the “Class A Stock.”) Additionally, the Company has designated (i) 11,000,000 shares of its preferred stock as Class B Convertible Stock (“Class B Stock”) (ii) 5,000,000 shares of its preferred stock as Class C Convertible Preferred Stock (“Class C Stock”), and (iii) as noted below, 5,000,0000 shares of its preferred stock as Series D 15% Cumulative Redeemable Perpetual Preferred Stock (“Series D Stock”).

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Common Stock

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

As of July 1, 2025, a total of 15,540,256 shares of common stock are issued and outstanding.

Preferred Stock

Our Charter authorize our Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the Board determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and

●	delaying or preventing a change in control of the Company.

Class A Stock

A total of 500,000 shares of the Company’s authorized preferred stock are designated as Class A Stock. As of July 1, 2025, all 500,000 shares of Class A Stock are issued and are owned by our Chief Executive Officer and Chairperson, Jaspreet Mathur.

Rank. The Class A Stock shall rank: (i) senior to any other class or class of outstanding preferred shares or class of capital stock; (ii) prior to all of our common stock (“Common Stock”); and (iii) prior to any other class or class of capital stock hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Dividends. The Class A Stock shall bear no dividends, except that in the event dividends are declared for Common Stock, the same rate of dividend per share shall be due and payable to the Class A Stock shareholders on the same terms.

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Liquidation / Merger Preference. So long as a majority of the shares of Class A Stock authorized are outstanding, we will not, without the written consent of the holders of at least 51% of our outstanding Class A Stock, either directly or by amendment, merger, consolidation, or otherwise: (i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or bylaws in a manner adverse to the Class A Stock; (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Stock; or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Stock shall be entitled to receive, prior in preference to any distribution to Junior Securities, an amount per share equal to $1.00 plus any allocable and due dividends per share.

Upon the completion of the distribution required to holders of Class A Stock (each a “Class A Holder” and collectively the “Class A Holders”), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with our Charter including any duly adopted Certificate(s) of Designation.

Conversion Rights. The Class A Holders may convert, or be converted, to shares of Common Stock as follows: Upon a Liquidation Event, or at the option of the Class A Holder, in the Class A Holder’s sole discretion, any Class A Holder is entitled to convert their shares of Class A Stock into Common Stock on a one share of Class A Stock for two shares of Common Stock basis, subject to adjustment. As a result of a 1-for-30 reverse stock split on December 19, 2022, the conversion rate was adjusted so that every one share of Class A Preferred Stock is now convertible into .0667 shares of Common Stock. Therefore, 500,000 shares of Class A Preferred Stock is convertible to 33,334 shares of Common Stock.

Adjustment to Conversion Rate. The conversion price will be subject to adjustments for stock dividends, splits, combinations. The Class A Holders may also receive, pursuant to any merger, consolidation exchange of shares, recapitalization, reorganization, or similar event, the same number of shares or consideration that the Class A Stock would have received on an as-converted basis.

Super Majority Voting Rights. The Class A Holders have the right to vote on any matter together with holders of Common Stock and may vote as required on any action which Delaware law provides may or must be approved by vote or consent of the holders of the specific classes of voting preferred shares and the holders of shares of Common Stock. The Class A Holders have the right to vote on any matter with holders of Common Stock voting together as one class. The Class A Holders have a number of votes equal to 60% of all of the issued and outstanding shares of Common Stock. For purposes of determining a quorum for any regular or special meeting of the shareholders, the Class A Stock shall be deemed as the equivalent of 60% of all issued and outstanding shares.

Class B Stock

A total of 11,000,000 shares of Class B Stock are authorized as of July 1, 2025. As of July 1, 2025, a total of 531,356 shares are issued and outstanding.

Rank. The Class B Stock shall rank: (i) junior to the Class A Stock; (ii) senior to any other class or series of outstanding Preferred Stock; (iii) prior to all of the Company’s Common Stock; and (iv) prior to any other class or series of capital stock of the Company hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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Dividends. The Class B Stock shall bear no dividends, except that in the event dividends or other distribution of its assets (or rights to acquire assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Class B Stock, then, in each such case, the holder of the Class B Stock (each a “Class B Holder” and collectively the “Class B Holders”) shall be entitled to participate in such Distribution to the same extent that the Class B Holder would have participated therein if the Class B Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Class B Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation (as defined in the applicable Certificate of Designations)) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Class B Holder exceeding the Beneficial Ownership Limitation, then the Class B Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Class B Holder exceeding the Beneficial Ownership Limitation).

Liquidation / Merger Preference. So long as a majority of the shares of Class B Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company’s outstanding Class B Stock, either directly or by amendment, merger, consolidation, or otherwise: (i) amend, alter, or repeal any provision of the Charter or Bylaws, in a manner adverse to the Class B Stock; (ii) create or authorize the creation of, or issue any other new security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class B Stock.

In the event of any Liquidation Event (defined below), either voluntary or involuntary, the Class B Holders shall be entitled to receive, prior in preference to any distribution to Common Stock or other Junior Securities, but after distribution to the Class A Stock, an amount per share equal to $3.00 plus any allocable and due dividends per share. A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

Upon the completion of the distribution, if assets remain in the Company, they shall be distributed to holders of Junior Securities or Common Stock, as applicable, in accordance with the Charter including any duly adopted Certificate(s) of Designation.

Conversion Rights. The holders of the Class B Stock may convert, or be converted, to shares of Common Stock as follows: Subject to the Beneficial Ownership Limitation, upon a Liquidation Event or at the option of the Holder, in the Holder’s sole discretion, any Class B Holders shall be entitled at the office of the Company or any transfer agent for the Class B Stock designated by the Company to the Class B Holder in writing to the Company’s transfer agent (the “Notice of Conversion”), to convert the shares of Class B Stock into Common Stock by electing, in writing, to convert the shares of Class B Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class B Stock into .067 shares of Common Stock basis subject to adjustment upon tender of a Notice of Conversion.

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Adjustment to Conversion Rate. The conversion price will be subject to adjustments for stock dividends, splits, combinations. The Class B Holders may also receive, pursuant to any merger, consolidation exchange of shares, recapitalization, reorganization, or similar event, the same number of shares or consideration that the Class B Stock would have received on an as-converted basis.

Voting Rights. The holders of the Class B Stock shall have no voting rights except as otherwise set forth in the Company’s Certificate of Designation of Class B Stock or otherwise from time to time as required by law. The Class B Holders shall be entitled to notice of any regular or special meeting of the shareholders for meetings which require the vote of the holders of the Class B Stock.

Class C Preferred Convertible Stock

A total of 5,000,000 shares of Class C Stock are authorized, of which 345,094 shares are issued and outstanding as of July 1, 2025.

Rank. The Class C Stock shall rank: (i) junior to the Class A Stock and the Class B Stock; (ii) senior to any other class or series of outstanding Preferred Stock or the Company’s common stock; (iii) prior to all of the Company’s Common Stock; and (iv) prior to any other class or series of capital stock of the Company hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Dividends. The Class C Stock shall bear no dividends, except as required by law.

Liquidation / Merger Preference. In the event of any Liquidation Event. either voluntary or involuntary, the holders of shares of Class C Stock (each a “Class C Holder” and collectively the “Class C Holders”) shall be entitled to receive, prior in preference to any distribution to Common Stock or other Junior Securities, but after distribution to the Class A Stock and Class B Stock, an amount per share equal to $0.01 per share plus, if applicable, any allocable and due dividends per share. A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

Upon the completion of the distribution, if assets remain in the Company, they shall be distributed to holders of Junior Securities or Common Stock, as applicable, in accordance with the Company’s Charter any duly adopted Certificate(s) of Designation.

Conversion Rights. Upon a Liquidation Event or at the option of the Holder, in the Holder’s sole discretion, any Class C Holders shall be entitled to convert its shares of Class C Stock into Common Stock by electing, in writing, to convert the shares of Class C Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class C Stock for one hundred (100) shares of Common Stock basis subject to adjustment for stock dividends, stock splits, combinations and similar events.

Voting Rights. The Class C Holders shall have no voting rights except as otherwise set forth in the Company’s Certificate of Designation of Class C Convertible Preferred Stock or otherwise from time to time as required by law. The Class C Holders shall not be entitled to notice of any regular or special of the shareholders (unless required by applicable law).

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Transfer Agent

Our transfer agent and registrar for our common stock is Mountain Share Transfer, LLC. The transfer agent’s address is 2030 Powers Ferry Road SE, Suite #212, Atlanta, Georgia 30339, and its telephone number is (404) 474-3110. Please see Plan of Distribution – “Plan of Distribution” for details regarding our agreement with Mountain Share Transfer, LLC.

On September 5, 2019, the Company, still named Bio Labs Naturals, Inc.. entered into an Agreement Appointing Mountain Share Transfer, LLC as Transfer Agent and Registrant (the “Share Transfer Agreement”). Under the Share Transfer Agreement with Mountain Share Transfer, LLC (“MST”), the Company appointed MST as its transfer agent and registrar for its common stock. MST is authorized originally to issue, register and countersign certificates of the Company’s common stock upon receipt of a written request signed by the appropriate officer of the Company and a certified copy of a board resolution approving such issuance. MST may be appointed to act in another similar capacity as may be agreed upon by the MST and the Company. In addition, MST maintains, on behalf of the Company, stock ledgers regarding certificates issued, cancelled, or transferred. The term of the Share Transfer Agreement is continuous but may be terminated at any time upon 90 days’ prior written notice. However, if the Company terminates the agreement for convenience, the Company must pay a termination fee equal to the fee is six times the average monthly invoice, non-recurring fees excluded.

THE OFFERING

Series D 15% Cumulative Redeemable Perpetual Preferred Stock

On January 23, 2025, we filed a Certificate of Designation with the Delaware Secretary of State to designate 5,000,000 shares of preferred stock as Series D 15% Cumulative Redeemable Perpetual Preferred Stock (“Series D Preferred Stock”) and the Certificate of Designation of such Series D Preferred Stock the “Series D Certificate”). A copy of the Series D Certificate is attached hereto as Exhibit A. As of July 1, 2025, a total of 405,214 shares of Series D Preferred Stock are issued and outstanding.

Series D 15% Cumulative Redeemable Perpetual Preferred Stock

We are offering as many as 3,000,000 shares of the Series D Preferred Stock, which shares will be fully paid and non-assessable. The Shares have no stand-alone rights and will not be certificated or issued as standalone securities. The Series D Preferred Stock is a new issuance with no prior trading market.

No Maturity, Sinking Fund or Mandatory Redemption

The Series D Preferred Stock has no stated maturity, shall not be subject to any sinking fund or other mandatory redemption, and shall not be convertible into or exchangeable for any of our other securities. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Ranking

The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution, or winding up:

(1)	senior to all classes or series of our common stock, preferred stock, and to all other equity securities issued or to be by us, other than equity securities referred to in paragraphs (2) or (3) below;

(2)	on parity with all equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution, or winding up of the Company; and

(3)	effectively junior to all existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) of the Company and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries or future subsidiaries of the Company.

Dividends

Holders of shares of Series D Preferred Stock are entitled to receive, when, as and if declared by the Board, out of our legally available funds for the payment of dividends, cumulative cash dividends at the rate of 15% of the stated value of $25.00 per share of the Series D Preferred Stock per annum (equivalent to $3.75 per annum per share). Commencing on each Issue Date, dividends shall accrue on the Series D Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable on each Dividend Payment Date, which is on quarterly basis in arrears on or after the 15th day after the end of each quarter to the holders of record of Series D Preferred Stock as such holders appear on our stock records at each Dividend Record Date (as defined in the Series D Certificate), which is the close of business on the last day of the preceding fiscal quarter, regardless of whether a business day; provided, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding business day. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

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No dividends on shares of Series D Preferred Stock shall be authorized by our Board or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment, or setting apart for payment thereof or provide that the authorization, payment, or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment, or setting apart for payment shall be restricted or prohibited by law. Specifically, we will not make dividend payments if such payments do not comply with Section 170(a) of the DGCL, which provides that dividend payments may only be paid out of a surplus or the net profits for the fiscal year in which the dividend is declared. Any dividends that are not paid on the applicable Dividend Payment Date shall accrue and will be paid to the applicable Series D Preferred Stockholders when the Company can declare dividends in accordance with Section 170(a) of the DGCL.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue regardless of whether not we have earnings, regardless of whether there are funds legally available for the payment of those dividends and regardless of whether those dividends are declared by our Board. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and any other series of preferred stock (if issued), including the Series D Preferred Stock, will be at the discretion of our Board and will depend on, among other things, compliance with Delaware law, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, and any other factors our Board deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our Series D Preferred Stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared on the Series D Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Dividend Payment Account

At each closing of the Offering, we will set aside in the Dividend Payment Account an amount equal to two (2) years of dividend payments or $7.50 per share for the Series D Preferred Stock. Subject to compliance with Delaware law and any other applicable requirements, we will make dividend distributions from the Dividend Payment Account to the holders of the Series D Preferred Stock on a quarterly basis for two (2) years.

We will invest the proceeds of the Dividend Payment Fund in various capital preservation instruments, such as short-term, investment grade, interest bearing securities and (or) money-market funds. Any investment income earned from the Dividend Payment Account will be remitted to Limitless X to use for working capital or general corporate purposes, provided that the Dividend Payment Account has sufficient funds to pay all dividends due to the holders of the Series D Preferred Stock during the two (2)-year period after the close of the Offering.

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Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series D Preferred Stock will be entitled to written notice of any such liquidation, dissolution, or winding up of no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust, or entity or of any other entity with or into us, or the sale, lease, transfer, or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

On and after the date that is two (2) years from the date of each issuance (the “Redemption Period Start Date”), we may, at our option and upon not less than thirty (30) nor more than sixty (60) days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

Additionally, the Company may, at its option upon a Change of Control, regardless of whether before or after the two-year anniversary of the applicable Issue Date, upon not less than thirty (30) nor more than sixty (60) days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date. A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, shall have acquired the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all the Corporation’s stock entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such rights currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption Procedures

In the event we elect to redeem the Series D Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series D Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series D Preferred Stock to be redeemed;

●	the redemption price of $25.00 per share plus any accrued but unpaid dividends;

●	the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

63

If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day, and no interest, additional dividends, or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of the Series D Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, regardless of whether in arrears, on shares of the Series D Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series D Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

Subject to applicable law, we may purchase shares of Series D Preferred Stock in the open market, by tender, or by private agreement. Any shares of Series D Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

No Conversion Rights

The Series D Preferred Stock is not convertible into or exchangeable for our common stock.

Voting Rights

Holders of the Series D Preferred Stock do not have any voting rights, except as required by Delaware law. On each matter on which holders of Series D Preferred Stock are entitled to vote under Delaware law, each share of Series D Preferred Stock will be entitled to one vote.

64

No Preemptive Rights

The holders of the Series D Preferred Stock will not have any preemptive rights to purchase or subscribe to our common stock or any other security.

Record Holders

We and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither we nor the transfer agent shall be affected by any notice to the contrary.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future, except with respect to the Series D Preferred Stock as described in this Offering Circular. Any further determination to pay dividends on our capital stock will be at the discretion of our Board, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board considers relevant.

EXPERTS

The consolidated financial statements included in this Offering Circular as of December 31, 2024, and 2023, and for the years then ended, have been included herein in reliance upon the report of M&K CPAS, PLLC. independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Series D Preferred Stock offered hereby will be passed upon by Fox Rothschild LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

We have filed with the SEC a Regulation A Offering Circular on Form 1-A under the Securities Act with respect to the Series D Preferred Stock offered hereby. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information about us and the Series D Preferred Stock offered hereby, we refer you to the offering statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

65

LIMITLESS X HOLDINGS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

LIMITLESS X HOLDINGS INC.

F-1

LIMITLESS X HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2025	2024

ASSETS
Current Assets:
Cash	$39,491	$53,549
Accounts receivables, net	-	24,984
Inventories	85,476	18,415
Prepaid expenses	65,066	11,700
Total current assets	190,033	108,648

Non-Current Assets:
Property and equipment, net	900	980
Other assets	10,985	11,208
Total non-current assets	11,885	12,188

Total assets	$201,918	$120,836

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$3,455,708	$6,024,556
Accrued interest	82,147	1,035,842
Royalty payable	229,714	220,535
Refunds and chargeback payable	7,650	55,296
Note payable	35,000	35,000
Notes payable to shareholder	-	5,144,460
Notes payable to related parties	80,000	436,747
Loan payable	315,398	240,133
Total current liabilities	4,205,617	13,192,569

Total liabilities	4,205,617	13,192,569

Commitments and contingencies

Preferred Stock B - $0.0001 par value; 30,000,000 authorized shares; 531,356 shares issued and outstanding, respectively	1,742,953	1,742,953
Preferred Stock C - $0.0001 par value; 30,000,000 authorized shares; 345,094 shares issued and outstanding	33,046,900	-

Stockholders’ deficit
Preferred Stock A - $0.0001 par value; 30,000,000 authorized shares; 500,000 shares issued and outstanding	50	50
Preferred Stock D - $0.0001 par value; 30,000,000 authorized shares; 145,000 shares issued and outstanding	3,625,000	-
Common Stock- $0.0001 par value; 300,000,000 authorized shares; 14,220,702 shares and 8,594,681 shares issued and outstanding, respectively	1,422	859
Common stock issuable, 358,332 shares	261,305	83,555
Additional paid-in-capital	30,779,013	23,941,779
Accumulated deficit	(73,460,342)	(38,840,929)
Total stockholders’ deficit	(38,793,552)	(14,814,686)

Total liabilities and stockholders’ deficit	$201,918	$120,836

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2025	2024

Net Revenue
Product sales	$251,936	$1,022,525
Total net revenue	251,936	1,022,525

Cost of Revenue
Cost of revenue	117,194	241,602
Total cost of sales	117,194	241,602

Gross profit	134,742	780,923

Operating expenses:
General and administrative	170,866	256,747
Advertising and marketing	191,134	721,678
Professional fees	3,420,935	280,066
Salaries and compensation	583,851	497,188
Total operating expenses	4,366,786	1,755,679

Loss from operations	(4,232,044)	(974,756)

Other income (expense)
Interest expense	(463,397)	(100,964)
Other income	2,428	7,902
Gain (Loss) on debt settlement	(29,926,400)	-
Other expense	-	(10,325)
Total other income (expense), net	(30,387,369)	(103,387)

Loss before income tax provision	(34,619,413)	(1,078,143)

Income tax provision	-	-

Net loss	$(34,619,413)	$(1,078,143)

Earnings (Loss) Per Share:
Net loss per common share - basic and diluted	$(2.68)	$(0.13)
Weighted average number of common shares	12,906,080	8,594,681

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock B		Preferred Stock C		Preferred Stock A		Preferred Stock D		Common Stock		Common Stock Issuable		Additional Paid-In	Accumulated	Total Stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	deficit	Equity
Balance at December 31, 2023	10,349,097	$16,973,554	-	$-	500,000	$50	-	$-	3,992,234	$399	-	$-	$4,793,068	$(34,638,001)	$(29,844,484)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,078,143)	(1,078,143)

Balance at March 31, 2024	10,349,097	$16,973,554	-	$-	500,000	$50	-	$-	3,992,234	$399	-	$-	$4,793,068	$(35,716,144)	$(30,922,627)

	Preferred Stock B		Preferred Stock C		Preferred Stock A		Preferred Stock D		Common Stock		Common Stock Issuable		Additional Paid-In	Accumulated	Total Stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	deficit	Equity
Balance at December 31, 2024	1,062,712	$1,742,953	-	$-	500,000	$50	-	$-	8,594,681	$859	133,332	$83,555	$23,941,779	$(38,840,929)	$(14,814,686)

Salaries conversion to common stock	-	-	-	-	-	-	-	-	1,340,598	134	-	-	536,117	-	536,251

Issuances of common stock to board of directors for services - conversion from accrued compensation	-	-	-	-	-	-	-	-	1,945,000	195	-	-	972,305	-	972,500

Issuances of common stock to board of directors for services	-	-	-	-	-	-	-	-	220,000	22	-	-	219,978	-	220,000

Consulting services - issuance of common stock	-	-	-	-	-	-	-	-	578,757	58	-	-	403,460	-	403,518

Restricted stock grants	-	-	-	-	-	-	-	-	833,333	83	-	-	430,083	-	430,166

Issuances of stock options	-	-	-	-	-	-	-	-	708,333	71	-	-	365,570	-	365,641

Conversion of notes payable to shareholder to preferred stock C	-	-	193,680	19,368,000	-	-	-	-	-	-	-	-	2,736,361	-	2,736,361

Conversion of notes payable to shareholder to preferred stock C	-	-	7,892	789,200	-	-	-	-	-	-	-	-	87,892	-	87,892

Conversion of notes payable to related parties to preferred stock C	-	-	97,692	9,769,200	-	-	-	-	-	-	-	-	1,085,468	-	1,085,468

Issuance of preferred stock C for services	-	-	25,000	1,037,500	-	-	-	-	-	-	-	-	-	-	-

Conversion of vendor accounts payable to preferred stock C	-	-	15,830	1,583,000	-	-	-	-	-	-	-	-	-	-	-

Issuances of preferred stock C for compensation	-	-	5,000	500,000	-	-	-	-	-	-	-	-	-	-	-

Conversion of notes payable to shareholder to preferred stock D	-	-	-	-	-	-	135,000	3,375,000	-	-	-	-	-	-	3,375,000

Conversion of notes payable to shareholder to preferred stock D	-	-	-	-	-	-	10,000	250,000	-	-	-	-	-	-	250,000

Common stock issuable for borrowings from shareholder	-	-	-	-	-	-	-	-	-	-	225,000	177,750	-	-	177,750

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(34,619,413)	(34,619,413)

Balance at March 31, 2025	1,062,712	$1,742,953	345,094	$33,046,900	500,000	$50	145,000	$3,625,000	14,220,702	$1,422	358,332	$261,305	$30,779,013	$(73,460,342)	$(38,793,552)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(34,619,413)	$(1,078,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	80	1,118
Salaries conversion to common stock	536,251	-
Gain (Loss) on debt settlement	29,926,400	-
Stock compensation expense by issuance of Preferred C	1,537,500	-
Issuances of common stock to board of directors for services - conversion from accrued compensation	972,500	-
Issuances of common stock to board of directors for services	220,000	-
Consulting services - issuance of common stock	403,518	-
Restricted stock grants	430,166	-
Stock option expense	365,641	-
Stock issued for borrowings	177,750	-
Changes in assets and liabilities:
Accounts receivables, net	24,984	(68,191)
Inventories	(67,061)	(52,510)
Prepaid expenses	(53,366)	-
Other assets	223	3,750
Accounts payable and accrued expenses	(576,341)	569,682
Royalty payable	9,179	(32,910)
Refunds and chargeback payable	(47,646)	24,561
Net cash used in operating activities	(759,635)	(632,643)

Cash flows from financing activities:
Repayments on loan payable	(33,424)	-
Proceeds from borrowings from stockholder	500,000	-
Proceeds from borrowings from related parties	279,001	539,428
Net cash provided by financing activities	745,577	539,428

Net increase(decrease) in cash	(14,058)	(93,215)

Cash – beginning of period	53,549	116,100

Cash – end of period	$39,491	$22,885

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of accrued salaries to common stock	$536,251	$-
Conversion of loans payable and accrued interest to stockholder to Preferred C Shares	$5,492,780	$-
Conversion of loans payable and accrued interest to related parties to Preferred C Shares	$1,085,468	$-
Conversion of loans payable and accrued interest to stockholder to Preferred D Shares	$3,625,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

LIMITLESS X HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND HISTORY

On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests approximately nine months from the Acquisition Closing as part of the LimitlessX Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings Inc. (“Limitless”).

The LimitlessX Acquisition was accounted for as a “reverse merger” following the completion of the transaction. For accounting purposes, LimitlessX was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Bio Lab. Accordingly, LimitlessX’s assets, liabilities, and results of operations became the historical financial statements of the registrant. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

The Company (as defined below) is a lifestyle brand, focused in the health and wellness industry. Initially, the Company focused on nutritional supplements, wellness studies, and interactive training videos and has since focused its business on performance marketing, sales of digital services, and sales of products. The Company’s mission is to provide businesses a turnkey solution to sell their products. Company teams include sales, marketing, user interface design (UI), user experience design (UX), fulfillment, customer support, labeling, product manufacturing, consulting, retailing, and payment processing, among others.

The Company currently offers products online only. The Company has manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute branded products on behalf of its clients. The Company orders products from third party partner manufacturers that make the products according to the Company’s custom formulations, and brands them using the Company’s licensed trademarks. Products are then marketed and sold direct to consumers online. Orders are fulfilled and shipped directly from the Company’s licensors. The Company plans to offer global marketing services across all areas of the sales process, including market research, brand and product development, and digital advertising operating as an integrated marketing agency.

The Company operates in the following product and service sectors: (i) health products and (ii) digital marketing services. The health products sector included the sales of health products in two primary vertical markets: (1) health & wellness; and (2) beauty & skincare. The digital marketing service sector includes digital marketing; digital and print design; social media marketing; and direct-to-consumer marketing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim consolidated financial statements as of and for the three months ended March 31, 2025 and 2024 have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. All intercompany balances and transactions have been eliminated in consolidation. Operating results for the three months ended March 31, 2025 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2025. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 9, 2025.

F-6

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of approximately $73.5 million at March 31, 2025, and had a net loss of $34.6 million for the three months ended March 31, 2025. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through loans and has not experienced any liquidity problems in settling payables in the normal course of business and repaying loans when they fall due. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

Principles of Consolidation and Reporting

The accompanying consolidated financial statements include the accounts of Limitless X Holdings Inc. (a holding company) and its wholly owned operating subsidiaries: Limitless X, Inc. and Prime Time Live, Inc. (collectively, the “Company”). All intercompany balances have been eliminated during consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

Operating segments comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company consists of a single reporting segment providing direct to consumer e-commerce services for the Company’s health and wellness products, with a primary emphasis on dietary supplements. The Company’s current lead products are NZT-48, NZT-48 Lions mane, NZT-48 For Her and Oneshot Nootropic Pre-Workout.

The Company’s other businesses Limitless Films, Inc. (formed December 2024), XocelForte Therapeutics Inc. (formed in Augusts 2024), Limitless Entertainment, Inc. (December 2024), Limitless Digital Assets, Inc. (formed in December 2024) and Limitless Living Inc. (formed in December 2024) did not have any transactions during 2024 and three months ended March 31, 2025.

The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The accounting policies of the direct-to-consumer ecommerce services segment are as described in the summary of significant accounting policies. The CODM evaluates the performance of the direct-to-consumer ecommerce services segment based on the Company’s net income (loss) as reported in the Statements of Operations. The Company’s segment assets are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, net earnings and net earnings. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. The Company does not have any operations or sources of revenue outside of the United States. The Company does not have any customer representing more than 10% of total revenues for any period presented. Accordingly, the CODM considers the revenue, operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expense or asset information that are supplemental to those disclosed in these consolidated financial statements that are regularly provided to the CODM.

F-7

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include demand deposits carried at cost which approximates fair value. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”).

Concentration of Credit Risk

The Company offers its products and services to a large number of customers. The risk of non-payment by these customers is considered minimal and the Company does not generally obtain collateral for sales. The Company continually monitors the credit standing of its customers.

Accounts Receivable, net

Accounts receivable, net consists primarily of trade receivables, net of allowances for doubtful accounts. The Company sells its products for cash or on credit terms, which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. The Company estimates its allowance for doubtful accounts and the related expected credit loss based upon the Company’s historical credit loss experience, adjusted for asset-specific risk characteristics, current economic conditions, and reasonable forecasts. Accounts receivables are written off when determined to be uncollectible.

Holdback Receivables

The Company primarily sells its products online using various third-party sales affiliates. These affiliates (online marketing campaign companies) are paid certain commission based on their ability to provide the Company’s products through online sales. All payments are processed through various gateways and are settled through the Company’s payment gateway settler. The Company payment gateway settler is not responsible for settlements that are not paid due to processing bank failure. The Company holds responsibility for all the risk in all transactions and processing systems. The payment gateway settler charges a reserve fee to mitigate the risk on their end for any loss of funds or damages.

Distributions of the holdback receivables from the third-party payment gateway settler are based on several criteria, such as return and chargeback history, associated risk for the specific business vertical, average transaction amount, and so on. In order to mitigate processing risks, there are policies regarding reserve requirements and payment in arrears in place.

The total holdback receivables balance reflects the 0-10% reserve on gross sales and additional reserves by the third-party processor for additional returns and chargebacks if needed.

Inventories

Inventories are valued at the lower-of cost or net realizable value on a first-in, first-out basis, adjusted for the value of inventory that is determined to be excess, obsolete, expired, or unsaleable. Inventories primarily consisted of finished goods.

Advertising and Marketing

Advertising and marketing costs are charged to expense as incurred. Advertising and marketing costs were approximately $191,134 and $721,678 for the three months ended March 31, 2025 and 2024, respectively, and are included in operating expenses in the accompanying statements of operations.

F-8

Revenue Recognition

●	Product Sales

The Company recognizes revenue when performance obligations under the terms of a contract with a customer are satisfied. The Company has determined that fulfilling and delivering products is a single performance obligation. Revenue is recognized at the point in time when the Company has satisfied its performance obligation and the customer has obtained control of the products. This generally occurs when the product is delivered to or picked up by the customer based on applicable shipping terms, which is typically within 15 days. Revenue is measured as the amount of consideration expected to be received in exchange for fulfilled product orders.

Customer remedies for defective or non-conforming products may include a refund or exchange. As a result, the right of return is estimated and recorded as a reduction in revenue at the time of sale, if necessary.

The Company’s customer contracts identify product quantity, price, and payment terms. Payment terms are granted consistent with industry standards. Although some payment terms may be extended, the majority of the Company’s payment terms are less than 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Amounts billed and due from customers are classified as Accounts Receivables on the Balance Sheet.

The Company utilizes third-party contract manufacturers for the manufacture of its products. The Company has evaluated whether it is the principal or agent in these relationships. The Company has determined that it is the principal in all cases as it retains the responsibility for fulfillment and risk of loss, as well as for establishing the price.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, the Company has elected the practical expedient to expense the incremental costs to obtain a contract, because the amortization period would be less than one year, and the practical expedient for shipping and handling costs. Shipping and handling costs incurred to deliver products to customers are accounted for as fulfillment activities, rather than a promised service, and as such are included in Cost of Goods Sold in the Statements of Operations.

●	Service Revenue

Service revenue consists of digital marketing revenue. Revenue related to digital marketing is recognized over time as services are provided to the customer. The Company sells digital marketing, digital and print design, social media marketing, and direct-to-consumer marketing and thus uses standalone selling prices as the basis for revenue. Payment for digital marketing services is typically received at the point when control transfers to the customer or in accordance with payment terms customary to the business. There was no deferred revenue related to services revenue as of March 31, 2025 and December 31, 2024.

Cost of Sales

Cost of sales includes the cost of inventory sold during the period, as well as commission fees, returns, chargebacks, distribution, and shipping and handling costs. The amount shown is net of various rebates from third-party vendors in the form of payments.

Refunds Payable

If customers are not satisfied for any reason, they may request a full refund, processed to the original form of payment, within 30 days from the order date. If the order has already been shipped, the Company charges a 20% restocking fee. The Company’s estimate of the reserve is based upon the Company’s most historical experience of actual customer returns.

Chargebacks Payable

Once customers successfully dispute chargebacks with the payment processor, the Company returns such funds to the payment processor to return to the customer.

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

F-9

Earnings (Loss) per Share

The Company calculates earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share (“EPS”) is computed by dividing earnings (losses) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company had a loss for the three months ended March 31, 2025 and 2024.

Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values. The Company applies the provisions of ASC 718, “Compensation - Stock Compensation,” using a modified prospective application, and the Black-Scholes model to value stock options. Under this application, the Company records compensation expense for all awards granted. Compensation costs will be recognized over the period that an employee provides service in exchange for the award. During the three months ended March 31, 2025 and 2024, the Company granted no securities under its 2020 Stock Incentive Plan, 2022 Restricted Stock Plan, and 2022 Stock Option Plan.

General Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits, and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company purchases inventories from a few suppliers, and the Company’s one largest supplier accounted for 100% and 99% of total purchases for the three months ended March 31, 2025 and 2024, respectively.

Operating Lease

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangements generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has month-to-month lease as of March 31, 2025.

F-10

Fair Value Measurements

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. There were no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. There have been no transfers between levels.

Recent Accounting Pronouncements

Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures-In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company adopted the ASU beginning with its Form 10-K for the year ended December 31, 2024. However, the adoption of the new standard did not have a material impact on the requisite disclosure in its financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which is intended to improve disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Such information should allow investors to better understand an entity’s performance, assess future cash flows, and compare performance over time and with other entities. The amendments will require public business entities to disclose in the notes to the financial statements, at each interim and annual reporting period, specific information about certain costs and expenses, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each expense caption presented on the face of the income statement, and the total amount of an entity’s selling expenses. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – ROYALTY PAYABLES

Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose,” and collectively with LPI, Smiles, and Divatrim, the “Licensors”) are all companies at least 50% owned by a shareholder of the Company. On December 1, 2021, the Company entered into manufacturing and distributorship license agreements (each, a “License Agreement”) with each of the Licensors to distribute each of the Licensors’ respective products and for payments to such Licensor for its product designs and distribution rights. Pursuant to the License Agreements, and each of them, the Company agreed to pay to such Licensors royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

On October 1, 2023, the Company terminated each of the License Agreements; however, the Company maintained its license for NZT-48 with LPI.

The Company was required to start paying all earned royalties to each of the Licensors beginning on June 15, 2022. As of October 1, 2023, the royalty payable was $1,557,432 and due to termination of license, all inventories were provided back to the Licensors on the same date of termination. Inventories that were to be provided back to the Licensors was $2,363,151 on October 1, 2023. The net difference resulted in accounts receivables from Licensors in the amount of $805,719. As this net amount of $805,719 was to the Licensors of which these companies are controlled and all owned by the shareholder of the Company, this amount of net receivables was classified as an offset to note payable to the shareholder as of December 31, 2023.

As of March 31, 2025 and December 31, 2024, royalty payables were $229,714 and $220,535, respectively.

F-11

NOTE 4 – NOTE PAYABLE

On March 1, 2021, an individual loaned Prime Time Live, Inc. $35,000 in exchange for an unsecured promissory note, with interest at a rate of 10% per annum, and a maturity date of March 1, 2022, which was then extended to May 31, 2023. Interest is due and payable on the first day of each month. As of March 31, 2025 and December 31, 2024, the balance was $35,000.

NOTE 5 – NOTES PAYABLE TO SHAREHOLDER

Notes payable to shareholders consisted of the following:

	March 31,	December 31,
	2025	2024

December 6, 2021 ($50,000)	$-	$50,000
February 11, 2022 ($150,000)	-	150,000
May 8, 2022 ($550,000)	-	550,000
May 16, 2022 ($1,100,000)	-	1,100,000
May 18, 2022 ($450,000)	-	450,000
June 1, 2022 ($500,000)	-	500,000
June 30, 2022 ($922,028)	-	922,028
August 25, 2022 ($290,000)	-	290,000
November 15, 2022 ($450,000)	-	450,000
May 16, 2023 ($150,000)	-	150,000
May 18, 2023 ($50,000)	-	50,000
June 5, 2023 ($150,000)	-	150,000
June 20, 2023 ($50,000) – Funding Commitment	-	50,000
July 13, 2023 ($50,000) – Funding Commitment	-	50,000
August 1, 2023 ($190,000) – Funding Commitment	-	190,000
August 7, 2023 ($50,000) – Funding Commitment	-	42,432
March 23, 2025 ($500,000)	-	-
Total notes payable to stockholder (current)	$-	$5,144,460

December 6, 2021 – $50,000

On December 6, 2021, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were used to be used for working capital purposes. Beginning on June 1, 2022, the loan required a payment of $4,303 per month, which included principal and interest with an interest rate of 6 % per annum. The total balance of principal and interest of $51,640 was converted to preferred C shares during the three months ended March 31, 2025.

February 11, 2022 – $150,000

On February 11, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on June 1, 2022, the loan required a payment of $12,910 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $154,920 was converted to preferred C shares during the three months ended March 31, 2025.

May 8, 2022 – $550,000

On May 8, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $550,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on June 1, 2022, the loan required a payment of $47,337 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $568,038 was converted to preferred C shares during the three months ended March 31, 2025.

May 16, 2022 – $1,100,000

On May 16, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $1,100,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Interest began accruing at the rate of 8.5% per annum on June 17, 2022 was converted to preferred C shares during the three months ended March 31, 2025.

F-12

May 18, 2022 – $450,000

On May 18, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Interest began accruing at the rate of 8.5% per annum on June 19, 2022 and was due on May 18, 2023. During the three months ended March 31, 2025, approximately $300,000 of this amount including accrued interest was converted to preferred C shares and $150,000 including accrued interest was converted to preferred D shares.

June 1, 2022 – $500,000

On June 1, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on August 1, 2022, the loan required a payment of $43,494 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $521,931 was due on July 1, 2023. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

June 30, 2022 – $922,028

On September 30, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $922,028 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on August 1, 2022, the loan required a payment of $80,206 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $962,469 was due on August 1, 2023. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

August 25, 2022 – $290,000

On August 25, 2022, the Company entered into a Loan Authorization Agreement for a loan of $290,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

November 15, 2022 – $450,000

On November 15, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

May 16, 2023 – $150,000

On May 16, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

May 18, 2023 – $50,000

On May 18, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

June 5, 2023 – $150,000

On June 5, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

F-13

Funding Commitment Agreement

On June 3, 2023, the Company entered into a Funding Commitment Agreement (the “Funding Commitment”) with its Chief Executive Officer and Chairman of the Board of Directors, Jaspreet Mathur, wherein Mr. Mathur committed to provide up to $1,000,000 of working capital to the Company over the next three months. Mr. Mathur agreed to the Funding Commitment in exchange for a one year convertible promissory note for each drawdown amount advanced to the Company with an annual interest rate of 10% and a balloon payment of principal and interest due at maturity, unless Mr. Mathur elects to convert the outstanding principal and interest into Class B Preferred Stock of the Company at the conversion price of $1.50 per share; provided, however, Mr. Mathur may only covert each note within the term of the Funding Commitment, in the event of the occurrence of the earlier of a public offering of securities of the Company pursuant to a registration statement filed with the SEC and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed on a national stock exchange, or a liquidation, merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For the avoidance of doubt, a national stock exchange includes Nasdaq, NYSE, and NYSE American, but excludes any over-the-counter quotation systems or trading platforms. The balance of the Funding Commitment are as follows:

	March 31,	December 31,
	2025	2024

June 20, 2023 ($50,000)	$-	$50,000
July 13, 2023 ($50,000)	-	50,000
August 1, 2023 ($190,000)	-	190,000
August 7, 2023 ($50,000 original)	-	42,432

Total notes payable to related parties (current)	$-	$332,432

During the three months ended March 31, 2025, this amount including accrued interest was converted to preferred D shares.

March 21, 2025 – $500,000

On March 21, 2025, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 12.5% per annum and is due within 6 months from the date of the agreement. Furthermore, the Company is required to issue 10,000 preferred C shares (issued on April 10, 2025) and 225,000 common stock shares (issued on April 10, 2025) under the agreement. These shares were calculated at fair value at the date of issuance and the Company recorded interest expense of $427,750. This loan balance was converted to preferred stock C during the three months ended March 31, 2025.

NOTE 6 – NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consisted of the following:

	March 31,	December 31,
	2025	2024

May 10, 2022 ($12,500)	$12,500	$12,500
May 10, 2022 ($12,500)	12,500	12,500
May 10, 2022 ($20,000)	20,000	20,000
May 31, 2022 ($5,000)	5,000	5,000
May 31, 2022 ($15,000)	15,000	15,000
June 9, 2022 ($15,000)	15,000	15,000
March 27, 2024 ($100,000)	-	100,000
April 22, 2024 ($49,139)	-	45,763
April 26, 2024 ($45,000)	-	45,000
June 25, 2024 ($32,000)	-	32,000
June 28, 2024 ($25,000)	-	15,000
March 15, 2024 ($419,428)	-	118,984
March 24, 2025 ($163,515)	-	-

Total notes payable to related parties (current)	$80,000	$436,747

F-14

●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	May 10, 2022 - $20,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $20,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	May 31, 2022 - $5,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $5,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	May 31, 2022 - $15,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	June 9, 2022 - $15,000

On June 9, 2022, the Company loaned share holder of the company $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of March 31, 2025 and December 31, 2024, the loan is due upon demand.

●	March 15, 2024 - $419,428

On March 12, 2024, Emblaze One, a company owned by the shareholder of the company, a related party, provided $419,428 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The balance was $189,376 as of September 30, 2024. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

●	March 27, 2024 - $100,000

On March 12, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $100,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

●	April 22, 2024 - $49,139

On April 22, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $49,139 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

●	April 26, 2024 - $45,000

On April 26, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $45,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

F-15

●	June 25, 2024 - $32,000

On June 25, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $32,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

●	June 28, 2024 - $25,000

On June 28, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $25,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

●	March 24, 2025 - $163,515

On March 24, 2025, Emblaze One, a company owned by the shareholder of the company, a related party, provided $163,515 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand. The amount including interest was converted to preferred stock C during the three months ended March 31, 2025.

NOTE 7 – LOAN PAYABLE

The Company entered into a loan payable agreement in July 2024 in the amount of $360,000 with a lender. The loan has interest rate of 15.51% per annum. The loan is an fully amortizable loan with maturity of 18 months. The loan is secured by the Company’s merchant account receivables. Loan payable amount was $315,398 and $240,133 as of March 31, 2025 and December 31, 2024, respectively.

NOTE 8 – STOCKHOLDERS’ DEFICIT

Common Stock

As of March 31, 2025 and December 31, 2024, the Company has 300,000,000 authorized shares of common stock par value $0.0001 per share.

Preferred Stock

As of March 31, 2025 and December 31, 2024, the Company has authorized 30,000,000 shares of preferred stock, 500,000 shares of which were designated as Class A Convertible Preferred Stock (“Class A Preferred Stock”) and 11,000,000 shares of which were designated as Class B Convertible Preferred Stock (“Class B Preferred Stock”). At March 31, 2025, the Company has authorized 5,000,00 shares, of which were designed as Class C Convertible Preferred Stock (“Class C Preferred Stock”) and 5,000,000 shares, of which were designated as Series D 15% Cumulative Redeemable Perpetual Preferred Stock (“Class D Preferred Stock”)

Class A Convertible Stock

As of March 31, 2025 and December 31, 2024, there were a total of 500,000 shares of Class A Preferred Stock issued and outstanding. The Class A Preferred Stock, when voting as a single class, has the votes of at least 60% of the voting power of the Company. Further, the holder of the Class A Preferred Stock can convert one share of Class A Preferred Stock into two shares of the Company’s common stock, subject to adjustment. In addition, the holder of the Class A Preferred Stock is entitled to a liquidation preference of the Company senior to all other securities of the Company.

Class B Convertible Stock

As of March 31, 2025 and December 31, 2024, there were a total of 531,356 shares of Class B Preferred Stock issued and outstanding. On October 23, 2023, pursuant to certain Conversion Agreements, the Company issued an aggregate of 10,349,097 shares of Class B Preferred Stock and extinguished $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097. The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into 0.067 shares of the Company’s Common Stock, at the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

On September 9, 2024, pursuant to the conversion agreement, the convertible B shareholders converted 9,286,385 shares of Class B Preferred Stock in exchange for 311,100 common stock. The conversion amount of Class B Preferred Stock was $15,230,601 at the date of conversion.

F-16

Class C Convertible Stock

Effective as of January 9, 2025, the Company filed an Amended and Restated Certification of Designation of Class C Convertible Preferred Stock (the “Class C Certificate”) with the Delaware Secretary of State and in accordance with the Delaware General Corporation Law. The Series C Certificate designates 5,000,000 shares of the Company’s Preferred Stock as Class C Convertible Preferred Stock with a par value of $0.0001 per share. As of March 31, 2025, there were a total of 345,094 shares of Class C Preferred Stock issued and outstanding. The Class C Stock ranks (i) junior to the Class A Preferred Stock and Class B Preferred Stock, (ii) senior to any other class or series of outstanding Preferred Stock or Common Stock, and (iii) prior to any other class or series of capital stock of the Company hereafter created, and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (the “Class C Stock Distribution Ranking”). The Class C Preferred Stock is not entitled to dividends except as required by law. The Class C Preferred Stock shall have no voting rights other than as set forth in the Certificate or as required by law. On each matter on which holders of Class C Preferred Stock are entitled to vote, each share of Class C Preferred Stock will be entitled to one vote.

Conversion Option. Upon a Liquidation Event ( as defined in the Class C Certificate) or at the option of the Holder, in the Holder’s sole discretion, any holder of Class C Preferred Stock shall be entitled at the office of the Company or any transfer agent for the Class C Preferred Stock designated by the Company to the holder in writing to convert the shares of Class C Preferred Stock into Common Stock by electing, in writing, to convert the shares of Class C Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class C Preferred Stock for one hundred (100) shares of Common Stock.

During the three months ended March 31, 2025, the Company issued the following Class C Convertible Stock”

●	Pursuant to the conversion agreement, the notes payable to shareholder including accrued interest in the amount of $2,824,253 was converted to 201,572 shares of Class C Preferred Stock. The conversion amount of Class C Preferred Stock was $20,157,200 at the date of conversion. The Company recognized loss from settlement of debt in the amount of $20,157,200 during the three months ended March 31, 2025.

●	The Company issued 5,000 shares of Class C Preferred Stock to Limitless Performance, Inc., related to settlement of license related to manufacturing and distributorship. The company recognized stock compensation expense of $500,000 during the three months ended March 31, 2025 which was the fair value based on common stock trading price at the date of conversion.

●	Pursuant to the conversion agreement, the notes payable to related party including accrued interest in the amount of $1,085,468 was converted to 97,692 shares of Class C Preferred Stock. The conversion amount of Class C Preferred Stock was $9,769,200 at the date of conversion. The Company recognized loss from settlement of debt in the amount of $9,769,200 during the three months ended March 31, 2025.

●	The Company issued 25,000 shares of Class C Preferred Stock to consultant for services. The Company recognized stock compensation expense of $1,037,500 during the three months ended March 31, 2025 which was the fair value based on common stock trading price at the date of conversion.

●	Pursuant to the conversion agreement, the vendor accounts payable of $1,583,000 was converted to 15,830 shares of Class C Preferred Stock. The conversion amount of Class C Preferred Stock was $1,583,000 at the date of conversion which was fair value based on common stock trading at the date of conversion. As a result, no gain or loss was recognized.

As a result of converting various related party notes payable to shares of Series C Preferred Stock, the Company recognized total loss from settlement of debt as summarized below:

Three Months Ended March 31,
2025

Conversion of $2,824,253 notes payable to shareholder	$20,157,200
Conversion of $1,085,468 notes payable to related party	9,769,200

Total loss from settlement of notes payable to shareholder and related parties	$29,926,400

Class D Convertible Stock

Effective as of January 23, 2025, the Company filed a Certificate of Designation of Series D 15% Cumulative Redeemable Perpetual Preferred Stock (the “Class D Certificate”) with the Delaware Secretary of State and in accordance with the Delaware General Corporation Law. As of March 31, 2025, there were a total of 145,000 shares of Class D Preferred Stock issued and outstanding. The Class D Preferred Stock ranks (i) junior to the Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock and all of the Company’s existing and future indebtedness (including indebtedness convertible into the Company’s Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Company’s existing subsidiaries and any future subsidiaries, (ii) senior to any other class or series of outstanding Preferred Stock or Common Stock, (iii) on parity with all equity securities issued by the Company with terms specifically providing that those equity securities rank on parity with the Class D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution, or winding up, and (iv) senior to any other class or series of capital stock of the Company hereafter created, and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (the ranking of the Class D Preferred Stock in relation to items (i)-(iv), the “Class D Stock Distribution Ranking”). Holders of the Class D Preferred Stock are entitled to receive cumulative cash dividends at the rate of 15% on the stated value of $25.00 per share of the Class D Preferred Stock per annum (equivalent to $3.75 per annum per share) (the “Class D Stock Dividend”). The Class D Stock Dividend is payable every quarter as and if declared by the Company’s board of directors and as permitted by law. The Class D Stock shall have no voting rights other than as set forth in the Certificate or as required by law. On each matter on which holders of the Class D Preferred Stock are entitled to vote, each share of Class D Preferred Stock will be entitled to one vote.

The Company may, at its option, redeem the Class D Preferred Stock (i) on or after the second anniversary of the date of the issuance of the Class D Stock, or (ii) at any time upon a Change of Control (as defined in the Class D Certificate). The Class D Preferred Stock is not redeemable by the holders of the Class D Preferred Stock under any circumstances. The cash redemption price of the Class D Preferred Stock is $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date. The Class D Preferred Stock is not convertible into or exchangeable for any shares of Common Stock or other capital stock of the Company. The Series D stock is permanent equity as the Company currently has no intention and it is not probable to redeem the Series D stock after 2 years.

F-17

During the three months ended March 31, 2025, the Company issued the following Class D Convertible Stock:

●	Pursuant to the conversion agreement, the notes payable to shareholder including accrued interest in the amount of $3,375,000 was converted to 135,000 shares of Class D Preferred Stock. The conversion amount of Class C Preferred Stock was $3,375,000 or $25 per share at the date of conversion.

●	On March 21, 2025, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Under this agreement, the Company also provided 10,000 preferred D shares. The Company recorded 10,000 preferred D shares at $250,000 or $25 per share which is deemed at fair value as the previous conversion rate for notes payable to shareholder was at $25 per share.

NOTE 9 – EQUITY BASED PAYMENTS

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values.

Stock Incentive Plans

The Company has the following stock incentive plans:

●	Stock Option Plan

Effective January 15, 2020, the Company adopted its 2020 Stock Option and Award Plan (the “2020 Stock Incentive Plan”). A total of 2,222 shares of the Company’s common stock were reserved for the 2020 Stock Incentive Plan. As of March 31, 2025 and December 31, 2024, there were no grants made under the 2020 Stock Incentive Plan. On May 4, 2023, the Company terminated the 2020 Stock Incentive Plan.

Effective August 9, 2022, the Company adopted its 2022 Incentive and Non-statutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to the Company. A total of 833,333 shares of the Company’s common stock is reserved for the 2022 Stock Option Plan.

The Company granted and issued the following stock options during the three months ended March 31, 2025:

○	The Company granted and issued 708,333 shares of common stock under the 2022 Stock Option Plan to its employees during the three months ended March 31, 2025. Under the stock option grant, these shares were fully vested at the time of issuance with no exercise price. The common stock share trading price was $0.52 per share at the time of issuances and the Company recognized $365,641 as stock compensation expense during the three months ended March 31, 2025.

●	Restricted Stock Plan

Effective August 9, 2022, the Company adopted its 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”). Under the 2022 Restricted Stock Plan, the Board of Directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Restricted Stock Plan.

The Company granted and issued the following restricted stock during the three months ended March 31, 2025:

○	The Company granted and issued 833,333 shares of common stock under the 2022 Restricted Stock Plan to its employees during the three months ended March 31, 2025. Under the plan, these shares were fully vested at the time of issuance with no exercise price. The common stock share trading price was $0.52 per share at the time of issuances and the Company recognized $430,166 as stock compensation expense during the three months ended March 31, 2025.

Stock Compensation - Others

At time to time, the Company issues common stock to its Board of Directors, outside service providers or consultants.

The Company had the following common stock issuances during the three months ended March 31, 2025:

●	Issuances of Shares for Accrued Board of Directors Compensation Settlement – The Company issued 1,945,000 common stock shares to its Board of Directors for prior year services of which the Company had accrued $972,500 as accrued board compensation at December 31, 2024. The accrued amount of $972,500 was settled with issuance of 1,945,000 common shares.

●	Issuances of Shares for Board of Directors Compensation – The Company issued 220,000 common stock shares to its Board of Directors for its services. The common stock share trading price was $1.00 per share at the time of issuance and the Company recognized $220,000 as stock compensation expense during the three months ended March 31, 2025.

●	Issuances of Shares to Consultants for Services – The Company issued 578,757 common stock shares to consultants. Some of these consultants require entire year of 2025 services, therefore, some of stock compensation expense of $403,518 was recorded as prepaid at March 31, 2025. The prepaid amount was $58,073 at March 31, 2025 and is recorded as prepaid expenses in the consolidated balance sheets.

●	Issuances of Shares for Accrued Salaries Settlement – The Company issued 1,340,598 common stock shares to its employees for prior year accrued wages of $536,251. The accrued amount of $536,251 was settled with issuance of 1,340,598 common shares.

●	Common Stock and Preferred D Shares Issuable from Additional Borrowings from Notes Payable to Shareholder ($500,000) – On March 21, 2025, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 12.5% per annum and is due within 6 months from the date of the agreement. Furthermore, the Company is required to issue 10,000 preferred C shares (issued on April 10, 2025) and 225,000 common stock shares (issued on April 10, 2025) under the agreement. These shares were calculated at fair value at the date of issuance and the Company recorded interest expense of $427,750. The $500,000 was converted to preferred stock C during the three months ended March 31, 2025.

F-18

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Royalty Payables – Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose,” and collectively with LPI, Smiles, and Divatrim, the “Licensors”) are all companies at least 50% owned by a shareholder of the Company. On December 1, 2021, the Company entered into manufacturing and distributorship license agreements (each, a “License Agreement”) with each of the Licensors to distribute each of the Licensors’ respective products and for payments to such Licensor for its product designs and distribution rights. Pursuant to the License Agreements, and each of them, the Company agreed to pay to such Licensors royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances. On October 1, 2023, the Company terminated each of the License Agreements; however, the Company maintained its license for NZT-48 with LPI. As of March 31, 2025 and December 31, 2024, the royalty payable was $229,714 and $220,535, respectively.

●	Notes Payable to Shareholder – The Company had various notes payable with its shareholder who is the Chief Executive Officer of the Company. As of March 31, 2025 and December 31, 2024, the Company had $0 and $5,144,460 outstanding. The amount outstanding at December 31, 2024 was converted to preferred C and D shares during the three months ended March 31, 2025. Refer to Note 8.

●	Notes Payable to Related Parties – The Company entered into various notes payable with shareholders of the Company. As of March 31, 2025 and December 31, 2024, the Company had $0 and $436,747 outstanding, respectively. The amount outstanding at December 31, 2024 was converted to preferred C shares during the three months ended March 31, 2025. Refer to Note 8.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations. The Company did not have any legal actions or claims that have a material effect on the results of operation or financial position of the Company.

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after March 31, 2025. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	Common Stock and Preferred C Shares Issuances (April 10, 2025) – On March 21, 2025, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 12.5% per annum and is due within 6 months from the date of the agreement. Furthermore, the Company is required to issue 10,000 preferred C shares and 225,000 common stock shares under the agreement. These shares were issued on April 10, 2025.

●	The Company issued 355,552 common shares on May 6, 2025 to a consultant for consulting services.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Limitless X Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Limitless X Holdings, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring net losses and negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

Due to recurring net losses and negative cash flows from operations for the year, the company evaluated the need for a going concern listed in Note 2. Auditing management’s evaluation of a going concern involves significant judgement given the fact that the Company uses management’s estimates on future revenues and expenses, which are not able to be easily substantiated. We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2024.

The Woodlands, TX

May 9, 2025

F-20

LIMITLESS X HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
December 31,	2024	2023

ASSETS
Current Assets:
Cash	$53,549	$116,100
Accounts receivables, net	24,984	116,888
Inventories	18,415	21,857
Prepaid expenses	11,700	12,500
Total current assets	108,648	267,345

Non-Current Assets:
Property and equipment, net	980	29,410
Other assets	11,208	10,985
Total non-current assets	12,188	40,395

Total assets	$120,836	$307,740

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$6,024,556	$7,318,230
Accrued interest	1,035,842	531,148
Royalty payable	220,535	-
Refunds and chargeback payable	55,296	62,264
Note payable	35,000	35,000
Notes payable to shareholder	5,144,460	5,152,028
Notes payable to related parties	436,747	80,000
Loan payable	240,133	-
Total current liabilities	13,192,569	13,178,670

Total liabilities	13,192,569	13,178,670

Commitments and contingencies

Preferred Stock B - $0.0001 par value; 30,000,000 authorized shares; 531,356 and 10,349,097 shares issued and outstanding, respectively	1,742,953	16,973,554

Stockholders’ deficit
Preferred Stock A - $0.0001 par value; 30,000,000 authorized shares; 500,000 shares issued and outstanding	50	50
Common Stock- $0.0001 par value; 300,000,000 authorized shares; 8,594,681 shares and 3,992,234 shares issued and outstanding, respectively	859	399
Common stock issuable, 133,332 shares at December 31, 2024	83,555	-
Additional paid-in-capital	23,941,779	4,793,068
Accumulated deficit	(38,840,929)	(34,638,001)
Total stockholders’ deficit	(14,814,686)	(29,844,484)

Total liabilities and stockholders’ deficit	$120,836	$307,740

The accompanying notes are an integral part of these consolidated financial statements.

F-21

LIMITLESS X HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2024	2023

Net Revenue
Product sales	3,355,961	15,484,495
Rentals	-	15,000
Total net revenue	3,355,961	15,499,495

Cost of Revenue
Cost of revenue	1,105,879	4,672,408
Total cost of sales	1,105,879	4,672,408

Gross profit	2,250,082	10,827,087

Operating expenses:
General and administrative	379,771	2,826,652
Advertising and marketing	1,997,123	9,944,457
Professional fees	876,243	1,514,516
Salaries and compensation	2,879,870	2,880,398
Total operating expenses	6,133,007	17,166,023

Loss from operations	(3,882,925)	(6,338,936)

Other income (expense)
Interest expense	(512,619)	(897,287)
Other income	10,477	17,056
Other expense	(7,825)	(30,000)
Gain (Loss) on debt settlement	216,914	(6,624,457)
Gain on disposal of assets	(26,035)	-
Total other income (expense), net	(319,088)	(7,534,688)

Net loss from continuing operations	(4,202,013)	(13,873,624)

Loss from discontinued operations	-	(1,854)

Loss before income tax provision	(4,202,013)	(13,875,478)

Income tax provision	915	-

Net loss	$(4,202,928)	$(13,875,478)

Earnings (Loss) Per Share:
Net loss per common share - basic and diluted - continued	$(0.83)	$(3.51)
Net loss per common share - basic and diluted - discontinued	$-	$(0.00)
Total	$(0.83)	$(3.51)

Weighted average number of common shares	5,068,134	3,957,486

The accompanying notes are an integral part of these consolidated financial statements.

F-22

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock B		Preferred Stock A		Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated deficit	Total Stock-holder’s Equity
Balance at December 31, 2022 (restated)			500,000	$50	3,944,571	$394	47,663	$693,311	$2,966,162	$(20,762,523)	$(17,102,606)

Issuance of common stock from common stock issuable	-	-	-	-	47,663	5	(47,663)	(693,311)	693,306	-	-

Vybe deconsolidation	-	-	-	-	-	-	-	-	1,133,600	-	1,133,600

Conversion of convertible notes and interest payable	10,349,097	$16,973,554	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-		-	-	-	(13,875,478)	(13,875,478)

Balance at December 31, 2023	10,349,097	$16,973,554	500,000	$50	3,992,234	$399	-	-	$4,793,068	$(34,638,001)	$(29,844,484)

Salaries conversion to common stock	-	-	-	-	3,202,464	320	-	-	3,202,144	-	3,202,464

Preferred B conversion to common stock	(9,286,385)	(15,230,601)	-	-	311,100	31	-	-	15,230,570	-	15,230,601

Vendor debt conversion to common stock	-	-	-	-	788,883	79	-	-	631,027	-	631,106

Consulting services - issuance of common stock	-	-	-	-	300,000	30	-	-	84,970	-	85,000
	-	-	-	-
Shares issuable for consulting services	-	-	-	-	-	-	133,332	83,555	-	-	83,555

Net loss	-	-	-	-	-	-	-	-	-	(4,202,928)	(4,202,928)

Balance at December 31, 2024	1,062,712	$1,742,953	500,000	$50	8,594,681	$859	133,332	$83,555	$23,941,779	$(38,840,929)	$(14,814,686)

The accompanying notes are an integral part of these consolidated financial statements.

F-23

LIMITLESS X HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2024	2023

Cash flows from operating activities:
Net loss	$(4,202,928)	$(13,873,624)
Income (loss) from discontinued operations	-	(1,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,392	4,450
Stock compensation for services	83,555	-
Common stock issued for professional fees	85,000	-
Loss from disposal of fixed assets	26,035	-
Loss on settlement of debt	(216,914)	6,624,457
Changes in assets and liabilities:
Accounts receivables, net	91,904	300,717
Inventories	3,442	887,452
Prepaid expenses	800	(12,500)
Other assets	(223)	67,980
Accounts payable and accrued expenses	3,261,507	504,511
Royalty payable	220,535	(1,114,403)
Refunds and chargeback payable	(6,968)	(269,954)
Net cash used in operating activities from continuing operations	(651,863)	(6,882,768)
Net cash provided by operating activities from discontinued operations	-	8,256
Net cash used in operating activities	(651,863)	(6,874,512)

Cash flows from investing activities:
Purchases of equipment	-	(1,604)
Net cash used in investing activities	-	(1,604)

Cash flows from financing activities:
Proceeds from convertible debt	-	500,000
Borrowings from (repayments to) borrowings from stockholder	(7,568)	690,000
Proceeds from loan payable	240,133	-
Proceeds from borrowings from related parties	356,747	-
Net cash provided by financing activities	589,312	1,190,000

Net increase(decrease) in cash	(62,551)	(5,686,116)

Cash – beginning of period	116,100	5,802,216

Cash – end of period	$53,549	$116,100

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$-	$2,334
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes and interest payables	$-	$10,349,097
Conversion of vendor debt to common stock	$788,881	$-
Conversion of accrued salaries to common stock	$3,202,464	$-
Conversion of Preferred B Shares to common stock	$15,230,601	$-
Decrease in due to Emblaze One, Inc. by Limitless X due to deconsolidation	$-	$(1,167,011)
Increase in due from Vybe Labs, Inc. by Limitless X due to deconsolidation	$-	$1,133,600

The accompanying notes are an integral part of these consolidated financial statements.

F-24

LIMITLESS X HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND HISTORY

On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests approximately six months from the Acquisition Closing as part of the LimitlessX Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings Inc. (“Limitless”).

The LimitlessX Acquisition was accounted for as a “reverse merger” following the completion of the transaction. For accounting purposes, LimitlessX was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Bio Lab. Accordingly, LimitlessX’s assets, liabilities, and results of operations became the historical financial statements of the registrant. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

The Company (as defined below) is a lifestyle brand, focused in the health and wellness industry. Initially, the Company focused on nutritional supplements, wellness studies, and interactive training videos and has since focused its business on performance marketing, sales of digital services, and sales of products. The Company’s mission is to provide businesses a turnkey solution to sell their products. Company teams include sales, marketing, user interface design (UI), user experience design (UX), fulfillment, customer support, labeling, product manufacturing, consulting, retailing, and payment processing, among others.

The Company currently offers products online only. The Company has manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute branded products on behalf of its clients. The Company orders products from third party partner manufacturers that make the products according to the Company’s custom formulations, and brands them using the Company’s licensed trademarks. Products are then marketed and sold direct to consumers online. Orders are fulfilled and shipped directly from the Company’s licensors. The Company plans to offer global marketing services across all areas of the sales process, including market research, brand and product development, and digital advertising operating as an integrated marketing agency.

The Company operates in the following product and service sectors: (i) health products and (ii) digital marketing services. The health products sector included the sales of health products in two primary vertical markets: (1) health & wellness; and (2) beauty & skincare. The digital marketing service sector includes digital marketing; digital and print design; social media marketing; and direct-to-consumer marketing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Reporting

The accompanying consolidated financial statements include the accounts of Limitless X Holdings Inc. (a holding company) and its wholly owned operating subsidiaries: Limitless X, Inc., Vybe Lab Inc. (for 2022 and deconsolidated on June 1, 2023), and Prime Time Live, Inc. (collectively, the “Company”). All intercompany balances have been eliminated during consolidation.

F-25

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $38.8 million at December 31, 2024, and had a net loss of $4.2 million for the year ended December 31, 2024 and net cash used in operating activities of $0.7 million for the year ended December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through loans and has not experienced any liquidity problems in settling payables in the normal course of business and repaying loans when they fall due. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Operating segments comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company consists of a single reporting segment: wrestling entertainment. The wrestling entertainment segment is comprised of the Company’s developing, producing, promoting, and distributing female wrestling events in the United States under the LFC brand name through live entertainment events, digital home videos, broadcast television networks, video on demand, and digital media channels. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer.

The accounting policies of the wrestling entertainment segment are as described in the summary of significant accounting policies. The CODM evaluates the performance of the wrestling entertainment segment based on the Company’s net income (loss) as reported in the Statements of Operations. The Company’s segment assets are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, net earnings and net earnings excluding the impact of the fair value adjustment, a non-GAAP financial measure. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. The Company does not have any operations or sources of revenue outside of the United States. The Company does not have any customer representing more than 10% of total revenues for any period presented.

Segment Reporting

Operating segments comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company consists of a single reporting segment providing direct to consumer e-commerce services for the Company’s health and wellness products, with a primary emphasis on dietary supplements. The Company’s current lead products are NZT-48, NZT-48 Lions mane, NZT-48 For Her and Oneshot Nootropic Pre-Workout.

F-26

The Company’s other businesses Limitless Films, Inc. (formed December 2024), XocelForte Therapeutics Inc. (formed in Augusts 2024), Limitless Entertainment, Inc. (December 2024), Limitless Digital Assets, Inc. (formed in December 2024) and Limitless Living Inc. (formed in December 2024) did not have any transactions during 2024.

The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The accounting policies of the direct-to-consumer ecommerce services segment are as described in the summary of significant accounting policies. The CODM evaluates the performance of the direct-to-consumer ecommerce services segment based on the Company’s net income (loss) as reported in the Statements of Operations. The Company’s segment assets are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, net earnings and net earnings. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. The Company does not have any operations or sources of revenue outside of the United States. The Company does not have any customer representing more than 10% of total revenues for any period presented. Accordingly, the CODM considers the revenue, operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expense or asset information that are supplemental to those disclosed in these consolidated financial statements that are regularly provided to the CODM.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include demand deposits carried at cost which approximates fair value. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”).

Concentration of Credit Risk

The Company offers its services to a small number of clients. This risk of non-payment by these clients is considered minimal and the Company does not generally obtain collateral for sales. The Company continually monitors the credit standing of its clients.

Accounts Receivable, net

Accounts receivable, net consists primarily of trade receivables, net of allowances for doubtful accounts. The Company sells its products and services for cash or on credit terms, which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. The Company estimates its allowance for doubtful accounts and the related expected credit loss based upon the Company’s historical credit loss experience, adjusted for asset-specific risk characteristics, current economic conditions, and reasonable forecasts. Accounts receivables are written off when determined to be uncollectible. The Company did not require and did not have an allowance for doubtful accounts.

Inventories

Inventories are valued at the lower-of-cost or net realizable value on a first-in, first-out basis, adjusted for the value of inventory that is determined to be excess, obsolete, expired, or unsaleable. Inventories primarily consisted of finished goods.

Advertising and Marketing

Advertising and marketing costs are charged to expense as incurred. Advertising and marketing costs were approximately $1,997,123 and $9,944,457 for the years ended December 31, 2024 and 2023, respectively, and are included in operating expenses in the accompanying statements of operations.

F-27

Property and Equipment, net

Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation of property and equipment is over the estimated useful life of five to ten years using the straight-line method.

	December 31, 2024	December 31, 2023

Machinery and equipment	$1,604	$39,067
Total	1,604	39,067

Less: accumulated depreciation	(624)	(9,657)

Total equipment, net	$980	$29,410

Depreciation expense was $2,392 and $4,450 for the years ended December 31, 2024 and 2023, respectively. The Company disposed approximately $37,000 of equipment and recorded a loss on disposal of fixed assets of approximately $26,000 for the year ended December 31, 2024.

Revenue Recognition

Product Sales

The Company recognizes revenue when performance obligations under the terms of a contract with its customer are satisfied. The Company has determined that fulfilling and delivering products is a single performance obligation. Revenue is recognized at the point in time when the Company has satisfied its performance obligation and the customer has obtained control of the products or when the service is fully. This generally occurs when the product is delivered to or picked up by the customer based on applicable shipping terms, which is typically within 15 days. Revenue is measured as the amount of consideration expected to be received in exchange for fulfilled product orders,

While customers generally have a right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies for defective or non-conforming products may include a refund or exchange. As a result, the right of return is estimated and recorded as a reduction in revenue at the time of sale, if necessary.

The Company’s customer contracts identify product quantity, price, and payment terms. Payment terms are granted consistent with industry standards. Although some payment terms may be more extended, the majority of the Company’s payment terms are less than 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Amounts billed and due from customers are classified as Accounts Receivables on the Balance Sheet.

The Company utilizes third-party contract manufacturers for the manufacture of its products. The Company has evaluated whether it is the principal or agent in these relationships. The Company has determined that it is the principal in all cases, as it retains the responsibility for fulfillment and risk of loss, as well as for establishing the price.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, the Company has elected the practical expedient to expense the incremental costs to obtain a contract, because the amortization period would be less than one year, and the practical expedient for shipping and handling costs. Shipping and handling costs incurred to deliver products to customers are accounted for as fulfillment activities, rather than a promised service, and as such are included in Cost of Goods Sold in the Statements of Operations.

F-28

Cost of Sales

Cost of goods sold includes the cost of inventory sold during the period as well as certain commission fees, returns, chargebacks, distribution and shipping and handling costs. The amount shown is net of various rebates from third-party vendors in the form of payments.

Refunds Payable

If customers are not satisfied for any reason, they may request a full refund, processed to the original form of payment, within 30 days from the order date. If the order has already been shipped, the Company charges a 20% restocking fee. The Company’s estimate of the reserve is based upon the Company’s most historical experience of actual customer returns. Additionally, the Company considers other factors in estimating the reserve, such as hiring a new internal team with more resources for the refund process.

Chargebacks Payable

Once customers successfully dispute chargebacks with the payment processor, the Company returns such funds to the payment processor to return to the customer.

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Earnings (Loss) per Share

The Company calculates earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share (“EPS”) is computed by dividing earnings (losses) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company had a loss for the years ended December 31, 2024 and 2023.

Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values. The Company applies the provisions of ASC 718, “Compensation - Stock Compensation,” using a modified prospective application, and the Black-Scholes model to value stock options. Under this application, the Company records compensation expense for all awards granted. Compensation costs will be recognized over the period that an employee provides service in exchange for the award. During the year ended December 31, 2024 and the year ended December 31, 2023, the Company granted no options under the 2020 Stock Incentive Plan and 2022 Stock Option Plan.

F-29

General Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits, and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company purchases merchandise from 6 suppliers, and the Company’s 2 largest suppliers accounted for 62% of total purchases for the year ended December 31, 2024 and 2 largest suppliers accounted for 72% of total purchases for the year ended December 31, 2023. A significant portion of the Company’s inventory is manufactured abroad in Asia. Foreign imports subject the Company to the risks of changes in, or the imposition of new, import tariffs, duties or quotas, new restrictions on imports, loss of “most favored nation” status with the United States for a particular foreign country, antidumping or countervailing duty orders, retaliatory actions in response to illegal trade practices, work stoppages, delays in shipment, freight expense increases, product cost increases due to foreign currency fluctuations or revaluations, public health issues that could lead to temporary closures of facilities or shipping ports, such as the recent outbreak of COVID-19, and other economic uncertainties. If a disruption of trade were to occur from the countries in which the suppliers of the Company’s vendors are located, the Company may be unable to obtain sufficient quantities of products to satisfy its requirements, or the cost of obtaining products may increase.

A substantial amount of the Company’s inventory is manufactured abroad. From time to time, shipping ports experience capacity constraints (such as delays associated with COVID-19), labor strikes, work stoppages or other disruptions that may delay the delivery of imported products. A contract dispute may lead to protracted delays in the movement of the Company’s products, which could further delay the delivery of products to the Company’s stores and impact net sales and profitability. In addition, other conditions outside of the Company’s control, such as adverse weather conditions or acts of terrorism or war, such as the current conflict in Ukraine, could significantly disrupt operations at shipping ports or otherwise impact transportation of the imported merchandise we sell, either through supply chain disruptions, or rising freight and fuel costs.

Operating Lease

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component and are month-to-month during the year ended December 31, 2024 and 2023.

Recent Accounting Pronouncements

In December 2019, FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends existing guidance related to the accounting for income taxes. This ASU is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company evaluated the effects of adoption of this guidance on the financial statements and did not have any material impact on its consolidated financial statements.

F-30

In June 2016, the FASB issued an accounting standards update which changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. This update replaces the existing incurred loss impairment model with an expected loss model (referred to as the Current Expected Credit Loss model, or “CECL”). The standard update, and its related amendments, will become effective for the fiscal year beginning on January 1, 2023. The Company evaluated the effects of adoption of this guidance on the financial statements and did not have any material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280). The amendments in this update expand segment disclosure requirements, including new segment disclosure requirements for entities with a single reportable segment among other disclosure requirements. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of ASU 2023-07 has not had a material effect on the Company’s statements and disclosures.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – FAIR VALUE MEASUREMENTS

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. There were no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. There have been no transfers between levels.

NOTE 4 – DISCONTINUED OPERATIONS

Discontinued Operations

The Company reports discontinued operations by applying the following criteria in accordance with ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations: (1) Component of an entity; (2) Held for sale criteria; and (3) Strategic shift.

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock (the “Vybe Sale Agreement”) with Emblaze One, Inc., a Nevada corporation, (“Emblaze”) wherein the Company sold all 5,000 of its shares of common stock of its wholly owned subsidiary, Vybe Labs, Inc., a Delaware corporation (“Vybe”). Emblaze is a company 100% owned by the Company’s Chief Executive Officer, Chairman of the Board of Directors, and majority shareholder, Jaspreet Mathur.

F-31

Income and expense related to Vybe were as follows for year ended December 31, 2023:

Year Ended December 31,	2023

Net revenue	-
Cost of revenue	-
Gross profit (loss)	-

Operating expenses:
General and administrative	1,305
Professional fees	549
Total operating expenses	1,854

Loss before income tax provision	(1,854)

Income tax provision	-

Net loss	(1,854)

NOTE 5 – DECONSOLIDATION (Sale of Vybe Labs, Inc.)

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock (the “Vybe Sale Agreement”) with Emblaze One, Inc., a Nevada corporation, (“Emblaze”) wherein the Company sold all 5,000 of its shares of common stock of its wholly owned subsidiary, Vybe Labs, Inc., a Delaware corporation (“Vybe”). Emblaze is a company 100% owned by the Company’s Chief Executive Officer, Chairman of the Board of Directors, and majority shareholder, Jaspreet Mathur.

On June 1, 2023, the Company agreed to a settlement of a debt in the amount of $1,167,011 and interest payable of $47,188 owed by the Company to Emblaze, a related party, under two Loan Authorization and Agreements dated April 1, 2022 and December 31, 2022, in the principal amounts of $237,610 and $929,401, respectively, and interest payable of $10,012 and $37,176, respectively, as part of the Vybe Sales Agreement with Emblaze.

The transaction is recorded as follows at the date of this transaction:

June 1,
2023

Total assets and liabilities deconsolidated for Vybe:
Total assets	$80,600
Total liabilities	(1,214,200)

Net assets (liabilities)	$(1,133,600)

Net amount of additional paid in contribution due to deconsolidation and due to and due from between intercompany balance settlement	$1,133,600

NOTE 6 – ROYALTY PAYABLES

Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose,” and collectively with LPI, Smiles, and Divatrim, the “Licensors”) are all companies at least 50% owned by a shareholder of the Company. On December 1, 2021, the Company entered into manufacturing and distributorship license agreements (each, a “License Agreement”) with each of the Licensors to distribute each of the Licensors’ respective products and for payments to such Licensor for its product designs and distribution rights. Pursuant to the License Agreements, and each of them, the Company agreed to pay to such Licensors royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

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As of December 31, 2024 and 2023, the royalty payable was $220,535 and $0, respectively.

On October 1, 2023, the Company terminated each of the License Agreements; however, the Company maintained its license for NZT-48 with LPI.

NOTE 7 – NOTE PAYABLE

On March 1, 2021, an individual loaned the predecessor company $35,000 in exchange for an unsecured promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before March 1, 2022. The maturity date was extended to December 31, 2022. Interest is due and payable on the first day of each month. As of December 31, 2024 and 2023, the Company owes $35,000 in principal and accrued interest of $13,345 and $4,595 as of December 31, 2024 and 2023, respectively.

NOTE 8 – CLASS B PREFERRED STOCK

On October 23, 2023, pursuant to certain Conversion Agreements, the Company issued an aggregate of 10,349,097 shares of Class B Preferred Stock and extinguished $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097. The conversion resulted in recording of loss in settlement of debt of $6,624,457 based on the market price of common stock at the date of conversion.

The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into two shares of Common Stock at the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

On January 3, 2017, the Company filed an Amendment to Certificate of Designation with the Nevada Secretary of State defining the rights and preferences of the Series A Convertible Preferred shares. Series A Convertible Preferred stock shall be convertible into common shares at the rate of the closing market price on the day of the conversion notice equal to the dollar amount of the value of the Series A Convertible Preferred shares, and holders shall have no voting rights on corporate matters, unless and until they convert their Series A Convertible Preferred shares into Common shares, at which time they will have the same voting rights as all Common Shareholders have; their consent shall not be required for taking any corporate action.

The Class B Preferred Stock has been classified outside of permanent equity and liabilities since it embodies a conditional obligation that the Company may settle by issuing a variable number of equity shares and the monetary value of the obligation is based on a fixed monetary amount known at inception. The Company has recorded $16,972,519, which represents 10,349,097 Series B Preferred Stock at $1.64 per share, issued and outstanding as of December 31, 2023, outside of permanent equity and liabilities.

In October 2024, 9,286,385 Series B Preferred Stock were converted into 311,100 shares of common stock. The Company recorded a reduction of $15,230,601 of Series B Preferred Stock amount at the time of conversion.

F-33

NOTE 9 – NOTES PAYABLE TO SHAREHOLDER

Notes payable to shareholder consisted of the following:

	December 31,	December 31,
	2024	2023

December 6, 2021 ($50,000)	$50,000	$50,000
February 11, 2022 ($150,000)	150,000	150,000
May 8, 2022 ($550,000)	550,000	550,000
May 16, 2022 ($1,100,000)	1,100,000	1,100,000
May 18, 2022 ($450,000)	450,000	450,000
June 1, 2022 ($500,000)	500,000	500,000
June 30, 2022 ($922,028)	922,028	922,028
August 25, 2022 ($290,000)	290,000	290,000
November 15, 2022 ($450,000)	450,000	450,000
May 16, 2023 ($150,000)	150,000	150,000
May 18, 2023 ($50,000)	50,000	50,000
June 5, 2023 ($150,000)	150,000	150,000
June 20, 2023 ($50,000) – Funding Commitment	50,000	50,000
July 13, 2023 ($50,000) – Funding Commitment	50,000	50,000
August 1, 2023 ($190,000) – Funding Commitment	190,000	190,000
August 7, 2023 ($50,000) – Funding Commitment	42,432	50,000
Total notes payable to stockholder (current)	$5,144,460	$5,152,028

●	December 6, 2021 – $50,000

On December 6, 2021, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were used to be used for working capital purposes. Beginning on June 1, 2022, the loan required a payment of $4,303 per month, which included principal and interest with an interest rate of 6 % per annum. The total balance of principal and interest was due on May 1, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	February 11, 2022 – $150,000

On February 11, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on June 1, 2022, the loan required a payment of $12,910 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest was due on May 1, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 8, 2022 – $550,000

On May 8, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $550,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $550,000 and $550,000, respectively. Beginning on June 1, 2022, the loan required a payment of $47,337 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest was due on May 1, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 16, 2022 – $1,100,000

On May 16, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $1,100,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Interest began accruing at the rate of 8.5% per annum on June 17, 2022 and was due on May 16, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

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●	May 18, 2022 – $450,000

On May 18, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Interest began accruing at the rate of 8.5% per annum on June 19, 2022 and was due on May 18, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	June 1, 2022 – $500,000

On June 1, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on August 1, 2022, the loan required a payment of $43,494 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest was due on July 1, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	June 30, 2022 – $922,028

On June 30, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $922,028 from a shareholder, the proceeds of which were to be used for working capital purposes. Beginning on August 1, 2022, the loan required a payment of $80,206 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest was due on August 1, 2023. As of December 31, 2024 and 2023, the loan is due upon demand.

●	August 25, 2022 – $290,000

On August 25, 2022, the Company entered into a Loan Authorization Agreement for a loan of $290,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand.

●	November 15, 2022 – $450,000

On November 15, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand.

●	May 16, 2023 – $150,000

On May 16, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand.

●	May 18, 2023 – $50,000

On May 18, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand.

●	June 5, 2023 – $150,000

On June 5, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand.

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●	Funding Commitment Agreement

On June 3, 2023, the Company entered into a Funding Commitment Agreement (the “Funding Commitment”) with its Chief Executive Officer and Chairman of the Board of Directors, Jaspreet Mathur, wherein Mr. Mathur committed to provide up to $1,000,000 of working capital to the Company over the next six months. Mr. Mathur agreed to the Funding Commitment in exchange for a one year convertible promissory note for each drawdown amount advanced to the Company with an annual interest rate of 10% and a balloon payment of principal and interest due at maturity, unless Mr. Mathur elects to convert the outstanding principal and interest into Class B Preferred Stock of the Company at the conversion price of $1.50 per share; provided, however, Mr. Mathur may only covert each note within the term of the Funding Commitment, in the event of the occurrence of the earlier of a public offering of securities of the Company pursuant to a registration statement filed with the SEC and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed on a national stock exchange, or a liquidation, merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For the avoidance of doubt, a national stock exchange includes Nasdaq, NYSE, and NYSE American, but excludes any over-the-counter quotation systems or trading platforms. The balance of the Funding Commitment are as follows:

	December 31, 2024	December 31, 2023

June 20, 2023 ($50,000)	$50,000	$50,000
July 13, 2023 ($50,000)	50,000	50,000
August 1, 2023 ($190,000)	190,000	190,000
August 7, 2023 ($50,000)	42,432	50,000
Total Funding Commitment	$332,432	$340,000

As of December 31, 2024 and 2023, the balance of notes payable to shareholder under the Funding Commitment was $332,432 and $340,000, respectively.

Total accrued interest related to notes payable to shareholder as of December 31, 2024 and 2023 was $917,536 and $508,524, respectively. Interest expense related to notes payable to shareholder for the year ended December 31, 2024 and 2023 was $409,012 and $375,586, respectively.

NOTE 10 – NOTES PAYABLE TO RELATED PARTIES

Notes payable to related party consisted of the following:

	December 31,	December 31,
	2024	2023

May 10, 2022 ($12,500)	$12,500	$12,500
May 10, 2022 ($12,500)	12,500	12,500
May 10, 2022 ($20,000)	20,000	20,000
May 31, 2022 ($5,000)	5,000	5,000
May 31, 2022 ($15,000)	15,000	15,000
June 9, 2022 ($15,000)	15,000	15,000
March 27, 2024 ($100,000)	100,000	-
April 22, 2024 ($49,139)	45,763	-
April 26, 2024 ($45,000)	45,000	-
June 25, 2024 ($32,000)	32,000	-
June 28, 2024, 2024 ($25,000)	15,000	-
March 15, 2024 ($419,428)	118,984	-

Total notes payable to related parties (current)	$436,747	$80,000

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●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 10, 2022 - $20,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $20,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 31, 2022 - $5,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $5,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	May 31, 2022 - $15,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	June 9, 2022 - $15,000

On June 9, 2022, the Company loaned share holder of the company $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of December 31, 2024 and 2023, the loan is due upon demand.

●	March 15, 2024 - $419,428

On March 12, 2024, Emblaze One, a company owned by the shareholder of the company, a related party, provided $419,428 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

●	March 27, 2024 - $100,000

On March 12, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $100,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

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●	April 22, 2024 - $49,139

On April 22, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $49,139 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

●	April 26, 2024 - $45,000

On April 26, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $45,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

●	June 25, 2024 - $32,000

On June 25, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $32,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

●	June 28, 2024 - $25,000

On June 28, 2024, EM1 Capital, a company owned by the shareholder of the company, a related party, provided $25,000 as a loan that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on demand.

Total accrued interest related to notes payable to shareholder as of December 31, 2024 and 2023 was $58,160 and $11,127, respectively. Interest expense related to notes payable to shareholder for the year ended December 31, 2024 and 2023 was $47,592 and $8,000, respectively.

NOTE 11 – LOAN PAYABLE

In July 2024, the Company entered into a merchant account loan payable with Shopify in the amount of $360,000. The loan is payable daily over 306 days with interest rate at 15.51% per annum. The loan payable balance was $240,133 at December 31, 2024 and is expected to be fully paid in 2025.

NOTE 12 – CREDIT CARD SETTLEMENT

The Company had settled American Express credit card liability of $292,251 as of December 31, 2024 to $200,000 which resulted a gain in settlement of debt of $92,251 for the year ended December 31, 2024. The gain in settlement of debt is recorded in other income in the statements of operations.

NOTE 13 – STOCKHOLDERS’ EQUITY

Common Stock

As of December 31, 2024 and 2023, the Company had 300,000,000 authorized shares of common stock par value $0.0001 per share and had 8,594,681 shares and 3,992,234 shares issued and outstanding, respectively.

●	Common Stock Issued for Services – In December 2024, the Company issued approximately 300,000 shares of common stock for services provided to the Company. These shares were valued at fair value at the time of issuance and recorded stock compensation expense of $85,000, for the year ended December 31, 2024.

●	Common Stock Issuable for Services – In December 2024, the Company had common stock issuable of 133,332 shares of common stock for services provided to the Company. These shares were valued at fair value at the time of issuance and recorded stock compensation expense of $83,555 for the year ended December 31, 2024.

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●	Vendor Debt Conversion to Common Stock – In December 2024, the Company had vendor payable in the amount of $788,801 that was converted to common stock and issued 788,883 shares of common stock. As a result of the conversion, the Company recorded as gain of $157,775 which was recorded as a gain in debt settlement in other income in the statements of operations and off-set against additional paid-in capital netting to $631,106.

●	Salaries Conversion to Common Stock – In December 2024, the Company had accrued compensation in the amount of $3,202,464 that was converted to common stock and issued 3,202,464 shares of common stock.

Preferred Stock

As of December 31, 2024 and 2023, the Company has authorized 30,000,000 shares of preferred stock, 500,000 shares of which were designated as Class A Convertible Preferred Stock (“Class A Preferred Stock”).

●	Class A Convertible Stock – As of December 31, 2024 and 2023, there were a total of 500,000 shares of Class A Preferred Stock issued and outstanding. The Class A Preferred Stock, when voting as a single class, has the votes of at least 60% of the voting power of the Company. Further, the holder of the Class A Preferred Stock can convert one share of Class A Preferred Stock into two shares of the Company’s common stock, subject to adjustment. In addition, the holder of the Class A Preferred Stock is entitled to a liquidation preference of the Company senior to all other securities of the Company.

●	Class B Convertible Stock – On October 23, 2023, pursuant to certain Conversion Agreements, the Company issued an aggregate of 10,349,097 shares of Class B Preferred Stock and extinguished $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097. The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into two shares of Common Stock at the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

●	Class B Convertible Stock – On September 9, 2024, pursuant to the conversion agreement, the convertible B shareholders converted 9,286,385 shares of Class B Preferred Stock in exchange for 311,100 common stock. The conversion amount of Class B Preferred Stock was $15,230,601 at the date of conversion.

NOTE 14 – EQUITY BASED PAYMENTS

The Company had the following equity-based plan:

●	Stock Incentive Plans

Effective January 15, 2020, the Company adopted its 2020 Stock Option and Award Plan (the “2020 Stock Incentive Plan”). Under the 2020 Stock Incentive Plan, the Board of Directors may grant options or purchase rights to purchase common stock to officers, employees, and other persons who provide services to the Company or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase price, conditions and other terms of each award are determined by the Board of Directors, except that the term of the options shall not exceed ten years. A total of 2,222 shares of the Company’s common stock is reserved for the 2020 Stock Incentive Plan. The shares issued for the 2020 Stock Incentive Plan may be either treasury or authorized and unissued shares. During the year ended December 31, 2024 and 2023, the Company granted no options under the 2020 Stock Incentive Plan.

Effective August 9, 2022, the Company adopted its 2022 Incentive and Non-statutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to the Company. A total of 833,333 shares of the Company’s common stock is reserved for the 2022 Stock Option Plan. During the year ended December 31, 2024 and 2023, the Company granted no options under the 2022 Stock Option Plan.

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NOTE 15 – RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Royalty Payables – Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose,” and collectively with LPI, Smiles, and Divatrim, the “Licensors”) are all companies at least 50% owned by a shareholder of the Company. On December 1, 2021, the Company entered into manufacturing and distributorship license agreements (each, a “License Agreement”) with each of the Licensors to distribute each of the Licensors’ respective products and for payments to such Licensor for its product designs and distribution rights. Pursuant to the License Agreements, and each of them, the Company agreed to pay to such Licensors royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances. As of December 31, 2024 and 2023, the royalty payable was $220,535 and $0, respectively. On October 1, 2023, the Company terminated each of the License Agreements; however, the Company maintained its license for NZT-48 with LPI.

●	Notes Payable to Shareholder – The Company had various notes payable with its shareholder who is the Chief Executive Officer of the Company. Refer to Note 9.

●	Notes Payable to Related Parties – The Company entered into various notes payable with shareholders of the Company. As of December 31, 2024 and 2023, the Company had $80,000 outstanding. Refer to Note 10.

●	On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock (the “Vybe Sale Agreement”) with Emblaze One, Inc., a Nevada corporation, (“Emblaze”) wherein the Company sold all 5,000 of its shares of common stock of its wholly owned subsidiary, Vybe Labs, Inc., a Delaware corporation (“Vybe”). Emblaze is a company 100% owned by the Company’s Chief Executive Officer, Chairman of the Board of Directors, and majority shareholder, Jaspreet Mathur.

NOTE 16 – INCOME TAX PROVISION

Total income tax (benefit) expense consists of the following:

Years ended December 31,	2024	2023

Current provision (benefits):
Federal	$-	$-
State	915	-
Total current provision (benefits):	$915	$-

Deferred provision (benefits):
Federal	$-	$-
State	-	-
Total deferred provision (benefits)	$-	$-

Total tax provision (benefits)	$915	$-

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

Years ended December 31,	2024	2023

Effective tax rates:
Statutory federal rate	21.00%	21.00%
State income taxes	8.84%	8.84%
Permanent differences for tax purposes and others	-%	-%
Change in valuation allowance	(29.84)%	(29.84)%

Effective tax rate	-%	-%

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The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21% and California state income taxes of 8.84% due to the change in the valuation allowance.

Years ended December 31,	2024	2023

Deferred tax assets:
Net operating loss	$8,153,000	$6,755,000
Other temporary differences	-	-
Total deferred tax assets (liabilities)	8,153,000	$6,755,000
Less – valuation allowance	(8,153,000)	(6,755,000)

Total deferred tax assets, net of valuation allowance	$-	$-

Deferred income taxes reflect the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

As of December 31, 2024 and 2023, the Company had available net operating loss carryovers of approximately $27.3 million and $22.6 million, respectively. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax year ended 2018 and later and subject to California authorities for tax year ended 2017 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As December 31, 2024 and December 31, 2023, the Company has no accrued interest or penalties related to uncertain tax positions.

As of December 31, 2024, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $27.3 million. In addition, the Company had state tax net operating loss carryforwards of the same amount. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Commitments

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of maintenance and other operating expenses from their real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

F-41

The Company does not have any long-term leases and leases are on a month-to-month basis as of December 31, 2024 and 2023. Total rent expense was $69,389 and $159,216 for the years ended December 31, 2024 and 2023, respectively.

Contingencies

From time to time, the Company is involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred, and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders.

The following is a summary of our current outstanding litigation:

●	Mentom Eyewear Inc. – A legal action was filed in the Los Angeles Superior Court against Limitless X Holdings Inc., four of its officers, and an unrelated company, alleging the breach of an Implied In-Fact Agreement and other causes of action related to it. We argued that there was no such agreement and demanded a dismissal of the action. The case was dismissed with an entry of dismissal filed by Mentom Eyewear Inc. on May 28, 2024.

●	Harpo Inc. – A legal action was filed in the Central District of California against Limitless X Inc. and two of its officers along with Emblaze One, Inc., alleging trademark infringement and dilution, unfair competition, false advertising, and violation of the right of publicity, all based on allegations that one of our advertisements contained the unauthorized use of a celebrity’s name and intellectual property, Harpo Inc. and OW Licensing Company LLC v. Emblaze One, Inc., et al., Case Number 2:23-cv-04459 VAP (ASx). Any exposure stemming from this action would be subject to indemnity from the advertising network responsible for the ads in question. We filed an answer and are currently engaging in the discovery process, including investigating the third-party liability. No liability has been recorded for this litigation because the Company believes that any such liability is not reasonably estimable at this time.

●	Lace Marketing LLC - A new case was filed and just served on us in early April 2025. The case is titled Lace Marketing LLC dba Leisurepay v. Limitless X Holdings Inc, et al, (with 9 other unrelated parties named as defendants), Case number 2024L014194 in Circuit Court of Cook County, Illinois. Liability is not estimable but we believe Limitless was wrongfully named and have a full defense as no contract or business relationship exists with this plaintiff and we are planning to file a motion to dismiss.

NOTE 18 – SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2024. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	January 2, 2025 – Effective as of January 2, 2025, the Company filed a Certification of Designation of Class C Convertible Preferred Stock (the “Certificate”) with the Delaware Secretary of State and in accordance with the Delaware General Corporation Law. The Company currently has 30,000,000 shares of preferred stock (“Preferred Stock”) authorized. Of the 30,000,000 authorized shares of Preferred Stock, 500,000 shares are designated as Class A Convertible Preferred Stock (the “Class A Stock”), all of which are issued and outstanding. Additionally, 11,000,000 shares of the Preferred Stock are designated as Class B Convertible Preferred Stock (the “Class B Stock”), of which 531,356 shares are issued and outstanding. The Company has 300,000,000 shares of common stock (“Common Stock”) authorized, of which 7,179,961 shares are issued and outstanding. The Certificate designates 5,000,000 shares of the Company’s Preferred Stock as Class C Convertible Preferred Stock with a par value of $0.0001 per share (“Class C Stock”). The Class C Stock ranks (i) junior to the Class A Stock and Class B Stock, (ii) senior to any other class or series of outstanding Preferred Stock or Common Stock, and (iii) prior to any other class or series of capital stock of the Company hereafter created, and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (the “Class C Stock Distribution Ranking”). The Class C Stock is not entitled to dividends except as required by law. The Class C Stock shall have no voting rights other than as set forth in the Certificate or as required by law.

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●	January 13, 2025 – Effective as of January 13, 2025, the Company entered into a Settlement Agreement and Release of Claims (each, a “Settlement Agreement” together, the “Settlement Agreements”) with each of (a) Jaspreet Mathur, the Company’s Chief Executive Officer; (b) Rob D. Cucher, the Company’s Vice President of Legal Affairs; (c) Danielle Young, the Company’s Chief Operating Officer, (d) Benjamin Chung, the Company’s Chief Financial Officer, and (e) two (2) non-executive employees (each individual in (a)-(e), an “Employee”). Under the Settlement Agreements, the Company issued an aggregate of 1,340,598 shares of its common stock to each Employee a party thereto (each issuance, a “Settlement Payment”) in exchange and in full and complete consideration for such Employee’s execution of the Settlement Agreement, and in full and complete consideration for the resolution of any and all issues related to such Employee’s employment (in particular, disputes or claims arising out of compensation allegedly owed and unpaid to such Employee during the period beginning on September 1, 2024 and ending on December 15, 2024 (“Accrual Period”). Each Employee agreed that the Settlement Payment payable to it was above-and-beyond any prior or deferred wages due to such Employee during the Accrual Period. The number of shares issued to each Employee in the Settlement Agreement was calculated using the Company’s average stock price during the Accrual Period, which was $0.40 per share. The Settlement Payment to each Employee was as follows: (a) to Mr. Mathur, 729,155 shares of the Company’s common stock, the equivalent of $291,662; (b) to Mr. Cucher, 182,280 shares of the Company’s common stock, the equivalent of $72,912; (c) to Ms. Young, 145,833 shares of the Company’s common stock, the equivalent of $58,333; (d) to Mr. Chung, 130,205 shares of the Company’s common stock, the equivalent of $52,082; and (e) to the non-executive employees, an aggregate of 153,125 shares of the Company’s common stock, the equivalent of $61,250 of wages owed in the aggregate.

●	January 13, 2025 – On January 13, 2025, the Company entered into debt conversion agreements with 4 vendors to settle outstanding debts in the aggregate amount of $7,963,978.93. Under these agreements, the Company issued an aggregate of 320,094 shares of Class C Stock. These shares can convert into 32,009,400 shares of the Company’s common stock. The Class C Stock was priced to each vendor at 12.5% of the total amount of the debt owed to each vendor plus agreed upon interest at 12.5%.

●	January 13, 2025 – Effective as of January 13, 2025, the Company issued an aggregate of 3,285,598 shares of its common stock, which exceeds 5% of its issued and outstanding common stock, to (i) its executive officers and employees in connection with the Settlement Agreements and (ii) as fees for Board service for the last two years. As a result of these issuances, the Company has an aggregate of 12,308,613 shares of common stock issued and outstanding common stock as of January 14, 2025.

●	January 13, 2025 – Effective as of January 13, 2025, the Board granted in the aggregate 1,945,000 shares of the Company’s common stock to its directors in connection with their services as directors of the Company between May 20, 2022, through December 31, 2024 (the “Director Payments”). The number of shares issued to the directors was calculated using the Company’s average stock price during the last year, which was $0.50 per share. The Director Payments consisted of: (a) 315,000 shares to Jaspreet Mathur for his accrued director fees of $157,500; (b) 315,000 shares to Bharat Raj Mathur for his accrued director fees of $157,500; (c) 315,000 shares to Amanda Saccomanno for her accrued director fees of $157,500; (d) 260,000 shares to Dan Fleyshman for his accrued director fees of $130,000; (e) 260,000 shares to Leon Anderson for accrued director fees of $130,000; (f) 240,000 shares to Michael Braun for accrued director fees of $120,000; and (g) 240,000 shares to Hassan Iddrissu for his accrued director fees of $120,000. No director received any compensation for his or her Board services prior to this date.

F-43

●	January 23, 2025 – Effective as of January 23, 2025, the Company filed a Certificate of Designation of Series D 15% Cumulative Redeemable Perpetual Preferred Stock (the “Certificate”) with the Delaware Secretary of State and in accordance with the Delaware General Corporation Law. The Company currently has 30,000,000 shares of preferred stock (“Preferred Stock”) authorized. Of the 30,000,000 authorized shares of Preferred Stock, 500,000 shares are designated as Class A Convertible Preferred Stock (the “Class A Stock”), all of which are issued and outstanding. 11,000,000 shares of the Preferred Stock are designated as Class B Convertible Preferred Stock (the “Class B Stock”), of which 531,356 shares are issued and outstanding. Additionally, 5,000,000 shares of the Preferred Stock are designated as Class C Convertible Preferred Stock (the “Class C Stock”), of which 320,094 shares are issued and outstanding. The Company has 300,000,000 shares of common stock (“Common Stock”) authorized, of which 12,235,708 shares are issued and outstanding as of January 23, 2025. The Certificate designates 5,000,000 shares of the Company’s Preferred Stock as Series D 15% Cumulative Redeemable Perpetual Preferred Stock, par value of $0.0001 per share (“Series D Stock”). The Series D Stock ranks (i) junior to the Class A Stock, Class B Stock, and Class C Stock and all of the Company’s existing and future indebtedness (including indebtedness convertible into the Company’s Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Company’s existing subsidiaries and any future subsidiaries, (ii) senior to any other class or series of outstanding Preferred Stock or Common Stock, (iii) on parity with all equity securities issued by the Company with terms specifically providing that those equity securities rank on parity with the Series D Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution, or winding up, and (iv) senior to any other class or series of capital stock of the Company hereafter created, and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (the ranking of the Series D Stock in relation to items (i)-(iv), the “Series D Stock Distribution Ranking”). Holders of the Series D Stock are entitled to receive cumulative cash dividends at the rate of 15% on the stated value of $25.00 per share of the Series D Preferred Stock per annum (equivalent to $3.75 per annum per share) (the “Series D Stock Dividend”). The Series D Stock Dividend is payable every quarter as and if declared by the Company’s board of directors and as permitted by law.

●	January 24, 2025 – Effective as of January 24, 2025, the Company entered in consulting agreement with Limitless Performance Inc. (“LPI”) (the “Consulting Agreement”), an entity wholly-own by Jaspreet Mathur, a greater than 10% shareholder and the Chief Executive Officer (“CEO”) and Chairman of the board of directors (“Chairman”) of the Company. Under the Consulting Agreement, LPI is to assist the Company in identifying and securing cost-effective manufacturing processes, including international distribution and production, in the development of new products, including but not limited to different forms of brain supplements, coffee boosters, and other similar products. The term of the Consulting Agreement is three (3) years and automatically renews for succeeding terms of one (1) year unless either party gives notice to the other at least 30 days prior to the expiration of any term of their intention not to renew. The Company is to pay LPI on January 27, 2025, with a grant of 133,333 immediately exercisable stock options per the Company’s 2022 Stock Option Incentive Plan. The Company may pay performance-based incentives in the form of additional stock issuances or cash equivalents to LPI at some later date upon the mutual agreement of the parties dependent upon the Company’s growth.

●	January 24, 2025 – Effective as of January 24, 2025, Limitless X, Inc., a Nevada corporation (“Limitless X”) and wholly-owned subsidiary of the Company entered into an amendment (the “Amendment”) to the Manufacturing and Distributorship License Agreement, dated as of December 1, 2021, by and between Limitless X and LPI (the “Original License Agreement”). LPI is wholly-owned by Jaspreet Mathur, the Company’s CEO, Chairman and significant shareholder. In the Amendment, LPI agreed to waive its right to receive royalty payments under the License Agreement for a period of three (3) years, to end on December 31, 2027. All other terms of the Original License Agreement remained the same.

●	January 24, 2025 – On January 24, 2025, Limitless Films advanced a $1 million bridge loan (the “Bridge Loan Agreement”) to a film producer, Gentleman Thief LLC (“Borrower” or “Producer”) to finance part of the pre-production budget for the Producer’s upcoming film, The Gentleman Thief (the “Picture”), starring John Travolta. This loan is secured by copyright ownership in both the film and its script. An affiliate of the Company and Limitless Films, EM1 Capital LLC, solely owned and managed by Jaspreet Mathur, the Company’s Chief Executive Officer, Chairman of the Company’s board of directors, and a significant shareholder, loaned Limitless Films $1 million (“EM1 Loan”) to enable Limitless Films to advance the $1 million bridge loan to Borrower pursuant to the terms of the Bridge Loan Agreement. The EM1 Loan bears an interest rate of five percent (5.0%) per annum and matures on January 22, 2026. The bridge loan bears an interest rate of twelve and one-half percent (12.5%) per annum from the date that the loan funds were received by Borrower. The maturity date of the bridge loan is ninety (90) days following the effective date of the Bridge Loan Agreement, which may be extended by Limitless Films in its sole discretion for a period of thirty (30) days. Limitless Films agreed to extend the maturity date until September 15, 2025 in exchange for a $25,000 penalty to be paid by Borrower by June 30, 2025. The Bridge Loan Agreement grants Limitless Films a security interest in the underlying rights of the film.

F-44

●	January 29, 2025 – On January 29, 2025, the Board of Directors (the “Board”) of Limitless X Holdings Inc. (the “Company”) approved an award of stock options (“Options”) to purchase shares of common stock, $0.0001 par value per share (“Common Stock”), to the Company’s executive officers and directors as follows: 200,000 Options to Jaspreet Mathur, the Company’s Chief Executive Officer and Chairman; 75,000 Options to Rob Cucher, the Company’s VP of Legal Affairs; 25,000 Options to Benjamin Chung, the Company’s Chief Financial Officer; 75,000 Options to Danielle Young, the Company’s Chief Operating Officer; 50,000 Options to Bharat Raj Mathur, a member of the Board; and 50,000 Options to Arthur Sarkissian, a member of the Board. These Options, which have an exercise price of $0.52 per share, vested immediately upon grant. These Options were awarded pursuant to the Company’s 2022 Incentive and Nonstatutory Stock Option Plan (the “Option Plan”) previously filed by the Company as Exhibit 4.3 to the Company’s Registration Statement on Form S-1 as filed with the U.S. Securities and Exchange Commission (“SEC”) on February 14, 2024, and the above summary of the terms of these Options is qualified in its entirety by reference to the Option Plan.

●	January 29, 2025 – On January 29, 2025, the Board also approved an award of shares of Common Stock restricted under Rule 144 of the Securities Act of 1933, as amended (“Restricted Stock”) to the Company’s executive officers as follows: 333,333 shares of Restricted Stock to Jaspreet Mathur, the Company’s Chief Executive Officer and Chairman; 150,000 shares of Restricted Stock Options to Rob Cucher, the Company’s VP of Legal Affairs; 50,000 shares of Restricted Stock to Benjamin Chung, the Company’s Chief Financial Officer; and 150,000 shares of Restricted Stock to Danielle Young, the Company’s Chief Operating Officer. The shares of Restricted Stock were awarded pursuant to the Company’s 2022 Restricted Stock Plan (the “Restricted Stock Plan”) previously filed by the Company as Exhibit 4.2 to the Company’s Registration Statement on Form S-1 as filed with the SEC on February 14, 2024, and the above summary of the terms of the Restricted Stock is qualified in its entirety by reference to the Restricted Stock Plan.

●	February 5, 2025 – Effective as of February 5, 2025, the Company, along with it wholly-owned subsidiary, Limitless X Inc., a Nevada corporation (“LSX”), entered into an endorsement agreement with Blowout Enterprises, LLC (“Blowout”), f/s/o Paul Michael DelVecchio Jr., p/k/a “Pauly D” a/k/a “DJ Pauly D” (“Pauly D”) (the “Endorsement Agreement”). The initial term of the endorsement agreement is three years and shall automatically renew for successive one-year terms unless a party gives notice of its intent not to renew at least 30 days prior to the expiration of any term. Under the Agreement, Blowout agreed to cause Pauly D to endorse and exclusively promote LSX’s dietary supplement products, specifically including the Company’s Oneshot Pre-Workout and such other mutually approved products (the “Endorsement”). In exchange for the Endorsement, the Company agreed to pay Blowout, on a pay-or-play basis, cash compensation of $150,000 per contract year. Additionally, the Company agreed to pay Blowout compensation in the form of the Company’s common stock, restricted under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) (“Restricted Stock”), equivalent to the fair market value of $100,000 based on the 30-day volume weighted average price. The Company is to pay Blowout $50,000 of Restricted Stock within a reasonable period of time following the execution of the Endorsement Agreement. The remaining $50,000 of Restricted Stock shall be paid by the Company to Blowout on the twelve-month anniversary of the effective date.

●	February 7, 2025 – On February 7, 2025, the Company entered into a debt conversion transaction with Jaspreet Mathur to settle outstanding debt in the amount of $3,000,000, plus accrued interest the amount of $375,000, for an aggregate debt in the amount of $3,375,000. The Debt Conversion Agreement is attached as Exhibit 10.1 to this Current Report. In exchange for cancelling the Debt, The Company issued an aggregate of 135,000 shares of Series D 15% Cumulative Redeemable Perpetual Preferred Stock, par value of $0.0001 per share (“Series D Stock”) to Mr. Mathur. The Class D Stock was priced to 12.5% of the total amount of the debt owed to each vendor plus agreed upon interest at 12.5%. The shares of the Company’s Class D Stock are “restricted securities” as defined in Rule 144 of the Securities Act and are subject to restrictions on transfer and sale under applicable federal and state securities laws. The Company filed a Certificate of Designation (“Certificate”) for the Series D Preferred Stock with the Delaware Secretary of State on January 24, 2025. Holders of the Series D Stock are entitled to receive cumulative cash dividends at the rate of 15% on the stated value of $25.00 per share of the Series D Preferred Stock per annum (equivalent to $3.75 per annum per share) (the “Series D Stock Dividend”). The Series D Stock Dividend is payable every quarter as and if declared by the Company’s board of directors and as permitted by law. The Series D Preferred Stock has no voting rights, other than as set forth in the Certificate of Designation or as required by law. The Company may, at its option, redeem the Series D Stock (i) on or after the second anniversary of the date of the issuance of the Series D Stock, or (ii) at any time upon a Change of Control (as defined in the Certificate). The Series D Stock is not redeemable by the holders of the Series D Stock under any circumstances. The cash redemption price of the Series D Stock is $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date. The Series D Stock is not convertible into or exchangeable for any shares of Common Stock or other capital stock of the Company.

●	March 21, 2025 – Effective as of March 21, 2025 (“Effective Date”), Jaspreet Mathur (the “Holder”), Chief Executive Officer, Chairman, and a greater than 10% shareholder in Limitless X Holdings Inc. (the “Company”) entered into a promissory note with the Company (the “Promissory Note”) in the amount of $500,000.00 plus accrued interest at the agreed upon rate of 12.5% fixed equaling the total sum of $562,500.00 (the “Full Balance”). The Company will pay Holder the Full Balance on or before the Maturity Date (defined herein below). The Maturity Date of the Promissory Note is (i) September 21, 2025 or (ii) the date on which the Company secures funding of at least $1 million in an offering, whichever comes first (the “Maturity Date”). Additionally, in consideration for Holder’s willingness to enter into the Promissory Note, the Company shall cause to be issued in the aggregate 225,000 shares of the Company’s common stock and 10,000 shares of the Company’s Class D Preferred Stock to the Holder within two business days (or a reasonable time) after the Effective Date. The issuance of restricted shares of the Company’s common stock and Class D Preferred Stock under the Promissory Note is exempt from registration under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The Holder is sophisticated and represented in writing that he is an accredited investor and acquired the securities for his own account for investment purposes. A legend will be placed on the stock certificates issued to Holder stating that the securities are “restricted securities” under Rule 144 of the Securities Act, have not been registered under the Securities Act and cannot be sold or otherwise transferred without registration or an exemption therefrom.

F-45

EXHIBIT A

LIMITLESS X HOLDINGS INC.

CERTIFICATE OF DESIGNATIONS OF

SERIES D 15% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Limitless X Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of as many as 30,000,000 shares of the Corporation’s preferred stock, par value $0.0001 per share (“Preferred Stock”), in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series;

WHEREAS, the Corporation has (i) designated (a) 500,000 of the Preferred Shares as Class A Convertible Preferred Stock (“Class A Stock”); (b) 11,000,000 of the Preferred Shares as Class B Convertible Preferred Stock (“Class B Stock”); and (c) 5,000,000 of the Preferred Shares as Class C Convertible Preferred Stock (“Class C Stock”); and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series D 15% Cumulative Redeemable Perpetual Preferred Stock” (the “Series D Preferred Stock”) and the number of shares constituting such series shall be 5,000,000 shares, par value $0.0001 per share and a stated value of $25.00 per share.

2. No Maturity , Sinking Fund, Mandatory Redemption. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock as provided in Section 6 hereof. The Corporation is not required to set aside funds to redeem the Series D Preferred Stock.

3. Ranking. The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (i) senior to all classes or series of the Corporation’s common stock and to all other equity securities issued by the Corporation other than equity securities referenced in clauses (ii) and (iii) of this Section 3, (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (iii) effectively junior to the Class A Stock, Class B Stock and Class C Stock and all of the Corporation’s existing and future indebtedness (including indebtedness convertible into the Corporation’s common stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Corporation’s existing subsidiaries and any future subsidiaries.

4. Dividends.

(a) Holders of shares of the Series D Preferred Stock are entitled to receive, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 15% on the stated value of $25.00 per share of the Series D Preferred Stock per annum (equivalent to $3.75 per annum per share). Commencing on the date of issuance of the Series D Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series D Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable on a quarterly basis in arrears on or after the 15th day of each quarter (each, a “Dividend Payment Date”) to the holders of record of the Series D Preferred Stock as they appear on the stock records of the Corporation at the close of business on the last day of the preceding quarter, regardless of whether a Business Day (as defined below) (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date. For purposes of this Certificate of Designations, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

(b) No dividends on shares of Series D Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accrue regardless of whether the Corporation has earnings, regardless of whether there are funds legally available for the payment of those dividends and regardless of whether those dividends are declared by the Board. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares of Series D Preferred Stock.

(d) Future distributions on the Corporation’s common stock and any other series of Preferred Stock (if issued), including the Series D Preferred Stock, will be at the discretion of the Board and will depend on, among other things, the Corporation’s results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, applicable legal requirements and any other factors the Board deems relevant. Accordingly, the Corporation cannot guarantee that it will be able to make cash distributions on its Series D Preferred Stock or what the actual distributions will be for any future period.

(e) Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment upon shares of common stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series D Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up. Nor shall any other distribution be declared or made upon shares of common stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series D Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up.

(f) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared on the Series D Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up until, but not including, the date of payment, before any distribution of assets is made to holders of the Corporation’s common stock or any other class or series of the Corporation’s capital stock that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series D Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation (although such events may give rise to the special optional redemption described in Section 6 hereof).

6. Redemption.

(a) The Series D Preferred Stock is not redeemable by the Corporation prior to the two-year anniversary of the applicable Issue Date of each respective share, except upon a Change of Control.

(b) On and after the two-year anniversary of the applicable Issue Date, the Corporation may, at its option and upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(c) Upon the occurrence of a Change of Control as defined in Section 6(d) hereof, regardless of whether before or after the two-year anniversary of the applicable Issue Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(d) A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, shall have acquired the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all the Corporation’s stock entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(e) In the event the Corporation elects to redeem the Series D Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series D Preferred Stock called for redemption at such holder’s address as it appears on the Corporation’s stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the applicable redemption price per share plus any accrued but unpaid dividends; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock (if certificated) at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j) In connection with any redemption of the Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends up to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(k) Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that the Corporation acquires may be retired and reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

7. Amendment. No provision in this Certificate of Designations may be amended, waived or modified except by an instrument in writing executed by the Corporation and a majority of the holders of record of the issued and outstanding Series D Preferred Stock as of the date of the amendment, waiver or modification, and any such written amendment, modification or waiver shall be binding upon the Corporation and each holder of the Series D Preferred Stock.

8. Voting Rights.

(a) Holders of the Series D Preferred Stock will not have any voting rights, except as required by Delaware law. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote.

(b) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9. No Preemptive Rights, No Conversion Rights. The holders of the Series D Preferred Stock will not have any preemptive rights to purchase or subscribe for the Corporation’s common stock or any other security. The Series D Preferred Stock is not convertible into or exchangeable for any of the Corporation’s common stock or other capital stock

10. Record Holders. The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

11. Adjustment. If the Corporation effects a stock dividend, a stock split, or a reverse split of the Series D Preferred Stock, the dividend, liquidation and redemption rates will be proportionately adjusted.

12. Reissuance of Series D Preferred Stock. In the event, any shares of Series D Preferred Stock are redeemed, converted, or otherwise acquired by the Corporation, the shares so converted, redeemed or otherwise acquired shall be cancelled and shall return to the status of authorized and unissued Preferred Stock of no designated class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 22nd day of January, 2025.

Limitless X Holdings Inc.

By:	/s/ Jaspreet Mathur
Jaspreet Mathur
Chief Executive Officer

PART III - EXHIBITS

Exhibit Number	Description	Form	Exhibit	Filing Date	Filed Herewith
2.1	Amended and Restated Certificate of Incorporation filed October 31, 2022	8-K	3.1	11/01/2022
2.2	Amended and Restated Bylaws	S-1	3.2	02/14/2024
2.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed December 19, 2022	8-K	3.1	12/21/2022
2.4	Class A Super Majority Convertible Preferred Shares Designation filed February 5, 2020	S-1	4.3	07/02/2020
2.5	Amended Certificate of Designation of Class A Preferred Convertible Stock	8-K	3.1	05/26/2022
2.6	Certificate of Designation of Class B Convertible Preferred Stock filed October 23, 2023	8-K	3.1	10/26/2023
2.7	Amended Certificate of Designation of Class B Preferred Convertible Stock	S-1	3.7	02/14/2024
2.8	Amended and Restated Certificate of Designation of Class C Convertible Preferred Stock, filed on January 9, 2025	8-K	3.1	01/15/2025
	Certificate of Designation of Series D 15% Cumulative Redeemable Perpetual Preferred Stock	8-K	3.1	01/27/2025
4.1	Subscription Agreement	1-A/A	4.1	04/14/2025
6.1	2022 Restricted Stock Plan	S-1	4.2	02/14/2024
6.2	2022 Stock Option Plan	S-1	4.3	02/14/2024
6.3	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Divatrim Inc., dated December 1, 2021	8-K	10.3	05/26/2022
6.4	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Smilz Inc., dated December 1, 2021	8-K	10.4	05/26/2022
6.5	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Limitless Performance Inc., dated December 1, 2021	8-K	10.5	05/26/2022
6.6	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Amarose Inc., dated December 1, 2021	8-K	10.6	05/26/2022
6.7	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated December 6, 2021	8-K	10.7	05/26/2022
6.8	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated February 11, 2022	8-K	10.8	05/26/2022
6.9	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 8, 2022	8-K	10.9	05/26/2022
6.10	Share Exchange Agreement among Bio Lab Naturals, Inc., Limitless X, Inc., and Certain Shareholders, dated May 11, 2022	8-K	2.1	05/26/2022
6.11	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 16, 2022	8-K	10.10	05/26/2022
6.12	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 18, 2022	8-K	10.11	05/26/2022
6.13	Amendment to Share Exchange Agreement, dated August 2, 2022	8-K	10.1	08/05/2022
6.14	Agreement for Purchase and Sale of Stock made as of June 1, 2023, by and between Limitless X Holding, Inc. ad Emblaze One, Inc.	10-K/A	10.12	12/03/2024

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6.15	Form of Settlement Agreement and Release of Claims between the Company and each employee dated September 10, 2024	8-K	10.1	09/16/2024
6.16	Promissory Note dated December 10, 2024 made by Limitless X Holdings, Inc. and Jaspreet Mathur dated December 10, 2024	8-K	10.1	12/16/2024
6.17	Promissory Note dated December 31, 2024 between Limitless X Holdings, Inc. and Jaspreet Mathur dated December 31, 2024	8-K	10.1	12/31/2024
6.18	Termination of Manufacturing and Distribution Agreement dated as of November 1, 2023 between Limitless X, Inc. and SMILZ Inc.	1-A	6.18	02/14/2025
6.19	Termination of Manufacturing and Distribution Agreement dated as of November 1, 2023 between Limitless X, Inc. and Divatrim Inc.	1-A	6.19	02/14/2025
6.20	Termination of Manufacturing and Distribution Agreement dated as of November 1, 2023 between Limitless X, Inc. and Amarose Inc.	1-A	6.20	02/14/2025
6.21	Debt Conversion Agreement dated as of February 10, 2025 made by and between Limitless X Holdings Inc. and Jaspreet Mathur	8-K	10.1	02/11/2025
6.22	Funding Commitment Agreement	1-A/A	6.22	04/14/2025
6.23	Agreement dated September 5, 2019 appointing Mountain Share Transfer, LLC as Transfer Agent and Registrar	1-A/A	6.23	04/14/2025
6.24	Promissory Note dated March 21, 2025 by and between Limitless X Holdings, Inc. and Jaspreet Mathur	8-K	10.1	03/25/2025
6.25	Bridge Loan Agreement by and between Limitless Films, Inc. and Gentleman Thief LLC dated January 24, 2025	1-A/A	6.25	05/30/2025
6.26	First Amendment to Manufacturing and Distributorship Agreement dated January 24, 2025	8-K	10.2	01/27/2025
6.27	Second Amendment to Manufacturing and Distributorship Agreement dated May 20, 2025	8-K	10.1	05/21/2025
6.28	Vendor Debt Conversion Agreement dated April 14, 2025 by and Between Limitless X Holdings, Inc. and Jaspreet Mathur	8-K	10.1	04/16/2025
6.29	Vendor Debt Conversion Agreement dated April 14, 2025 by and Between Limitless X Holdings, Inc. and Emblaze One, Inc.	8-K	10.2	04/16/2025
6.30	Vendor Debt Conversion Agreement dated April 14, 2025 by and Between Limitless X Holdings, Inc. and EM1 Capital LLC	8-K	10.3	04/16/2025
6.31	Promissory Note (and First Amendment) by and between Limitless X Holdings Inc. and EM1 Capital LLC dated June 9, 2025	8-K	10.1	06/13/2025
6.32	Promissory Note by and between Limitless X Holdings Inc. and EM1 Capital LLC dated June 11, 2025	8-K	10.2	06/13/2025
6.33	Related Party Loan Agreement and Promissory Note by and between Limitless Films, Inc. and EM1 Capital LLC dated January 22, 2025	1-A/A	6.33	07/07/2025
6.34	Second Amendment to Promissory Note by and between Limitless X Holdings Inc. and EM1 Capital LLC	1-A/A	6.34	07/07/2025
6.35	Addendum to Bridge Loan Agreement dated as of May 29, 2025 between Limitless X Holdings, Gentlemen Thief, LLC and Randall Emmett	1-A/A	6.35	07/07/2025
10.1	Power of Attorney (included on the signature page to the original Form 1-A Offering Circular)	1-A	10.1	02/14/2025
11.1	Consent of M&K		11.1		X
12.1	Opinion of Fox Rothschild LLP		12.1		X

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SIGNATURES

Pursuant to the requirements of Regulation , the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on July 18, 2025.

LIMITLESS X HOLDINGS INC.

By:	/s/ Jaspreet Mathur
Name:	Jaspreet Mathur
Title:	Chief Executive Officer and Chairman of the Board of Directors

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jaspreet Mathur and Benjamin Chung, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this offering statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaspreet Mathur	Chief Executive Officer and Chairman of the Board of Directors	July 18, 2025
Jaspreet Mathur	(Principal Executive Officer)

/s/ Benjamin Chung	Chief Financial Officer	July 18, 2025
Benjamin Chung	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bharat Raj Mathur	Director	July 18, 2025
Bharat Raj Mathur

/s/ Amanda Saccomanno	Director	July 18, 2025
Amanda Saccomanno

/s/ Leon Anderson	Director	July 18, 2025
Leon Anderson

/s/ Dan Fleyshman	Director	July 18, 2025
Bharat Raj Mathur

/s/ Michael Braun	Director	July 18, 2025
Amanda Saccomanno

/s/ Hassan Iddrissu	Director	July 18, 2025
Leon Anderson

/s/ Arthur Sarkissian	Director	July 18, 2025
Arthur Sarkissian

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